 Exhibit 4.1
CARDIOL THERAPEUTICS INC.
Annual Information Form
For the year ended December 31, 2020
March 31, 2021

i

GLOSSARY OF TERMS
“2018 Compensation Warrants” has the meaning set out under the heading “Business of Cardiol — Corporate History — Year Ended December 31, 2018”.
“2020 Compensation Warrants” has the meaning set out under the heading “Business of Cardiol — Corporate History — Year Ended December 31, 2020”.
“2018 Underwriters” has the meaning set out under the heading “Business of Cardiol — Corporate History — Year Ended December 31, 2018”.
“2020 Underwriters” has the meaning set out under the heading “Business of Cardiol — Corporate History — Year Ended December 31, 2020”.
“ACC” means the American College of Cardiology.
“ACE” means Angiotensin Converting Enzyme.
“ACMPR” means the Access to Cannabis for Medical Purposes Regulation (Canada) issued pursuant to the CDSA.
“Advance Notice By-Law Amendment” means the amendment of the Corporation’s by-laws on August 14, 2018 to adopt by-laws requiring advance notice of director nominees from shareholders.
“Annual Information Form” or “AIF” means this annual information form.
“ANDA” means abbreviated new drug application.
“APIs” means active pharmaceutical ingredients.
“ARBs” means Angiotensin Receptor Blockers.
“Audit Committee” means the Corporation’s Audit Committee.
“BDO” means the auditors of the Corporation, BDO Canada LLP, Chartered Professional Accountants, of 1000 De La Gauchetière Street West, Suite 200, Montréal, Québec H3B 4W5
“Bioavailability” means the proportion of a drug or other substance that enters systemic circulation when introduced into the body.
“BNP” means B-type Natriuretic Peptide.
“Board of Directors” or “Board” means the board of directors of the Corporation and “Director” means each director of the Corporation.
“By-Law Amendment” means the By-Law Quorum Amendment together with the Advance Notice By-Law Amendment.
“By-Law Quorum Amendment” means the amendment of the Corporation’s by-laws on August 14, 2018 to change the number of shares required to be represented at a meeting from a majority of such shares to 10% of such shares.
“Cannabis Act” means Cannabis Act (Canada), which came into force on October 17, 2018 and was amended on October 17, 2019 and October 17, 2020.
“Cannabis Regulations” means regulations issued pursuant to the Cannabis Act.
“Cardiol” or the “Corporation” means Cardiol Therapeutics Inc.
“CARO” means the Instituto Tecnológico y de Estudios Superiores de Monterrey’s Clinical Academic Research Organization, S.A. de C.V.
“CARO Compensation Warrants” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”.

“CARO Compensation Warrant Share” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”.
“CARO Development Activities” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”.
“CARO Development Agreement” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”.
“CARO Development Plan” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”.
“CBD” means cannabidiol.
“CCA” has the meaning set out under the heading “Regulatory Overview — Regulatory Framework in Canada for Cannabis — Provincial and Territorial Regulatory Regimes”.
“CCLA” has the meaning set out under the heading “Regulatory Overview — Regulatory Framework in Canada for Cannabis — Provincial and Territorial Regulatory Regimes”.
“CDN” means Canadian dollars.
“CDS” means CDS Clearing and Depository Services Inc.
“CDSA” means the Controlled Drugs and Substances Act, SC 1996, c 19, a Canadian federal act containing restrictions in use of controlled substances.
“CEC” means Clinical Endpoint Committee.
“CEO” means Chief Executive Officer.
“CFO” means Chief Financial Officer.
“COO” means Chief Operating Officer
“CG&C Committee” means the Corporate Governance and Compensation Committee.
“cGMP” means the FDA’s Continuing Good Manufacturing Practice regulations.
“CHMP” means the Committee for Medicinal Products for Human Use.
“CIPO” means the Canadian Intellectual Property Office.
“CIRT” means the Cardiovascular Inflammation Reduction Trial.
“CMOs” means contract manufacturing organizations.
“Common Shares” means the Class A common shares in the capital of the Corporation.
“Computershare Trust” means Computershare Trust Company of Canada, the Warrant agent.
“CRO” means contract research organizations.
“CSA” means the U.S. Controlled Substances Act.
“CTA” means clinical trial application.
“CVD” means cardiovascular disease.
“Dalton” means Dalton Chemical Laboratories, Inc., operating as Dalton Pharma Services.
“Dalton Services Agreement” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — Dalton”.
“DSMC” means the Data Safety Monitoring Committee.

“DEA” means the Drug Enforcement Agency.
“DOX” means doxorubicin.
“EMA” means European Medicines Agency.
“EPR” means enhanced permeability and retention.
“Equity Compensation Plan” means the stock option plan the Board of Directors has adopted whereby options and shares may be granted to the Corporation’s Directors, officers, employees, and consultants.
“FDA” means the U.S Food and Drug Administration.
“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.
“Founders” means the founders of Cardiol; namely, David Elsley, Dr. Eldon Smith, and Dr. Anthony Bolton.
“Free Drug” means an amount or concentration of a drug that is not encapsulated or delivered by a drug delivery system.
“GCP” means Good Clinical Practices.
“Health Canada” means the department of the government of Canada with responsibility for national public health.
“HF” means heart failure.
“HFpEF” means heart failure with preserved ejection fraction.
“HTN” means hypertension.
“ICFR” means internal controls over financial reporting.
“IFRS” means International Financial Reporting Standards.
“IND” means an FDA investigational new drug.
“IPO” means the initial public offering of the Corporation.
“IRB” means Institutional Review Boards.
“IT” means information technology.
“MAA” means marketing authorization application.
“Management” means the management of the Corporation.
“Meros” means Meros Polymers Inc.
“Meros Escrow Shares” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — Meros”.
“Meros License Agreement” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — Meros”.
“Meros Milestone” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — Meros”.
“Meros Special Warrants has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — Meros”.
“MMPR” means the Marihuana for Medical Purposes Regulations (Canada).
“nanoparticles” means particles of nano-scale — i.e., <100 nanometres in size.

“nanotherapeutics” means therapeutic drugs encapsulated within nanoparticles — i.e., particles that are <100 nanometres in diameter.
“NDA” means a new drug application under the FDA.
“NDS” means New Drug Submission.
“NI 52-110” means National Instrument 52-110 — Audit Committees.
“NLC” has the meaning set out under the heading “Regulatory Overview — Regulatory Framework in Canada for Cannabis — Provincial and Territorial Regulatory Regimes”.
“NOC” means Notice of Compliance.
“NON” means Notice of Noncompliance.
“Noramco” means Noramco, Inc.
“Option” means an option under the Equity Compensation Plan.
“Orphan Indication” means a disease affecting fewer than 200,000 citizens in the U.S. or 5 per 10,000 citizens in Europe. An orphan-designated therapeutic targeting such an indication benefits from 7 years’ market exclusivity in the U.S and 10 years’ market exclusivity in the EU.
“Over-Allotment Option” has the meaning set out under the heading “Business of Cardiol — Corporate History — Year Ended December 31, 2018”.
“PCL” means polycaprolactone.
“PEG” means polyethylene glycol.
“pharmacokinetics” or “PK” means the fate of a drug once administered, for e.g., concentration and duration retained in circulation.
“ppm” means parts-per-million.
“Purisys” means Purisys, LLC.
“Purisys Exclusive Supply Agreement” has the meaning set out under the heading “Business of Cardiol — Commercialization Relationships — Purisys”.
“Regulations” has the meaning ascribed thereto under “Regulatory Overview — Regulatory Framework in Canada for Cannabis”.
“SARS-CoV-2” means severe acute respiratory syndrome coronavirus 2.
“Shareholder” means a shareholder of the Corporation.
“SC” means subcutaneous.
“Task Force” means the Task Force on Cannabis Legalization and regulation.
“TecSalud” means TecSalud del Tecnológico de Monterrey, Mexico.
“THC” means Tetrahydrocannabinol.
“TMZ” means temozolomide.
“TLR” means Toll Like Receptor.
“TSX” means the Toronto Stock Exchange.
“U.S.” means the United States of America.
“USD” means U.S. dollars.

“Warrant Acceleration Notice” has the meaning set out under the heading “Capital Structure — Share Purchase Warrants”.
“Warrant Indenture” has the meaning set out under the heading “Capital Structure — Share Purchase Warrants”.
MEANINGS OF CERTAIN REFERENCES
In this annual information form (“Annual Information Form” or “AIF”), references to the “Corporation”, “Cardiol”, “we”, “us” or “its” are references to Cardiol Therapeutics Inc. References to “management” in this AIF mean the persons acting in the capacities of Cardiol’s President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Medical Officer. Any statements in this AIF made by or on behalf of management are made in such persons’ capacities as officers of Cardiol and not in their personal capacities.
FORWARD-LOOKING INFORMATION
This AIF contains forward-looking information that relates to the Corporation’s current expectations and views of future events. In some cases, this forward-looking information can be identified by words or phrases such as “may”, “might”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “indicate”, “seek”, “believe”, “predict”, or “likely”, or the negative of these terms, or other similar expressions intended to identify forward-looking information. Statements containing forward-looking information are not historical facts. The Corporation has based this forward-looking information on its current expectations and projections about future events and financial trends that it believes might affect its financial condition, results of operations, business strategy, and financial needs. The forward-looking information includes, among other things, statements relating to:
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our anticipated cash needs, and the need for additional financing;

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our marketing and sale of a pharmaceutically manufactured pure cannabidiol oil as a Cannabis Act product line;

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the ability for our subcutaneous product candidates to deliver cannabinoids and other anti-inflammatory drugs to inflamed tissue in the heart;

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our development of proprietary cannabidiol formulations for near-term commercialization;

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our ability to develop new formulations;

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the successful development and commercialization of our current product candidates and the addition of future products;

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our expectation of a significant increase in the market and interest for pure pharmaceutical cannabidiol products that are THC free (<10 ppm);

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the expected growth in the size of the market for cannabidiol in Canada, the United States, and internationally;

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our intention to build a pharmaceutical brand and cannabidiol products focused on addressing heart failure;

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the expected medical benefits, viability, safety, efficacy, and dosing of cannabidiol;

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patents, including, but not limited to, our ability to have patents issued covering our drugs, drug candidates and processes, as well as successfully defending oppositions and legal challenges;

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our expectation of a near-term revenue opportunity from the sale of pure cannabidiol products;

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our competitive position and the regulatory environment in which we operate;

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our financial position; our business strategy; our growth strategies; our operations; our financial results; our dividend policy; our plans and objectives; and

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expectations of future results, performance, achievements, prospects, opportunities, or the market in which we operate.

In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Forward-looking information is based on certain assumptions and analyses made by the Corporation in light of the experience and perception of historical trends, current conditions, and expected future developments and other factors it believes are appropriate and are subject to risks and uncertainties. Although we believe that the assumptions underlying these statements are reasonable, they may prove to be incorrect, and we cannot assure that actual results will be consistent with this forward-looking information. Given these risks, uncertainties, and assumptions, prospective purchasers of Securities should not place undue reliance on this forward-looking information. Whether actual results, performance, or achievements will conform to the Corporation’s expectations and predictions is subject to a number of known and unknown risks, uncertainties, assumptions, and other factors, including those listed under “Risk Factors”, which include:
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the inherent uncertainty of product development;

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our requirement for additional financing;

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our negative cash flow from operations;

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our history of losses;

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dependence on success of the sale of our pharmaceutically manufactured pure cannabidiol oil as a Cannabis Act product line and our early stage product candidates which may not generate revenue;

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reliance on management, loss of members of management or other key personnel, or an inability to attract new management team members;

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our ability to successfully design, commence, and complete clinical trials, including the high cost, uncertainty, and delay of clinical trials and additional costs associated with any failed clinical trials;

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potential negative results from clinical trials and their adverse impacts on our future commercialization efforts;

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our ability to establish and maintain commercialization organizations in the United States, Mexico, and elsewhere;

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our ability to receive and maintain regulatory exclusivities, including Orphan Drug Designations, for our drugs and drug candidates;

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delays in achievement of projected development goals;

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management of additional regulatory burdens;

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volatility in the market price for the Securities;

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failure to protect and maintain and the consequential loss of intellectual property rights;

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third-party claims relating to misappropriation by our employees of their intellectual property;

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reliance on third parties to conduct and monitor our pre-clinical studies and clinical trials;

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our product candidates being subject to controlled substance laws which may vary from jurisdiction to jurisdiction;

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changes in laws, regulations, and guidelines relating to our business, including tax and accounting requirements;

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our reliance on current early-stage research regarding the medical benefits, viability, safety, efficacy, and dosing of cannabinoids;

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claims for personal injury or death arising from the use of products and product candidates produced by us;

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uncertainty relating to market acceptance of our product candidates;

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our lack of experience in commercializing any products;

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the level of pricing and reimbursement for our products and product candidates, if approved;

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our dependence on Dalton and other contract manufacturers;

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unsuccessful collaborations with third parties;

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business disruptions affecting third party suppliers and manufacturers;

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lack of control in future prices of our product candidates;

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our lack of experience in selling, marketing, or distributing our products;

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competition in our industry;

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our inability to develop new technologies and products and the obsolescence of existing technologies and products;

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unfavorable publicity or consumer perception towards cannabidiol;

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product liability claims and product recalls;

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expansion of our business to other jurisdictions;

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fraudulent activities of employees, contractors, and consultants;

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our reliance on key inputs and their related costs;

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difficulty associated with forecasting demand for products;

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operating risk and insurance coverage;

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our inability to manage growth;

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conflicts of interest among our officers and directors;

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managing damage to our reputation and third-party reputational risks;

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relationships with customers and third-party payors and consequential exposure to applicable anti kickback, fraud, and abuse and other healthcare laws;

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exposure to information systems security threats;

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no dividends for the foreseeable future;

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future sales of Common Shares by existing shareholders causing the market price for the Common Shares to fall;

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the issuance of Common Shares in the future causing dilution; and

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the impact of the recent novel coronavirus (“COVID-19”) pandemic on our operations, including clinical trials.

If any of these risks or uncertainties materialize, or if assumptions underlying the forward-looking information prove incorrect, actual results might vary materially from those anticipated in the forward-looking information.
Information contained in forward-looking information in this AIF is provided as of the date of this AIF, and the Corporation disclaims any obligation to update any forward-looking information, whether as a result of new information or future events or results, except to the extent required by applicable securities laws. Accordingly, potential investors should not place undue reliance on forward-looking information.
DATE OF INFORMATION
The information in this AIF is presented as of December 31, 2020, unless otherwise indicated.
PRESENTATION OF FINANCIAL INFORMATION
Unless otherwise indicated, all references to “$” or “dollars” are to Canadian dollars, which is Cardiol’s functional currency. The fiscal year end of all entities within the corporate structure of Cardiol is December 31. Cardiol’s financial statements are prepared in accordance with International Financial Reporting Standards

(“IFRS”). References to H1 refer to the six-month period ending June 30 of the relevant fiscal year, and references to H2 refer to the six-month period ending December 31 of the relevant fiscal year.
THIRD-PARTY INFORMATION
Unless otherwise indicated, information contained in this AIF concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunities and market share, is based on information from independent industry organizations, other third-party sources (including industry publications, surveys, and forecasts), and management studies and estimates.
Unless otherwise indicated, our estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and include assumptions made by us which we believe to be reasonable based on our knowledge of our industry and markets. Although Cardiol believes these sources to be generally reliable, market and industry data are subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Our internal research and assumptions have not been verified by any independent source, and we have not independently verified any third-party information. While we believe the market position, market opportunity, and market share information included in this AIF are generally reliable, such information is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Forward-Looking Statements” and “Risk Factors”.
CORPORATE STRUCTURE
The Corporation was incorporated under the Business Corporations Act (Ontario) on January 19, 2017. The Corporation has no subsidiaries.
The head and registered office of the Corporation is located at Suite 602 — 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5, Canada.
On August 14, 2018, the Board of Directors of the Corporation approved an amendment and restatement of By-law No. 1 of the Corporation to: (i) amend the by-law to change the number of shares required to be represented at a meeting from a majority of such shares to twenty-five percent (25%) of such shares (the “By-Law Quorum Amendment”); and (ii) adopt by-laws requiring advance notice of director nominees from Shareholders (the “Advance Notice By-Law Amendment” and, together with the By-Law Quorum Amendment, the “By-Law Amendment”). The purpose of the By-law Quorum Amendment is to ensure that if the Corporation’s shares become widely held, a quorum for meetings of Shareholders will be more easily obtained. The purpose of the Advance Notice By-Law Amendment is to ensure that an orderly nomination process is observed, that Shareholders are well-informed about the identity, intentions, and credentials of director nominees, and that Shareholders vote in an informed manner after having been afforded reasonable time for appropriate deliberation. The By-Law Amendment was confirmed by an ordinary resolution of Shareholders of the Corporation on August 28, 2018.
The Board approved a subsequent amendment to By-law No. 1 of the Corporation, which removed the requirement that the Chairman of the Board be named the Chief Executive Officer of the Corporation. This amendment was confirmed by an ordinary resolution of Shareholders of the Corporation on August 28, 2018.
The Articles of the Corporation were amended on February 13, 2017 to provide that its authorized capital consists of an unlimited number of Common Shares and make certain amendments of a “housekeeping” nature. The Articles of the Corporation were amended on August 29, 2018 to remove certain share transfer restrictions and to split each issued and outstanding Common Share into two Common Shares. All current and comparative references to the number of shares have been restated to give effect to the stock split, unless otherwise noted.
See “Capital Structure”.

BUSINESS OF CARDIOL
Corporation’s Overview
The Corporation is a clinical-stage biotechnology company focused on the research and clinical development of anti-inflammatory therapies for the treatment of CVD. The Corporation recently received approval from the FDA for its IND application to commence a Phase II/III, double-blind, placebo-controlled clinical trial investigating the efficacy and safety of its lead product, CardiolRx™, in hospitalized COVID-19 patients with a prior history of, or risk factors for, CVD. CardiolRx is an ultra-pure, high concentration cannabidiol oral formulation that is pharmaceutically produced, manufactured under cGMP, and is THC free (<10 ppm).
COVID-19, a disease caused by the SARS-CoV-2, is primarily a respiratory disease. However, an increasing number of reports indicate that COVID-19 patients are at higher risk of developing cardiovascular complications. Furthermore, patients with underlying CVD are more likely to develop severe cases of COVID-19 and have a worse prognosis. A recent study published in the Journal of the American Medical Association Cardiology showed that 35% of hospitalized COVID-19 patients had underlying CVD. In this study, patients with underlying CVD and myocardial injury had a significantly higher rate of mortality than patients without these complications.
The rationale for using cannabidiol to treat patients with COVID-19 who have a prior history of, or risk factors for, CVD, is based on extensive pre-clinical investigations by Cardiol and others in models of cardiovascular inflammation which have demonstrated that cannabidiol has impressive anti-inflammatory and anti-fibrotic activity, as well as anti-ischemic, and anti-arrhythmic action, and that it improves myocardial function in models of heart failure. In pre-clinical models of cardiac injury, cannabidiol was shown to be cardio-protective by reducing cardiac hypertrophy, fibrosis, and the production of certain re-modelling markers, such as cardiac B-type Natriuretic Peptide, which is typically elevated in patients with heart failure. These data were accepted for presentation at the American College of Cardiology’s 69th Annual Scientific Session held virtually on March 28 – 30, 2020.
Cardiol is also planning to file an IND for a Phase II international trial of CardiolRx in acute myocarditis, a condition caused by inflammation in heart tissue, which remains the most common cause of sudden cardiac death in people less than 35 years of age, and is developing a subcutaneous formulation of CardiolRx for the treatment of inflammation in the heart that is associated with the development and progression of heart failure. Heart failure is the leading cause of death and hospitalization in North America, with associated annual healthcare costs in the U.S. alone exceeding $30 billion1.
In parallel with the clinical programs in inflammatory heart disease, Cardiol is also developing a commercial opportunity in the Canadian medical cannabinoid market through an exclusive supply agreement with Medical Cannabis by Shoppers™. Cardiol’s Cortalex™ brand is the first THC free (<10 ppm) extra-strength cannabidiol formulation developed for patients who wish to avoid THC or for whom THC exposure is not recommended. Cortalex is manufactured in a Health Canada approved, FDA registered, cGMP facility that meets the quality standards set by the pharmaceutical industry. This quality standard ensures that Cortalex meets the highest standards for product purity, consistency, and reproducibility.
Cardiol brings together a wealth of research and development experience, advanced manufacturing capabilities, and a Management team, Board of Directors, and Scientific Advisory Board comprising business and thought leaders with extensive industry experience and expertise in commercializing proprietary drugs.
Corporate History
For over 25 years, the Founders — David Elsley, Dr. Eldon Smith, and Dr. Anthony Bolton — have had an active interest in the role that inflammation plays in a number of serious medical conditions, including heart failure. Prior to the formation of Cardiol, the Founders pursued scientific and clinical research in this area and were successful in securing funding to support the development of novel therapeutics from concept through to completion of Phase III multi-center and multi-national clinical trials (See “Directors and Management — Biographies of Directors and Executive Officers”). Based on an extensive review of the

1
Cook, C., Cole, G., Asaria, P., Jabbour, R. & Francis, D.P. The annual global economic burden of heart failure. International Journal of Cardiology 171, 368-376 (2014)

scientific literature conducted in late 2014, the Founders identified cannabidiol as a molecule of interest to investigate in heart failure pathology due to its anti-inflammatory, anti-fibrotic, and cardioprotective properties.
Cardiol was incorporated on January 19, 2017 and in June 2017, the Company entered into an exclusive manufacturing supply agreement with Dalton to support the Corporation’s research programs. Dalton is a Health Canada approved and FDA registered cGMP manufacturer of over 200 Active Pharmaceutical Ingredients (APIs), including pharmaceutical cannabinoids, with manufacturing capability scalable to support all stages of the regulatory process (Phase I, II, III or commercial). During August and September 2018, the Corporation initiated a comprehensive USD $3 million research and development collaboration with TecSalud and Nano4heart, both of the Instituto Tecnológico y de Estudios Superiores de Monterrey, Mexico, combining the significant research capability of TecSalud, with the nanotechnology expertise of Nano4heart and the research and clinical development expertise of Cardiol, for the purpose of working towards a common goal of advancing the treatment of heart failure.
Following is a description of Cardiol’s development over its last three completed financial years.
Year Ended December 31, 2018
In May 2018, Cardiol completed the first tranche of a $10.5 million private placement of convertible debentures at a price of $1,000 per debenture bearing an interest of 8% per annum (the “8% Convertible Debentures”). The second tranche ($2.4 million) was completed in August 2018. The 8% Convertible Debentures bore interest at a rate of 8.00% per annum (on a compounded basis), payable semi-annually in arrears and were to mature on May 31, 2019. The 8% Convertible Debentures, including accrued and unpaid interest, were converted into 4,513,612 Common Shares at $2.875 per share, upon completion of the IPO.
In August 2018, Cardiol entered into a research contract with the Houston Methodist DeBakey Heart & Vascular Center to build upon the initial research in an experimental model of heart failure.
During August and September 2018, the Corporation initiated a comprehensive USD $3 million research and development program with the Instituto Tecnológico y de Estudios Superiores de Monterrey’s Clinical Academic Research Organization, S.A. de C.V. in collaboration with TecSalud to advance the development of the Corporation’s CTX series of nanotherapeutics for the treatment of heart failure.
In September 2018, Cardiol entered into an exclusive supply agreement with Noramco, a global leader in the manufacture and supply of controlled drug substance APIs. Subsequently, this agreement was assigned to Purisys, an affiliate of Noramco headquartered in Athens, Georgia. This assignment had no impact on Cardiol’s rights under the original Agreement.
On December 20, 2018, the Corporation completed its IPO by issuing 3,000,000 units (the “Units”) of the Corporation at a price of $5.00 per Unit for gross proceeds of $15,000,000. Each Unit consisted of one Common Share and one warrant (“2018 Warrant). Each 2018 Warrant was exercisable into one Common Share at the price of $6.50 per Common Share for a period of two years, subject to accelerated expiry if, at any time, the volume weighted average trading price of the Common Shares was equal to or greater than $10.00 for any 10 consecutive trading day period.
The IPO was conducted through a syndicate of underwriters (the “2018 Underwriters”). The Corporation granted the 2018 Underwriters an over-allotment option (the “Over-Allotment Option”), which could be exercised in whole or in part, for a period of 30 days from closing of the IPO, to purchase additional: (a) Units at a price of $5.00 per Unit; (b) Common Shares at a price of $4.62 per Common Share; (c) 2018 Warrants at a price of $0.38 per 2018 Warrant; or (d) any combination of Common Shares and 2018 Warrants, so long as the aggregate number of each of the Common Shares and 2018 Warrants that were issued under the Over-Allotment Option did not exceed 450,000 Common Shares and 450,000 2018 Warrants.
The 2018 Underwriters were paid cash fees of $900,000 and 180,000 compensation warrants (the “2018 Compensation Warrants”). Each 2018 Compensation Warrant entitled the holder to acquire one Common Share at a price of $5.00 for a period of 12 months from the date of closing of the IPO.

Year Ended December 31, 2019
In January 2019, the remaining outstanding 8% Convertible Debenture, with a face value of $400,000, was converted into 2,700,000 Common Shares.
In January 2019, the Corporation granted 150,000 stock options to a certain officer of the Corporation. Each stock option allows the holder to acquire one Common Shares at an exercise price of $4.30 and expires on January 2, 2026. The options vested on grant.
In January 2019, the Corporation granted 285,000 stock options to certain employees and consultants of the Corporation. Each stock option allows the holder to acquire one Common Shares at an exercise price of $5.34: 125,000 stock options vest 25% every three months from the grant date and expire July 24, 2020. 100,000 stock options vest 25% every three months from the grant date and expire January 24, 2024. 60,000 stock options vest 1/3 each on the first, second, and third anniversaries of the grant date and expire January 24, 2026.
In January 2019, an additional 374,544 Common Shares at $4.62 per share for gross proceeds of $1,730,393 were granted under the Over-Allotment Option. As a result, an additional 22,472 Compensation Warrants were issued.
In March 2019, the Corporation announced the appointment of Thomas (Tom) Moffatt, BBA, as Chief Commercial Officer. Mr. Moffatt was most recently the Chief Operating Officer and Vice-President, Operations at Rx Drug Mart Inc., where he was responsible for the growth, marketing, and development of all operations for more than 45 stores, including marketing, personnel, and strategic activities. Established in 2015, Rx Drug Mart is a pharmacy retail organization. Mr. Moffatt gained extensive experience during a tenure of more than 20 years at Shoppers Drug Mart Inc. (“Shoppers”), where he honed his analytical skills, specifically in the areas of finance, marketing, communications and development, P&L, merchandising, and corporate strategy. He rose through the ranks from Director Operations Ontario West, to National Vice-President Operations and Strategy. Following his wide-ranging career at Shoppers, Mr. Moffatt joined World Vintners Inc. where he was Senior Vice-President Retail and Corporate Development, Corporate Secretary, and President Retail. Mr. Moffatt oversaw the company’s purchase and merger of two wine-producing and retail entities prior to their sale in 2008. He also developed and launched new wine brands specifically for big-box retailers and Independent Wine Dealers. From 2010 to 2015, Mr. Moffatt was Senior Director of Mergers and Acquisitions/Pharmacy Operations at Loblaw Companies Ltd. and participated in the successful acquisition of Shoppers. Mr. Moffatt also established the current set of operational standards for the 503-store pharmacy group.
In March 2019, the Corporation cancelled 40,000 stock options exercisable at $5.00 and originally set to expire August 30, 2025.
In April 2019, the Corporation granted 140,000 stock options to certain officers and consultants of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $5.77 and expires on April 1, 2026. The options vest 1/3 each on the first, second, and third anniversaries of the grant date.
In April 2019, the Corporation granted 60,000 stock options to a certain officer of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $5.42 and expires on April 4, 2026. The options vest 1/3 each on the first, second, and third anniversaries of the grant date.
In June 2019, the Corporation announced it is planning a clinical trial in acute myocarditis utilizing its CardiolRx CBD formulation. See “Business of Cardiol — Overview of Business — Phase II study — Acute myocarditis”.
In October 2019, the Corporation completed the manufacturing scale-up for commercialization of its CBD formulation.
In October 2019, the Corporation granted 160,000 stock options to certain employees of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $3.23 and expires on October 15, 2024. The options vest 1/3 each on the first, second and third anniversaries of the grant date.

In October 2019, the Corporation granted 90,000 stock options to certain consultants of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $3.28 and expires on October 29, 2021. The options vest 25% every three months from the grant date.
In November 2019, the Corporation granted 50,000 stock options to a consultant of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $3.34 and expires on November 24, 2021. The options vest 50% immediately and 50% six months from the grant date.
In December 2019, the Corporation announced the appointment of Mr. Colin Stott to its Board of Directors. Mr. Stott is the former Scientific Affairs Director and International and R&D Operations Director for GW Pharmaceuticals plc (“GW Pharma”), a world leader in the development of cannabinoid therapeutics and the company which created Epidiolex®, the first FDA-approved cannabidiol therapy for use as an orphan drug in rare forms of pediatric epilepsy. Currently Chief Operating Officer of Alinova Biosciences Ltd., Mr. Stott is a veteran of the pharmaceutical and biotech industries, having almost 30 years’ experience in pre-clinical and clinical development, with specific expertise in the development of cannabinoid-based medicines, and 19 years’ experience in the field. As R&D Operations Director at GW Pharma for over 16 years, Colin was a key player in the development of their discovery and development pipeline, and was closely involved in the Marketing Authorization Application submission and approval of Sativex® and the New Drug Application submission of Epidiolex®, which was approved by the U.S. Food and Drug Administration in June 2018, and the European Medicines Agency in September 2019 (as Epidyolex®). More recently, as Scientific Affairs Director, International, he was part of the Medical Affairs team responsible for the preparation of the international launch of Epidiolex®.
Mr. Terry Lynch stepped down from the Board of Directors to accommodate Mr. Stott’s appointment.
In December 2019, the Corporation granted 60,000 stock options to a director of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $4.08 and expires on December 2, 2024. The options vest 1/3 each on the first, second, and third anniversaries of the grant date.
In December 2019, the Corporation announced it had appointed Michael J. Willner, Esq. as a Business Advisor to the Corporation. Mr. Willner has been an active investor for over forty years and is the founder of Willner Capital, Inc., an investment company specializing in both public and private equities. Over the past several years, Willner Capital has made significant investments in both the biotechnology and medicinal cannabinoid industries, focusing primarily on clinical-stage companies that seek to address significant unmet medical needs. Mr. Willner has served on numerous panels and advisory boards and as a judge in the medicinal cannabinoid industry start-up competitions and conferences. He has been quoted in the New York Times regarding his investments and is considered an expert in the medicinal/pharmaceutical cannabinoids industry. Mr. Willner currently serves on the advisory boards of CannaVC, a cannabis-focused venture capital fund for the Israeli market, managed by the Everest Group, which plans to invest in companies that have developed an innovative solution/service/product for the cannabinoid sector, and CURE Pharmaceutical®, a vertically integrated drug delivery and development company that partners with biotech and pharmaceutical companies worldwide.
In December 2019, the Corporation granted 60,000 stock options to a consultant of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $3.69 and expires on December 5, 2024. The options vest 25% every six months from the grant date.
In December 2019, the Corporation’s exclusive manufacturing partner, Dalton, received a three-year renewal and license amendment of its Cannabis Act Processing License from Health Canada. The renewal and amendment permits scaled commercial production of Cardiol’s high concentration pharmaceutical cannabidiol formulations and their sale to other license holders.
Year Ended December 31, 2020
In February 2020, the Corporation granted 109,300 stock options to certain employees and consultants of the Corporation. Each stock option allows the holder to acquire one Common Share of the Corporation at an exercise price of $3.54 and expires on February 23, 2025. The options vest 50% on grant and 50% twelve months from the grant date.
In March 2020, the Corporation announced it received a No Objection Letter from Health Canada to conduct a Phase I study of the Corporation’s pharmaceutically produced high concentration, pure cannabidiol formulation.
In March 2020, the Corporation announced that it signed a supplier agreement to become a medical cannabidiol supplier to Shoppers Drug Mart Inc. (“Shoppers”), Canada’s largest pharmacy retailer. Under the terms of the agreement, the Corporation will supply Cardiol’s pharmaceutical cannabidiol products to Shoppers for sale in all provinces and territories in Canada through Shoppers’ online store, Medical Cannabis by Shoppers™. Manufactured under cGMP and THC free (<10 ppm), Cardiol’s products are designed to be the most consistent pharmaceutical cannabidiol formulations available. Shoppers also has the right to purchase all future products available from Cardiol’s product line, subject to any and all regulations.
In April 2020, the Corporation announced that data submitted by its international research collaborators were accepted for presentation at the ACC’s 69th Annual Scientific Session & Expo together with the World Congress of Cardiology, held virtually from March 28 – 30.
The effects of Cardiol’s pharmaceutically produced cannabidiol formulation were assessed in a model of non-ischemic heart failure. Heart failure was induced by four weeks of infusion of angiotensin II, a substance that produces hypertension, cardiac enlargement, and subsequent heart failure. Two dosages of Cardiol’s cannabidiol formulation (or placebo) were administered by subcutaneous injection every three days for four weeks. In addition, the effects of CBD on angiotensin-induced hypertrophy (cell enlargement) and expression of BNP in a cardiac cell line (H9c2) were assessed. BNP is a substance released from stretched heart cells which is a widely used clinical indicator of the severity of heart failure.
The study found that Cardiol’s cannabidiol formulation significantly reduced hypertrophy and produced a dose-dependent reduction of key inflammation markers, decreases in fibrosis, and lower BNP expression. These findings confirm the anti-inflammatory and anti-fibrotic activity of Cardiol’s cannabidiol formulation in a model of heart failure. Moreover, the data show that cannabidiol reduced the amount of BNP released, thereby confirming the role of Cardiol’s cannabidiol formulation as a cardioprotective therapy.
In April 2020, the Corporation announced that data describing Cardiol’s nanotechnology approach to drug delivery were submitted by the Corporation’s international research collaborators and accepted for presentation at the ACC’s 69th Annual Scientific Session & Expo together with the World Congress of Cardiology, held virtually from March 28 – 30.
Results from this study, conducted at the Houston Methodist DeBakey Heart & Vascular Center, showed that there was a greater than 100-fold increase in uptake of Cardiol’s nanoparticles in heart failure hearts compared with control hearts in a pre-clinical model of non-ischemic heart failure. The nanoparticles localized within the diseased hearts, predominantly in areas of fibrosis. Fibrosis is an important component of the pathology of heart failure and is primarily responsible for the stiffening and reduced function of the heart muscle. Moreover, the nanoparticles accumulated within the cytoplasm of the cultured fibroblasts. This evidence of Cardiol’s nanoparticles preferentially accumulating intracellularly in fibroblasts shows potential for the successful delivery of anti-fibrotic drugs, such as cannabidiol, to the diseased region of the heart.
Cardiol’s proprietary nanotechnology is designed to enable the distribution of water insoluble drugs within the blood (aqueous) circulation, improve pharmacokinetics, and facilitate drug accumulation in the failing heart. Cardiol’s nanoparticles are based on a patented family of biocompatible and biodegradable amphiphilic block co-polymers made from PEG and PCL. Both PEG and PCL have a long history of safe use in humans.
In May 2020, the Corporation announced the filing of a new patent application covering the use of CBD to improve the outcome of patients with COVID-19. This new patent application includes the administration of CBD to reduce the severity of disease in COVID-19 patients with pre-existing cardiovascular conditions, and to prevent the progression of such conditions.
There is a growing body of experimental evidence that CBD reduces cardiac and vascular inflammation, oxidative stress, and cardiac dysfunction. Pre-clinical research in a model involving cardiac injury demonstrated that Cardiol’s pharmaceutically produced (cGMP) cannabidiol has a cardioprotective effect, resulting in a reduction of fibrosis, cardiac hypertrophy (enlargement of the heart), and the cardiac remodeling marker BNP.
In June 2020, the Corporation announced the completion of its short form prospectus offering (the “Offering”) by issuing 6,900,000 Common Share units at $2.50 per unit for gross proceeds of $17,250,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant is exercisable into one Common Share at the price of $3.25 per share for a period of two years from closing, subject to accelerated expiry if, at any time, the volume weighted average trading price of the Common Shares is equal to or greater than $4.50 for any ten consecutive trading day period.
The Offering was conducted through a syndicate of underwriters (the “2020 Underwriters”). The 2020 Underwriters were paid cash fees of $735,000 and 294,000 compensation warrants (the “2020 Compensation Warrants”). Each 2020 Compensation Warrant entitles the holder to acquire one Common Share unit at a price of $2.50 for a period of 24 months from the date of closing.
In June 2020, the Corporation announced that it appointed Steven Grasso as Business Advisor to the Corporation. Steven Grasso began his career on the floor of the New York Stock Exchange in 1993. He joined Stuart Frankel & Co. as an institutional sales trader in 1999. As Director of Institutional Sales for Stuart Frankel & Co., Steven has worked closely with some of the largest mutual funds, pension funds, insurance companies, and hedge funds in the world directly from the floor of the Stock Exchange. Over his 27-year career, Steven has actively participated in various Stock Exchange committees ranging from allocating new listings to designated market makers to developing standardized tests that the floor community uses for continuing education. Steven closely follows the Washington D.C./Markets connection, using his extensive Capitol Hill and SEC relationships to better inform his clients on policy changes and regulation.
On October 20, 2020, Cardiol announced the commercial introduction of Cortalex, a THC free (<10 ppm) extra-strength (100mg/mL concentration) oral cannabidiol formulation. The product is available for purchase across Canada exclusively at Medical Cannabis by Shoppers™ online portal, a subsidiary of Shoppers, and is the first pharmaceutically produced cannabidiol specifically formulated for the large number of patients who should not be exposed to tetrahydrocannabinol (THC).
On December 15th, 2020, Cardiol announced the appointment of CRO Worldwide Clinical Trials (“Worldwide”), as the Corporation initiates its Phase II/III trial in high-risk patients hospitalized with COVID-19 at clinical centres throughout the United States. The double-blind, placebo-controlled clinical trial is designed to investigate the efficacy and safety of CardiolRx in 422 hospitalized COVID-19 patients with a prior history of, or risk factors for, cardiovascular disease. This patient population is at significant risk of developing cardiovascular complications, which are frequently fatal, during their illness. Worldwide has been the CRO for several international COVID-19 clinical programs and has extensive experience in conducting clinical research focused on cardiovascular disease. With a global footprint, Worldwide provides drug development expertise from early phase to late-stage clinical development, post-approval, and real-world evidence studies; delivering high quality clinical programs designed to support regulatory approvals in multiple jurisdictions. Employing more than 1,900 professionals, Worldwide provides drug development support services in over 60 countries with offices in North and South America, Europe, and Asia.
On December 22, 2020, the Company announced the completion of the Phase I clinical study of CardiolRx. Cardiol’s Phase I double-blind, placebo-controlled, randomized study was designed to assess safety, tolerability, and pharmacokinetics of single, followed by multiple day ascending doses of CardiolRx administered orally to 52 healthy adult subjects, both in the fasting and fed states. The therapy was shown to be generally well tolerated with no serious adverse events reported in the study and 51 subjects completed all requirements of the study protocol. By measuring standard safety parameters and the pharmacokinetics of CardiolRx, including the degree of drug absorption and resulting blood levels at escalating doses, the Phase I study will provide important information to optimize dosing levels.
Subsequent to Year Ended December 31, 2020
On January 21, 2021, the Company announced the formation of the DSMC and the CEC for the Company’s Phase II/III trial in high-risk patients hospitalized with COVID-19 at clinical centers throughout the United States (See below — “Phase II/III trial in high-risk patients hospitalized with COVID-19”).

Subsequent to December 31, 2020, the Corporation granted 1,146,666 stock options to certain consultants of the Corporation. Each option allows the holder to acquire one common share of the Corporation at an exercise price ranging from $3.16 to $4.80 and expires between January 31, 2023 and February 22, 2023. 696,666 of the options vest immediately, while the remainder vest 25% per quarter from the grant date.
Subsequent to December 31, 2020, the Company received proceeds of $7,879,820 on the exercise of 2,424,560 warrants with an exercise price of $3.25, and $503,068 on the exercise of 201,227 warrants with an exercise price of $2.50. In addition, there were a total of 916,666 stock option exercises, resulting in cumulative proceeds of $2,604,648.
On March 2, 2021, the Company announced that it has submitted an application to list the Corporation’s common shares on The Nasdaq Capital Market (the “Nasdaq”). The listing of the Company’s common shares on the Nasdaq is subject to approval of the Nasdaq and the satisfaction of all applicable listing criteria and requirements. No assurance can be given that such application will be approved or that such listing will be completed. If the Nasdaq listing occurs, the Company’s common shares would no longer be listed on the OTCQX exchange. The Company plans to maintain its current listing on the TSX.
Subsequent to December 31, 2020, the Corporation announced that that Dr. Andrew Hamer has joined the Company as Chief Medical Officer (“CMO”). Dr. Hamer will lead the research and development of the Company’s clinical-stage products and will also guide the development of additional novel therapeutics in the Company’s pipeline. Retiring CMO and co-founder of Cardiol, Dr. Eldon Smith, will continue to serve as Chair of the Board of Directors and as an advisor to the Company.
Dr. Andrew Hamer brings 30 years of experience in the global life sciences industry, medical affairs, and cardiology practice to the Company. Most recently he served as Executive Director, Global Development-Cardiometabolic at California-based Amgen Inc., where he led the Global Development group for Repatha®, the LDL cholesterol lowering PCSK9 inhibitor evolocumab, which generated revenues of almost USD $900 million in 2020. As development lead, Dr. Hamer headed the Repatha® global evidence generation team collaborating with safety, regulatory, health economics, observational research, scientific communications, publications, medical affairs, and clinical operations teams to design and execute several multi-center clinical trials in support of FDA and international regulatory filings. Prior to his five-year tenure with Amgen, Dr. Hamer served for two years as VP Medical Affairs at Capricor Therapeutics Inc., where he was responsible for the development of novel therapeutics for heart disease and for the supervision of the clinical operations of the company, including clinical trial design and execution.
Prior to joining the life sciences industry, Dr. Hamer practiced cardiology and internal medicine in New Zealand for 19 years. His distinguished career in cardiology culminated as Chief Cardiologist at Nelson Hospital, Nelson Marlborough District Health Board, Nelson, while concurrently leading cardiac services nationally in New Zealand. Dr. Hamer graduated with a medical degree (MB, ChB) from the University of Otago, New Zealand, an internationally recognized medical school which recently ranked among the top twenty universities in the world in several medical subject categories. His clinical research training took place at various centres in New Zealand and London, UK, followed by a cardiology fellowship at Deaconess Hospital, Harvard Medical School, Boston. Dr. Hamer has co-authored many high-quality peer-reviewed scientific publications reflecting his considerable experience as a clinical trialist, having served as a principal or co-investigator for 40 multi-centre clinical trials in therapies for acute coronary syndrome, heart failure, hypertension, cholesterol disorders, atrial fibrillation, and diabetes.
Overview of the Business
Cardiol’s Commercial Cannabidiol Product Line
Shoppers acts as the Corporation’s exclusive retailer. Under the terms of the agreement, Cardiol’s exclusive manufacturing partner, Dalton, supplies Cardiol’s pharmaceutical cannabidiol products to Shoppers for resale in all provinces and territories in Canada through Shoppers’ online store. Shoppers also has the right to resell all future products available from Cardiol’s product line, subject to any and all regulations.
On October 20, 2020, Cardiol announced the commercial introduction of Cortalex, a THC free (<10 ppm) extra-strength (100mg/mL concentration) oral cannabidiol (formulation. The product is available for purchase across Canada exclusively at Medical Cannabis by Shoppers™ online portal, a subsidiary of Shoppers, and is the first pharmaceutically produced cannabidiol specifically formulated for the large number of patients who should not be exposed to THC.
Consumers with a medical cannabis authorization can register with Medical Cannabis by Shoppers. Consumers without a medical cannabis authorization can obtain one from visiting a Canadian licensed healthcare professional or online through HelloMD on Medical Cannabis by Shoppers. HelloMD is an online service that connects potential medical cannabis patients to a Canadian licensed health practitioner on any video camera equipped smart device or computer for a consultation to obtain a medical cannabis authorization.
Statistics Canada has indicated that the total medical cannabinoid market was almost $600 million annually in Canada as of 20202. Cardiol believes that a pure, THC free (<10 ppm) pharmaceutical produced cannabidiol product, manufactured by a cGMP, Health Canada approved, FDA registered and inspected pharmaceutical facility, will have key competitive advantages regarding dosimetry, consistency, safety, and purity.
Phase II/III trial in high-risk patients hospitalized with COVID-19
On December 15, 2020, Cardiol announced the appointment of CRO Worldwide, as the Corporation initiates its Phase II/III trial in high-risk patients hospitalized with COVID-19 at clinical centres throughout the United States. The double-blind, placebo-controlled clinical trial is designed to investigate the efficacy and safety of CardiolRx in 422 hospitalized COVID19 patients with a prior history of, or risk factors for, CVD. This patient population is at significant risk of developing cardiovascular complications, which are frequently fatal, during their illness. Worldwide has been the CRO for several international COVID-19 clinical programs and has extensive experience in conducting clinical research focused on cardiovascular disease. With a global footprint, Worldwide provides drug development expertise from early phase to late-stage clinical development, post-approval, and real-world evidence studies; delivering high quality clinical programs designed to support regulatory approvals in multiple jurisdictions. Employing more than 1,900 professionals, Worldwide provides drug development support services in over 60 countries with offices in North and South America, Europe, and Asia.
The study was designed and will be overseen by an independent Steering Committee, consisting of international thought leaders in inflammatory heart disease. Members of the Steering Committee include:
Dennis M. McNamara, MD (Chair)
Dr. Dennis McNamara is a Professor of Medicine at the University of Pittsburgh. He is also the Director of the Heart Failure/Transplantation Program at the University of Pittsburgh Medical Center. Dr. McNamara received his undergraduate/graduate education at Yale University, New Haven, Connecticut, and Harvard Medical School, Boston, Massachusetts, respectively. He completed his internship, residency, and cardiology fellowship at Massachusetts General Hospital in Boston. McNamara’s current research interests include etiology and pathogenesis of dilated cardiomyopathies; inflammatory syndromes of cardiovascular disease; myocardial recovery in recent onset non-ischemic primary cardiomyopathy; etiology and management of peripartum cardiomyopathy; and genetic modulation of outcomes in cardiovascular disease.
Leslie T. Cooper, Jr., MD (Co-Chair)
Dr. Leslie T. Cooper, Jr., is a general cardiologist and the chair of the Mayo Clinic Enterprise Department of Cardiovascular Medicine, as well as chair of the Department of Cardiovascular Medicine at the Mayo Clinic in Florida. Dr. Cooper’s clinical interests and research focus on clinical and translational studies of rare and undiagnosed cardiomyopathies, myocarditis, and inflammatory cardiac and vascular diseases, such as giant cell myocarditis, cardiac sarcoidosis, eosinophilic myocarditis, and Takayasu’s arteritis. He has published over 130 original peer-reviewed papers, as well as contributing to and editing books on myocarditis. In addition to his clinical and research work, Dr. Cooper is a fellow of the American College of Cardiology, the American Heart Association, the European Society of Cardiology Heart Failure Association, the International Society for Heart and Lung Transplantation, and the Society for Vascular Medicine and Biology. He is also the founder and former president of the Myocarditis Foundation and continues to serve on its Board of Directors.

2
https://www150.statcan.gc.ca/t1/tbl1/en/tv.action?pid=3610012401

Arvind Bhimaraj, MD
Dr. Arvind Bhimaraj is a specialist in Heart Failure and Transplantation Cardiology and is Assistant Professor of Cardiology, Institute for Academic Medicine, at Houston Methodist and at Weill Cornell Medical College, NYC. He has been Co-Director of the Heart Failure Research Laboratory at Houston Methodist since 2016. His area of focus is anti-fibrotic mechanisms and how to promote recovery of a damaged heart. Dr. Bhimaraj was a Heart Failure Fellow at the Cleveland Clinic from July 2010 to September 2011. Dr. Bhimaraj also specializes in Interventional Cardiology, is board certified in Cardiovascular Disease, and the author of numerous cardiovascular publications.
Matthias Friedrich, MD
Dr. Matthias Friedrich is Full Professor with the Departments of Medicine and Diagnostic Radiology at the McGill University in Montreal and Chief, Cardiovascular Imaging at the McGill University Health Centre. He is also Professor of Medicine at Heidelberg University in Germany. Dr. Friedrich earned his MD at the Friedrich-Alexander-University Erlangen-Nürnberg, Germany. He completed his training as an internist and cardiologist at the Charité University Medicine Center, Humboldt University in Berlin. Dr. Friedrich founded one of the first large Cardiovascular Magnetic Resonance centres in Germany at the Charité University Hospital in Berlin. After his move to Canada, from 2004 to 2011, he was Director of the Stephenson Cardiovascular MR Centre at the Libin Cardiovascular Institute of Alberta and Professor of Medicine within the Departments of Cardiac Sciences and Radiology at the University of Calgary, Canada. From 2011 to 2015, he directed the Philippa and Marvin Carsley Cardiovascular MR Centre at the Montreal Heart Institute and was Michel and Renata Hornstein Chair in Cardiac Imaging at the Université de Montréal.
Peter Liu, MD
Dr. Peter Liu is the Chief Scientific Officer and Vice President, Research, of the University of Ottawa Heart Institute, and Professor of Medicine and Physiology at the University of Toronto and University of Ottawa. He was the former Scientific Director of the Institute of Circulatory and Respiratory Health at the Canadian Institutes of Health Research, the major federal funding agency for health research in Canada. Prior to that role, he was the inaugural Director of the Heart & Stroke/Lewar Centre of Excellence in Cardiovascular Research at University of Toronto. Dr. Liu received his MD from the University of Toronto, and postgraduate training at Harvard University. His laboratory investigates the causes and treatments of heart failure, the role of inflammation, and the identification of novel biomarkers and interventions in cardiovascular disease. Dr. Liu has published over 300 peer-reviewed articles in high impact journals and received numerous awards in recognition of his research and scientific accomplishments.
Wai Hong Wilson Tang, MD
Dr. Wai Hong Wilson Tang is the Advanced Heart Failure and Transplant Cardiology specialist at the Cleveland Clinic in Cleveland, Ohio. Dr. Tang is also the Director of the Cleveland Clinic’s Center for Clinical Genomics; Research Director, and staff cardiologist in the Section of Heart Failure and Cardiac Transplantation Medicine in the Sydell and Arnold Miller Family Heart & Vascular Institute at the Cleveland Clinic. He attended and graduated from Harvard Medical School in 1996, having over 23 years of diverse experience, especially in Advanced Heart Failure and Transplant Cardiology. Dr. Tang is affiliated with many hospitals including the Cleveland Clinic and cooperates with other doctors and physicians in medical groups including The Cleveland Clinic Foundation.
Barry Trachtenberg, MD
Dr. Barry H. Trachtenberg is a cardiologist specializing in heart failure and cardiac transplantation. He is also the director of the Michael DeBakey Cardiology Associates Cardio-Oncology program, an evolving field devoted to prevention and management of cardiovascular complications of cancer therapies such as chemotherapy and radiation. His clinical experience includes heart failure and heart transplantation, mechanical support pumps, and cardio-oncology. He has contributed to multiple publications related to advanced heart failure, cardiac transplantation, regenerative therapies, and ventricular assist devices. Dr. Trachtenberg is a member of the American Heart Association, the International Society for Heart and Lung Transplantation, the Heart Failure Society of America, and the International CardiOncology Society of North America.

Carsten Tschöpe, MD
Dr. Carsten Tschöpe is Professor of Medicine and Cardiology and Vice Director of the Department of Internal Medicine and Cardiology, Charité Hospital, Freie Universität Berlin. He received his doctorate in medicine in 1993 and has over 140 peer — reviewed publications, including overview and book articles, and 120 international original articles. His research interests include inflammatory cardiomyopathy, diabetic cardiopathy, and ischemic cardiopathy. He also includes diastolic dysfunction, endothelial dysfunction, peptide systems, and experimental and clinical studies in cardiology and stem cells in his research studies. For his outstanding research work, Dr. Tschöpe was awarded the prestigious Arthur Weber Prize by the German Cardiac Society — Cardiovascular Research.
Guilherme Oliveira, MD, MBA
Dr. Guilherme Oliveira is a Professor of Medicine and Chairman of Cardiovascular Sciences at the University of South Florida Health Morsani College of Medicine. He is also the Executive Director of the Tampa General Hospital Heart and Vascular Institute, located in Tampa, Florida. Dr. Oliveira received his Doctor of Medicine from Universidade Federal do Rio De Janeiro, Rio De Janeiro, Brazil and completed the Internal Medicine Residency Program at the Mayo Graduate School, Rochester, Minnesota. He achieved Fellowship at the Baylor College of Medicine, Houston, Texas, and earned an MBA at the Massachusetts Institute of Technology, Cambridge, Massachusetts. Dr. Oliveira’s areas of expertise include advanced heart failure; left ventricular assist devices; onco-cardiology; heart transplantation; and mechanical circulatory support. For his outstanding work, Dr. Oliveira was granted admission into the Fellowship of the American College of Cardiology.
On January 21, 2021, the Corporation announced the formation of the DSMC and the CEC. The DSMC comprises independent experts who will assess the patient safety data, and, if needed, critical efficacy endpoints of the trial. In order to do so, the DSMC may review unblinded study information (on a patient level or treatment group level) during the conduct of the trial. After each data review, the DSMC will advise the study Steering Committee with recommendations for protocol modifications, if concerns over safety have developed, or that the study should continue according to the protocol if no concerns are identified. The DSMC will also perform an interim analysis after 200 patients have completed the study, to be certain that the investigational drug is not exposing trial patients to undo risk. Study management will also perform a blinded analysis at this time to determine if the expected number of endpoints have occurred or if the sample size for the study needs to be adjusted so that enough patients will be enrolled to achieve statistical significance.
The DSMC currently consists of three members:
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Chair: Dr. Jean Lucien Rouleau — Professor and Former Dean, University of Montreal and Cardiologist, Montreal Heart Institute. Dr. Rouleau has an international reputation in cardiovascular research, particularly in basic mechanisms and improving the clinical care of patients with heart failure. His publication list includes more than 475 articles and seven book chapters;

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Statistician: Dr. George Wells — Professor, School of Epidemiology, Public Health and Preventive Medicine, University of Ottawa and Director, Cardiovascular Research Methods Centre, University of Ottawa Heart Institute. Dr. Wells has worked extensively with governments and non-government research organizations, as well as private pharmaceutical and biotechnology companies. He has been an Investigator in over 240 research projects with research funding exceeding $120 million. Dr. Wells is the author or co-author of over 400 published articles; and

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Dr. John Teerlink — Professor of Medicine, University of California, San Francisco and Director of Heart Failure and the Echocardiographic Laboratory at the San Francisco Veterans Affairs Center. Dr. Teerlink is actively involved in many acute and chronic heart failure clinical trials, serving on endpoint, data safety monitoring and steering committees for numerous international cardiovascular studies. He currently serves on the Acute Heart Failure Committee of the European Society of Cardiology Heart Failure Association and has served on the National Committee on Heart Failure and Transplantation of the American Heart Association. Dr. Teerlink was profiled in The Lancet as an internationally recognized leader in heart failure.

The CEC comprises clinical experts in cardiology and Intensive Care and has been established to ensure accurate and consistent assessment of the trial endpoints and/or serious adverse events. In order to ensure an unbiased endpoint assessment, members of the CEC are blinded to treatment assignment. The goal of the CEC is to standardize endpoints and optimize data quality.
The CEC currently consists of three members:
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Chair: Dr. Brent Mitchell — Professor of Cardiac Sciences and Former Director of the Libin Cardiovascular Institute, University of Calgary. Dr. Mitchell completed a Fellowship in Clinical Cardiology at Dalhousie University in Halifax, and a Fellowship in clinical electrophysiology at Stanford University Medical Centre, California. Dr. Mitchell’s clinical practice and research interests are in the area of cardiac electrophysiology, particularly in the diagnosis and management of tachyarrhythmias. Dr. Mitchell has published several sentinel papers in the diagnosis and management of serious cardiac arrhythmias;

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Dr. Maria Rosa Costanzo — Professor, Rush Medical College and Cardiologist, Advocate Health, Naperville, IL. Dr. Costanzo is Board Certified in Advanced Heart Failure and Cardiac Transplantation. Dr. Costanzo is currently the Medical Director of the Midwest Heart Specialists — Advocate Medical Group Heart Failure and Pulmonary Arterial Hypertension Programs, and Medical Director of the Edward Hospital Center for Advanced Heart Failure. Dr. Costanzo has published nearly 200 peer-reviewed manuscripts and is the author of numerous review papers, monographs, and book chapters; and

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Dr. Courtney Bennett — Cardiologist and Intensive Care Physician, Director of Quality Improvement in the Cardiac Intensive Care Unit, Mayo Clinic, Rochester, MN. Dr. Bennett is a board-certified cardiologist and is board-eligible in critical care medicine. Her clinical interests include cardiac critical care and contrast echocardiography. Dr. Bennett is Mayo Quality Academy gold-certified and serves as the Director of Quality Improvement in the Cardiac Intensive Care Unit.

The Phase II/III study is anticipated to commence during Q2, 2021 and is expected to be completed during the second half of 2021. Cardiol has budgeted costs of approximately USD $6.4 million for study execution and $1.4 million for potential post study analysis.
Subject to study outcomes, management’s discussions with the FDA indicated that the design and scope of the Phase II/III trial may be used as a registration study in support of a New Drug Application in 2022. Cardiol may involve a commercial partner from the pharmaceutical industry, with research, development and commercialization costs potentially being shared with its commercial partner.
Phase I study
On December 22, 2020, the Corporation announced the completion of the Phase I study described below. The results of the study are expected in Q2, 2021 and will form an integral part of the Corporation’s planned IND application with the FDA for an international Phase II clinical trial in acute myocarditis.
Cardiol’s Phase I double-blind, placebo-controlled, randomized study was designed to assess safety, tolerability, and pharmacokinetics of single, followed by multiple day ascending doses of CardiolRx administered orally to 52 healthy adult subjects, both in the fasting and fed states. The therapy was shown to be generally well tolerated with no serious adverse events reported in the study and 51 subjects completed all requirements of the study protocol. By measuring standard safety parameters and the pharmacokinetics of CardiolRx, including the degree of drug absorption and resulting blood levels at escalating doses, the Phase I study will provide important information to optimize dosing levels.
Phase II study — Acute myocarditis
Cardiol is planning a Phase II clinical program in acute myocarditis utilizing its pharmaceutically produced, pure cannabidiol formulation. Cardiol’s acute myocarditis program has been designed by an independent Steering Committee comprised of thought leaders in cardiology from North America and Europe. The IND filing for the Phase II trial is planned for Q3, 2021. It is anticipated that the IND application will be granted during the second half of 2021, with the study commencing soon thereafter. It is estimated that patient recruitment will take 12 to 18 months following the initiation of the clinical trial centers. Cardiol has predicted costs of this study, including the IND application, to be approximately $600,000 for 2021; however, the total costs of the study cannot be determined at this stage as they will depend on a variety of factors.

If Cardiol determines that the Phase II study meets its objectives, it currently expects to undertake the next steps of its clinical development program, which would consist of a larger clinical study, the details of which will be determined in conjunction with discussions with the regulatory authorities. The Corporation expects the completion of this currently planned clinical development program, if undertaken, to take at least until 2025 and may involve a commercial partner from the pharmaceutical industry, with research, development, and commercialization costs potentially being shared with its commercial partner. Cardiol relies on CROs, clinical data management organizations, and consultants to assist with the design, conduct, supervision, and monitoring of pre-clinical studies of Cardiol’s product candidates and will do the same for our planned clinical trials. The total costs of the clinical development program cannot be determined at this stage as they will depend on a variety of factors.
Acute myocarditis is characterized by inflammation in the heart muscle (myocardium). It has many causes but the most common is a viral infection. In a proportion of patients, the inflammation in the heart persists after the virus clears and causes decreased heart function with symptoms and signs of heart failure. In some cases, this becomes progressive and leads to a chronic dilated cardiomyopathy, which is the most common reason for heart transplantation.
Since people with acute myocarditis have heart failure, its treatment is based on standard-of-care recommendations for heart failure. This includes diuretics, ACE inhibitors, angiotensin receptors blockers, beta blockers, and aldosterone inhibitors. For those with a fulminant presentation, intensive care is often required, with the use of inotropic medications (to increase the force of the heart muscle contraction) and, occasionally, heart-lung bypass or ventricular assist devices. There is otherwise no specific treatment for acute myocarditis. Although some patients have responded to therapy with immuno-suppressive therapy (azathioprine) added to steroids, the data are not conclusive enough to be the recommended therapy. Immune-modulation therapy with immune globulin has been trialed but without clear success.
A number of published studies have shown that cannabidiol has anti-inflammatory activities in a range of experimental inflammatory pathologies. In particular, cannabidiol has been shown to reduce vascular inflammation and inflammation in the heart in a model of myocarditis. The Corporation’s studies in an experimental model of heart failure have confirmed the anti-inflammatory activity as well as a prominent anti-fibrotic action of cannabidiol. Increasing fibrosis leads to progression of the heart dysfunction. Based upon this evidence, cannabidiol has the potential to offer therapeutic benefits in the treatment for myocarditis.
Acute myocarditis is a rare disease but is still a significant cause of acute heart failure and death in younger individuals and remains the most common cause of sudden cardiac death in people under 35 years of age. The most recent data from the ‘Global Burden of Disease Study’ suggests that the prevalence of myocarditis is approximately 22/100,000 persons3 (estimated U.S. patient population of 73,000), qualifying the condition as an orphan disease in the U.S. and in Europe.
Based on the large body of experimental evidence of the impressive anti-inflammatory activity of cannabidiol in models of cardiovascular disease, Cardiol believes that there is a significant opportunity to develop a therapy for acute myocarditis that would be eligible for designation as an Orphan Drug. As a comparison, the U.S. orphan drug program was successfully utilized to accelerate the first FDA approval of cannabidiol for the treatment of seizures associated with two rare and severe forms of epilepsy, Dravet syndrome and Lennox-Gastaut syndrome.
Heart Failure
Market Overview
Heart failure is a chronic condition that affects more than 26 million people globally4. Over six million adults in Canada and the United States suffer from heart failure5 and it remains a leading cause of death and hospitalization, with associated healthcare costs exceeding $30 billion annually6 in the U.S. alone. According to the American Heart Association, one in five Americans over the age of 40 will develop heart failure in their lifetime. Heart failure contributes to one in nine deaths in America, and every minute at least one person is diagnosed with heart failure. People with heart failure suffer from shortness of breath, rapid heart rate, edema, reduced exercise capacity, often struggle with simple daily activities, and are frequently hospitalized. For many,

3
Lancet. 2015 August 22; 386(9995): 743-800. doi:10.1016/S0140-6736(15)60692-4.

these symptoms significantly reduce their quality of life. Concerning life expectancy after being diagnosed with heart failure, 30% of patients with heart failure die within one year7, 50% within five years8, and up to 90% within ten years of diagnosis9.
Normal Heart Function
In a healthy heart, the left ventricle (lower left chamber) relaxes to fill with blood from the atrium (upper left chamber). Once filled, the left ventricle pumps the blood to the body.
Types of Heart Failure
Heart failure is a condition in which the heart fails to pump enough blood to supply sufficient oxygen to the tissues of the body.
There are two major types of heart failure:
•
Systolic heart failure

•
Diastolic heart failure (Cardiol’s primary focus)

Systolic heart failure, also known as heart failure with reduced ejection fraction, results from reduced contraction of the left ventricle such that not enough blood is pumped into the circulation. An estimated 50% of heart failure patients have poor systolic heart function.
In diastolic heart failure, also known as heart failure with preserved ejection fraction (“HFpEF”), the left ventricle becomes stiff and does not relax normally. As a result, it cannot fill properly, and pressure begins to increase in the left heart chambers and in the lungs. The increased pressure in the lungs is the cause for shortness of breath. Approximately 50% of heart failure patients have diastolic dysfunction10.
Diastolic heart failure is commonly associated with several co-existing conditions including obesity, hypertension, diabetes, and older age. Diastolic heart failure is almost always associated with thickened LV muscle and increased fibrosis — both of which contribute to the increased stiffness of the ventricle and impairment to diastolic filling. There is also associated inflammation in the heart muscle; inflammation leads to progressive death of cardiac cells, increased fibrosis (scarring) and decreased contraction of the heart cells. As the amount of fibrosis increases, the ability of the heart to contract is diminished, leading to progressive loss of cardiac function.
Treatment of Heart Failure
Heart failure is a chronic disease, usually needing lifelong management. In some patients, doctors can correct heart failure by treating the underlying cause. For example, repairing a heart valve or controlling a fast heart rhythm may reverse heart failure. But for most patients, the current treatment of heart failure involves a balance of the right medications and, in some cases, use of medical devices that help the heart beat and contract more normally.
The goal of treatment for patients with heart failure is to improve their clinical status, functional capacity, and quality of life, prevent hospital admissions, and ultimately reduce mortality.

4
Savarese, G. et al. Global Public Health Burden of Heart Failure. Cardiac Failure Review 03, 7 (2017).

5
Blair, J. E. A., Huffman, M. & Shah, S. J. Heart Failure in North America. Current Cardiology Reviews 9, 128-146 (2013).

6
Cook, C., Cole, G., Asaria, P., Jabbour, R. & Francis, D. P. The annual global economic burden of heart failure. International Journal of Cardiology 171, 368-376 (2014).

7
Cowie, M. et al. Survival of patients with a new diagnosis of heart failure: a population based study. Heart 83, 505-510 (2000).

8
Levy, D. et al. Long-Term Trends in the Incidence of and Survival with Heart Failure. New England Journal of Medicine 347, 1397-1402 (2002).

9
Taylor, C. J., Roalfe, A. K., Iles, R. & Hobbs, F. D. R. Ten-year prognosis of heart failure in the community: follow-up data from the Echocardiographic Heart of England Screening (ECHOES) study. European Journal of Heart Failure 14, 176-184 (2012).

10
Hogg, K., Swedberg, K. & McMurray, J. Heart failure with preserved left ventricular systolic function: epidemiology, clinical characteristics, and prognosis. Journal of the American College of Cardiology 43, 317-327 (2004).

Existing Treatments of diastolic heart failure (as described by 2016 European Society of Cardiology Guidelines)
No treatment has yet been convincingly shown to reduce morbidity or mortality in patients with diastolic heart failure. However, since patients with diastolic heart failure are often elderly, highly symptomatic, and have a poor quality of life, an important aim of therapy may be to help alleviate symptoms as best as possible to improve general well-being.
Effect of treatment on symptoms in heart failure with preserved ejection fraction
Fluid retention is a consistent finding in chronic heart failure patients. Fluid retention is the abnormal accumulation of fluid in the legs, feet, abdomen, and lungs — where it causes a chronic cough and shortness of breath. Diuretics, which increase the excretion of salts in the kidney and decrease fluid retention, can improve symptoms and signs of heart failure. The evidence that diuretics improve symptoms is similar across systolic and diastolic heart failure. Evidence that beta-blockers and Mineralocorticoid Receptor Antagonists improve symptoms in diastolic heart failure patients is lacking. There is also inconsistent evidence for an improvement in symptoms in those treated with ARBs and ACE Inhibitors. Nonetheless, patients with HFpEF often receive one or more of these medications in an attempt to improve quality of life.
There have been no significant treatment advances in diastolic heart failure in the past 20 years; the primary therapy remains diuretics. Cardiol is dedicated to improving patients’ outcomes with innovative anti-inflammatory therapeutics that treat areas of cardiac tissue having significant inflammation and increased fibrosis.
Cardiol’s Approach to the Treatment of Cardiovascular Disease
Cardiol is investigating the potential of using CardiolRx™, a pharmaceutically produced high-strength oral cannabidiol (CBD) formulation for the treatment of HFpEF, acute myocarditis, COVID-19 with CVD, and other inflammatory heart disease pathologies.
Published third-party research has shown that there is an experimental basis for investigating the efficacy of CBD in inflammatory diseases of the heart including myocarditis and HFpEF. CBD improves endothelial function, endothelial dysfunction is an important therapeutic target in HFpEF. CBD reduces inflammatory activation of the endothelial lining of blood vessels thus improving endothelial vasorelaxation and blood flow. In COVID-19, viral infection of endothelial cells can be accompanied by diffuse endothelial inflammation, suggesting that there may be a benefit of CBD in ameliorating some aspects of the pathology of this viral disease. CBD has also been shown to attenuate a number of other measures of potential importance in the treatment of cardiovascular disease, including cardiac dysfunction, oxidative stress, fibrosis, and inflammatory and cell death signalling pathways, in models of diabetes, a common co-morbidity in cardiovascular disease and heart failure patients. CBD has also been shown to reduce myocardial fibrosis in a model of the inflammatory heart disease myocarditis, including reducing proinflammatory responses in the heart. Cardiol is currently investigating the effect of CBD on heart failure induced by hypertension and ageing induced cardiac inflammation in pre-clinical animal models.
The rationale for the clinical program of CBD as a therapeutic approach to the treatment of COVID-19 is based upon the reported anti-inflammatory effect of CBD, specifically by inhibiting the activation of the NLRP3 inflammasome and attenuating TLR activation. In addition, CBD has a cardio-protective effect and, therefore, it is anticipated that this cannabinoid may prevent COVID-19 related cardiovascular complications thereby reducing morbidity and mortality. Cardiovascular complications such as myocardial injury as reflected by elevated serum troponin levels are common in patients with COVID-19, and it has been demonstrated that patients with myocardial injury suffer a higher rate of mortality. CBD has been shown to significant reduce elevated serum troponin T and reducing pro-inflammatory responses in the heart. CBD has also been shown to attenuate a number of measures of potential importance in the treatment of HF, including cardiac dysfunction, oxidative stress, fibrosis, and inflammatory and cell death signaling pathways in models of diabetes, a common co-morbidity in cardiovascular disease and COVID-19 patients.
The rationale for using cannabidiol to treat patients with inflammatory heart conditions is based on extensive pre-clinical investigations by Cardiol and others in models of cardiovascular inflammation which have demonstrated that CBD has impressive anti-inflammatory and anti-fibrotic activity, as well as anti-ischemic, and anti-arrhythmic action, and that it improves myocardial function in models of heart failure. In pre-clinical models of cardiac injury, cannabidiol was shown to be cardio-protective by reducing cardiac hypertrophy, fibrosis, and the production of certain re-modelling markers, such as cardiac BNP, which is typically elevated in patients with heart failure. Data generated with our collaborators at TecSalud del Tecnológico de Monterrey were accepted for presentation at the American College of Cardiology’s 69th Annual Scientific Session held virtually on March 28 – 30, 2020.
Development of a subcutaneous (SC) CBD formulation
Almost all CBD formulations are administered orally; however, this route poses a number of limitations with respect the treatment of disease. The challenges of achieving a precise and reproduceable dose via an oral route of administration should be overcome by SC delivery of CBD. Cardiol has shown pre-clinically that CBD is effective when administered via the SC route in a heart failure model. The SC approach is practical and widely used in human medicine although the formulation requires specific characteristics. Currently, Cardiol has investigated a number of preparations, and development is ongoing into a formulation with the appropriate characteristics.
If Cardiol determines that the pre-clinical study meets its objectives, it currently expects to undertake the additional pre-clinical studies including pharmacokinetic and toxicity testing. Due to the early stage of development, the total costs and timing of the development program cannot be determined at this stage as they will depend on a variety of factors. Cardiol relies on CROs, clinical data management organizations, and consultants to assist with the design, conduct, supervision, and monitoring of pre-clinical studies of Cardiol’s product candidates.
Nanotechnology for Drug Encapsulation and Delivery
Cardiol’s nanotechnology is based on a patented family of biocompatible and biodegradable polymers made from PEG and PCL (See “Business of Cardiol — Commercialization Relationships — Meros”). Both PEG and PCL have a history of safe use in humans and are non-immunogenic when tested in vitro. PCL lies at the core of the nanoparticles and is lipophilic, allowing the solubilization and encapsulation of lipophilic drugs such as CBD. PEG forms the surface layer of the nanoparticles and is compatible with water, allowing the nanoparticles with their encapsulated drug to circulate in the aqueous environment of the blood. Cardiol’s nanoparticles also accumulate within inflamed and fibrotic tissue and are therefore particularly appropriate for the delivery of anti-fibrotic, as well as anti-inflammatory drugs — fibrotic stiffening of the heart muscle is a feature of HF pathology. Cardiol’s lead drug delivery technologies have also been shown to prolong the drug circulation time of lipophilic drugs and comprise a versatile system that supports drug delivery via parenteral injection routes.
Due to the early stage of development, the total costs and timing of the development program cannot be determined at this stage as they will depend on a variety of factors. Cardiol relies on CROs, clinical data management organizations, and consultants to assist with the design, conduct, supervision, and monitoring of pre-clinical studies of Cardiol’s product candidates.
Research Programs
Cardiol has assembled an international network of experts in the synthesis, formulation, pharmacology and testing of drugs. Currently Cardiol has four research programs underway or completed with the following organizations:
•
University of Alberta

•
TecSalud del Tecnológico de Monterrey & Nano4Heart

•
The Houston Methodist DeBakey Heart & Vascular Center

•
School of Medicine at Trinity College

Due to the early stage of these research programs, the total costs and timing of these programs beyond the costs previously funded cannot be determined at this stage as they will depend on a variety of factors. Cardiol relies on CROs, clinical data management organizations, and consultants to assist with the design, conduct, supervision, and monitoring of these research programs.
University of Alberta
Cardiol’s research program at the University of Alberta, the current phase of which has recently been completed, was focused on the development of proprietary nanoformulations of anti-inflammatory drugs designed to enhance the solubility of lipophilic drugs, improve PK, and increase drug concentration at the site of disease. The Corporation’s research program was being conducted under the direction of Dr. Afsaneh Lavasanifar, Professor in Pharmaceutical Sciences at the University of Alberta, and a recognized expert in pharmacology, nanomedicines, and drug formulation. In 2001, the University of Alberta, the National Research Council of Canada, and the Government of Alberta collaborated to create the National Institute for Nanotechnology, the mission of which is to transform nanoscience ideas into novel, sustainable nanotechnology solutions.
In collaboration with Dr. Lavasanifar and the Faculty of Pharmaceutical Sciences at the University of Alberta, Cardiol developed and optimized proprietary nanoformulations of drugs for the treatment of heart failure, including pharmaceutical cannabidiol. CBD nanoformulations developed from this project are currently being tested in vivo in a model of heart failure at the Houston Methodist DeBakey Heart & Vascular Center as described below. The research is expected to be completed in 2021 and is not expected to have material expenditures.
TecSalud & Nano4Heart
Cardiol established a USD $3 million research and development collaboration (See “Commercialization Relationships”) with TecSalud and Nano4Heart, both of the Instituto Tecnológico y de Estudios Superiores de Monterrey, Mexico, to collaborate on the research and development of proprietary therapeutics for the treatment of heart failure. This research collaboration combines the significant research capability of TecSalud and Nano4heart’s extensive experience in preclinical cardiovascular research with Cardiol’s scientific, clinical, and business expertise. By combining these intellectual resources, Cardiol expects to accelerate the necessary research towards the mutual goal of developing a breakthrough heart failure treatment.
Nano4heart is an early-stage association specializing in medicine targeted for cardiovascular diseases, such as heart failure, that has emerged from TecSalud’s Biomedical Research Center to focus on developing breakthrough medicines to improve the quality of life of patients with heart failure. In collaboration with leading cardiologists, Nano4Heart is developing formulations designed to treat heart diseases with a goal of improving the efficacy and safety profile of important medicines.
TecSalud is committed to delivering outstanding patient care with four state-of-the-art academic medical centers that combine innovative research, clinical services, and education. TecSalud has collaborative relationships with the Houston Methodist DeBakey Heart & Vascular Center and has established a formal agreement with the Massachusetts Institute of Technology to promote research and development in Mexico.
The primary objective of this collaboration is to develop the experimental evidence necessary to support advancing breakthrough medicines for heart failure into clinical development. Research is currently underway to investigate the therapeutic potential of cannabidiol formulations that target inflammation in a model of hypertension-induced heart failure. The initial research is expected to be completed in 2021 and is not expected to have material expenditures.
Houston Methodist DeBakey Heart & Vascular Center
The Houston Methodist DeBakey Heart & Vascular Center is recognized internationally as a center of excellence for the treatment of heart failure. The center was the birthplace of cardiovascular bypass surgery in 1964 and currently is ranked the 14th best hospital for care in cardiology and heart surgery out of 5,028 hospitals in the United States by US News.
On January 9, 2018, Cardiol announced that experimental research performed at the Houston Methodist DeBakey Heart & Vascular Center showed new functionality of the Corporation’s in-licensed patented nanotherapeutics. Designed to act as a vehicle to target anti-inflammatory drugs to inflamed heart tissue, these data demonstrated the accumulation of nanoparticles at regions of inflammation and fibrosis in diseased hearts, showing potential for Cardiol’s proprietary nanotechnology to be used to target drugs directly to areas of inflammation and fibrosis to treat heart failure.
In August 2018, Cardiol entered into a research contract with the Houston Methodist DeBakey Heart & Vascular Center to build upon the initial research in an experimental model of heart failure. The research is expected to be completed in 2021 and is not expected to have material expenditures.
School of Medicine at Trinity College
Cardiol is investigating ageing and its effects on inflammation, particularly neuroinflammation, with collaborators at the School of Medicine at Trinity College, Dublin. These investigations have indicated that increased levels of endocannabinoids in the brain exerts a beneficial effect on synaptic function in animals. CBD is known to have anti-inflammatory activities, and to enter the brain compartment. Further investigations are being performed into these CBD related effects.
The research is expected to be completed in 2022 and is not expected to have material expenditures.
Commercialization Relationships
Shoppers Drug Mart
Cardiol entered into a supplier agreement to become a medical cannabidiol supplier to Shoppers dated March 16, 2020. Under the terms of the agreement, the Corporation will supply Cardiol’s pharmaceutical cannabidiol products to Shoppers for sale in all provinces and territories in Canada through Shoppers’ online store, Medical Cannabis by Shoppers™. Shoppers will be the exclusive retailer of Cardiol’s CardiolRx brand of cannabidiol products in Canada. Shoppers also has the right to sell all future products available from Cardiol’s product line, subject to any and all regulations. In October 2020 Cortalex launched exclusively online through Medical Cannabis by ShoppersTM.
Dalton
Cardiol entered into an exclusive master services agreement (the “Dalton Services Agreement”) dated April 17, 2018 and effective as of June 12, 2017 for pharmaceutical cannabidiol and has subcontracted the manufacturing of its drug product candidates to Dalton. Dalton has the manufacturing capability for Cardiol’s clinical trial materials, scalable to support all stages of the drug development process (Phase I, II, III, and commercial). As consideration under the Dalton Services Agreement, Cardiol issued 400,000 Common Shares to Dalton. Cardiol also agreed to issue to Dalton an additional 400,000 Common Shares if Dalton meets certain performance objectives. The Dalton Services Agreement may be terminated by Cardiol upon provision of thirty days’ notice of termination.
The services provided by Dalton under the Dalton Services Agreement are undertaken on a project and product basis. With respect to each project or product, Cardiol and Dalton agree in writing upon objectives, scope, price, and fees payable, specifications, deliverables, milestones, and timelines in a work order.
Purisys
Cardiol entered into an exclusive supply agreement (the “Purisys Exclusive Supply Agreement”) with Purisys dated September 28, 2018, as amended on December 7, 2018, December 11, 2018, July 2, 2019, September 11, 2019, and November 12, 2019 pursuant to which Purisys will be the exclusive supplier of pharmaceutical cannabidiol for Cardiol, provided Purisys is able to meet Cardiol’s supply requirements.
In 2020, the agreement was assigned to Purisys, an affiliate of Noramco headquartered in Athens, Georgia. This assignment had no impact on Cardiol’s rights under the original agreement.
Pursuant to the terms of the Purisys Agreement, Cardiol paid a non-refundable payment of US$3,000,000 (the “Exclusivity Payment”). The Exclusivity Payment represents a prepayment for inventory and is being credited towards purchases.
Effective upon entering into a supply agreement with Shoppers on March 16, 2020 (see “Business of Cardiol — Corporate History — Year Ended December 31, 2020), Purisys shall not sell pharmaceutical cannabidiol to any third party for use in the production of products sold to retail pharmacies in Canada and

Mexico, such as Shoppers. Notwithstanding this restriction, Purisys shall have the right to sell pharmaceutical cannabidiol to third parties outside Canada for use in products that are approved as prescription medicines by the Therapeutic Products Directorate of Health Canada for delivery into Canada.
The initial term of the Purisys Exclusive Supply Agreement expires on December 31, 2038, and thereafter automatically renews for successive periods of two calendar years each, unless written notice of termination is given by either party at least 18 months before the expiration of the initial term or completion of the then-current renewal term.
TecSalud (CARO Development Agreement)
Cardiol entered into a development agreement (the “CARO Development Agreement”) with CARO dated August 29, 2018, for research and development of proprietary drug formulations for the treatment of heart failure. CARO is a Mexican corporation dedicated to providing clinical and scientific experimentation and consulting, as well as performing its own development activities or through third-party providers. TecSalud and Nano4heart are third parties through which CARO will provide its consulting and development activities for Cardiol.
Pursuant to the terms of the CARO Development Agreement, CARO will provide scientific experimentation, research activities, drug development activities, access to intellectual property, and drug formulation and discovery activities to Cardiol (the “CARO Development Activities”), as set out in a development plan (the “CARO Development Plan”) through TecSalud and Nano4heart. CARO and Cardiol value the CARO Development Activities, provided through research, at USD $3,000,000. Under the CARO Development Agreement, CARO may also engage third-party providers for development activities in support of the CARO Development Plan, which is anticipated to be limited to third-party vendors of materials.
As consideration under the CARO Development Agreement, Cardiol issued 824,000 Common Share purchase warrants (the “CARO Compensation Warrants”) to CARO, with each CARO Compensation Warrant entitling CARO to purchase one Common Share (a “CARO Compensation Warrant Share”) at an exercise price of CDN $4.00 per CARO Compensation Warrant Share until August 31, 2022. Cardiol also paid CARO USD $400,000 in cash.
The CARO Compensation Warrants and the issuance of the CARO Compensation Warrant Shares on the exercise thereof are to constitute full payment for the CARO Development Activities, both past and future, under the CARO Development Plan. CARO is not to issue invoices for any of the CARO Development Activities under the CARO Development Plan until such time as CARO, in its discretion, wishes to exercise any of its CARO Compensation Warrants. If CARO wishes to exercise any of the CARO Compensation Warrants, CARO is to provide Cardiol with one or more invoices, tied to milestones in the CARO Development Plan, and the aggregate amount of the invoices shall constitute payment in full of the aggregate exercise prices of the CARO Compensation Warrants being exercised.
Both Cardiol and CARO may terminate the CARO Development Agreement if the other party commits a material breach of the CARO Development Agreement and the breaching party fails to remedy the material breach within 60 days following receipt of written notice of the breach. In addition, either party may terminate the CARO Development Agreement by giving 30 days’ written notice to the other party if, acting reasonably and in good faith, it determines that the continued performance of the CARO Development Activities would (i) constitute a potential or actual violation of applicable law or any policy of the terminating party adopted to ensure compliance with applicable law; (ii) constitute a potential or actual violation of any regulatory, medical or scientific standard of integrity or ethics; or (iii) potentially jeopardize patient safety, provided that during such 30-day period, the parties discuss in good faith possible changes to the CARO Development Activities.
However, if CARO terminates the CARO Development Agreement for any reason except breach of contract by Cardiol, or terminates the CARO Development Activities prior to achievement of all milestones in the CARO Development Plan, then any unexercised CARO Compensation Warrants that are not related to CARO Development Activities and milestones in the CARO Development Plan that have been attained up to the time of termination of the CARO Development Agreement shall be deemed terminated as of the time of termination of the CARO Development Agreement.

If Cardiol terminates the CARO Development Agreement for any reason (including breach of contract by CARO), or requires CARO to terminate the CARO Development Activities prior to achievement of all milestones in the CARO Development Plan, then the CARO Compensation Warrants issued to CARO that can be invoiced for the CARO Development Activities completed up to the time of termination shall be considered to have been earned notwithstanding such termination. The CARO Compensation Warrants that cannot be exercised (because invoices for CARO Development Activities not completed cannot be issued) will be deemed terminated, null and void as of termination.
Meros
Meros is a privately-held Alberta corporation formed in 2009 to commercialize advanced drug delivery technologies developed within the Faculty of Pharmacy and Pharmaceutical Sciences, University of Alberta.
Cardiol entered into a license agreement (the “Meros License Agreement”) with Meros dated January 20, 2017, granting Cardiol the sole, exclusive, irrevocable, royalty-bearing license, including the right to sublicense, certain patented nanotechnologies for use with any drugs or classes of drugs currently used or developed in the future to diagnose or treat heart failure and/or any cardiovascular disease and/or cardiopulmonary disease and/or cardiac arrhythmias. The term of the Meros License Agreement is 20 years or for the life of the patents of the licensed technologies.
Under the Meros License Agreement, Cardiol agreed to certain milestones and milestone payments, including the following:(i) payment of $100,000 upon enrolling the first patient in a Phase IIB clinical trial designed to investigate the safety and indications of efficacy of one of the licensed technologies; (ii) payment of $500,000 upon enrolling the first patient in a Pivotal Phase III clinical trial designed to investigate the safety and efficacy of one of the licensed technologies; (iii) $1,000,000 upon receiving regulatory approval from the FDA on any therapeutic and/or prophylactic treatment incorporating the licensed technologies. Cardiol also agreed to pay Meros the following royalties: (i) 5% of worldwide proceeds of net sales of the licensed technologies containing cannabinoids that Cardiol receives from human and animal disease indications and derivatives as outlined in the Meros License Agreement; (ii) 7% of any non-royalty sub license income that Cardiol receives from human and animal disease indications and derivatives for licensed technologies containing cannabinoids as outlined in the Meros License Agreement; (iii) 3.7% of worldwide proceeds of net sales that Cardiol receives from the licensed technology in relation to human and animal cardiovascular and/or cardiopulmonary disease, heart failure, and/or cardiac arrhythmia diagnosis and/or treatments using the drugs outlined in the Meros License Agreement; and (iv) 5% of any non-royalty sub license income that Cardiol receives in relation to any human and animal heart disease, heart failure and/or arrhythmias indications as outlined in the Meros License Agreement.
In addition, as part of the consideration under the Meros License Agreement, Cardiol: (i) issued to Meros 1,020,000 Common Shares; (ii) issued to Meros an additional 1,020,000 Common Shares to be held in escrow (the “Meros Escrow Shares”) and to be released upon the first patient being enrolled in a Phase I clinical trial as described in the Meros License Agreement (the “Meros Milestone”). The 1,020,000 Meros Escrow Shares were subsequently cancelled and replaced with 1,020,000 special warrants (the “Meros Special Warrants”) convertible automatically into Common Shares for no additional consideration upon the Corporation achieving the Meros Milestone; and (iii) appointed a nominee of Meros, Dr. Smith, to the Board and appointed Dr. Lavasanifar to the Scientific Advisory Board.
The Meros License Agreement may be terminated by Meros, if Cardiol breaches any payment provisions, if Cardiol ceases to develop and/or commercialize the licensed technologies, or if Cardiol ceases any and all attempts to raise capital to support developing and or commercializing the licensed technologies. Cardiol may terminate the Meros License Agreement if Cardiol determines in its sole discretion that the licensed technologies are not worthy of development based on research outcomes or commercial viability.
Competitive Conditions
Cardiol’s competitors include multinational pharmaceutical companies and specialized biotechnology companies, other medical cannabis licensees, universities, and other research institutions that are conducting research in cannabinoid products, as well as those focusing on therapies for heart failure, and immunotherapies for cancers.

More established companies may have a competitive advantage over Cardiol due to their greater size, capital resources, cash flows, and institutional experience. Compared to Cardiol, many competitors may have significantly greater financial, technical, and human resources at their disposal. Due to these factors, competitors may have an advantage in marketing their approved products and may obtain regulatory approval of their product candidates before Cardiol can, which may limit Cardiol’s ability to develop or commercialize its product candidates. Competitors may also develop drugs that are safer, more effective, more widely used, and less expensive, and may also be more successful in manufacturing and marketing their products.
Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Cardiol’s competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties also compete with Cardiol in recruiting and retaining qualified scientists, management, and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Cardiol’s programs.
Employees
As of December 31, 2020, Cardiol had 14 employees and 9 management consultants providing management services to Cardiol (one on a part-time basis).
Intellectual Property Rights
Cardiol strives to obtain and protect intellectual property that is important to its business. Such intellectual property includes, or may in future include, patents, patent applications, regulatory dossiers, manufacturing and process know-how, proprietary unpatented information including trade secrets, contractual arrangements, and trademarks. Patents and patent applications owned by or licensed to Cardiol cover compositions of matter, their methods of use, related technology, and other applicable inventions.
Cardiol’s intellectual property portfolio has been built from in-house technology and product research and development, as well as strategic relationships with partners, including Dalton, the University of Alberta, the Houston Methodist DeBakey Heart and Vascular Centre, and TecSalud Instituto Tecnológico y de Estudios Superiores de Monterrey.
Cardiol has an exclusive in-licensing arrangement with Meros under which Cardiol licenses territorial rights to certain technologies, patents, and related know-how.
The Corporation has filed for and/or licensed patents and patent applications in major pharmaceutical markets, including Canada, the U.S., Japan, major European countries, Australia, New Zealand, Brazil, and Mexico. Cardiol also relies on proprietary unpatented information, including trade secrets. Cardiol has entered into contractual arrangements to protect its technology and enhance its competitive position. Furthermore, Cardiol has registered and applied for trademarks in the same jurisdictions.
Patent Portfolio
Cardiol owns or licenses the following patents and applications:
Patent Family 1 — Poly (Ethylene Oxide)-Block-Poly (Ester) Block Copolymers (the “Block Copolymer Family”)
Cardiol currently has a sole, exclusive, worldwide, irrevocable, royalty-bearing license to exploit the Block Copolymer Family for the following fields of use:
(a)
the delivery of any cannabinoids for any and all human or animal disease indications and any derivatives thereof; and

(b)
the delivery of any drugs or classes of drugs currently used or developed in the future to diagnose or treat cardiovascular and/or cardiopulmonary disease, heart failure and/or cardiac arrhythmias in humans and animals, including Sildenafil, Pirfenidone, Rapamycin, Methotrexate, Amiodarone,

Cannabinoids, blockers of HSP60 activity or inhibitors of production and/or transport of HSP60 and any derivatives of any of them.
The Block Copolymer Family consists of the following patents:
Country	Publication Number	Application Date	Status
Canada	CA2857023C	21 Mar 2007	Granted
Canada	CA2646425C	21 Mar 2007	Granted
France	FR2730604B1	21 Mar 2007	Granted
France	FR1994081B1	21 Mar 2007	Granted
Switzerland	CH2730604B1	21 Mar 2007	Granted
Switzerland	CH1994081B1	21 Mar 2007	Granted
United Kingdom	GB2730604B1	21 Mar 2007	Granted
United Kingdom	GB1994081B1	21 Mar 2007	Granted
Germany	DE602007056634.7.	21 Mar 2007	Granted
Germany	DE602007036834.0.	21 Mar 2007	Granted
Japan	JP5933889B2	21 Mar 2007	Granted
United States	US9139553B2	26 Sep 2012	Granted
United States	US8309515B2	21 Mar 2007	Granted
These patents cover, broadly, micelle-forming poly (ethylene oxide)-block-poly (ester) block copolymers having reactive groups on the polyester block therein. The block copolymer compounds are considered to be biodegradable and are effective carriers of a large number of bioactive agents such as DNA, RNA, oligonucleotides, proteins, peptides, and drugs. Example drugs that can be delivered using this technology include methotrexate, Cyclosporine A, cannabinoids, and a wide range of other drugs, such as vaccines, DOX, amphotericin B, cisplatin, paclitaxel, etoposide, PSC833, amiodarone, rapamycine, camptothecin, cholesterol and ergoesterol, dexamethasone, prednisone, cortisol, testosterone, estrogens, progestins, dromostanolone, testolactone, diethelstilbestrol, ethinyl estradiol, budesonide, beclomethasone, and vitamin D.
Thus, the Block Copolymer Family is relevant to many product candidates in our product pipeline for delivering drugs to the heart.
Patent Family 2 — Amphiphilic Block Copolymers, Micelles, And Methods for Treating and/or Preventing Heart Failure
Cardiol has filed the following patent applications.
Country	Application Number	Application Date	Status
United States	62/597740	12 December 2017	Completed
United States	16/772113	10 December 2018 [national phase entry date is 11 June 2020]	Pending
WIPO	PCT/CA2018/051573	10 December 2018	Completed
Canada	3076248	10 December 2018	Pending
Europe	18889068.5	10 December 2018	Pending
Australia	2018384096	10 December 2018	Allowed
New Zealand	762418	10 December 2018	Pending
Mexico	MX/a/2020/006005	10 December 2018	Pending
Brazil	112020006191-3	10 December 2018	Pending
These applications are directed towards micelles comprising a cardioactive agent (e.g. cannabidiol) and amphiphilic block copolymer. The micelles are for use in treating and/or preventing heart failure and, when administered systemically, localize in fibrotic heart tissue. The application also covers related compositions, methods, and uses for treating or preventing heart failure.
This patent family is relevant to micellar formulations for treating or preventing heart failure (e.g. micellar CBD formulations), and related methods.
Patent Family 3 — Stable Medicinal Cannabidiol Compositions
The Corporation filed International application PCT/CA2019/051259 on September 9, 2019 designating all member states of the Patent Cooperation Treaty (over 150 countries including all major industrialized nations). The International Search Report and Written Opinion found all claims to be patentable.
Patent Family 4 — Stable Oral Cannabidiol Compositions
The Corporation filed International application PCT/CA2020/051680 on December 7, 2020 designating all member states of the Patent Cooperation Treaty (over 150 countries including all major industrialized nations). The International Search Report and Written Opinion has yet to be issued.
Patent Family 5 — Parenteral Cannabidiol Compositions for Treating Heart Conditions
Cardiol filed an international (PCT) application (serial number PCT/CA2020/051405) on October 20, 2020, which claims the benefit of U.S. provisional application 62/926,066 on October 25, 2019. These applications relate to parenteral, e.g. injectable, CBD formulations for use in treating or preventing heart failure or precursor conditions thereof, e.g. cardiac inflammation, cardiac fibrosis, and cardiac hypertrophy.
Patent Family 6 — Injectable Cannabinoid Formulations
The Corporation filed U.S. provisional patent application 63/151903 on February 22, 2021. This application covers a novel injectable CBD composition.
Patent Family 7 — Cannabidiol For Use In Improving Outcomes In Subjects With Covid-19
Cardiol filed U.S. provisional patent application 63/013246 on April 21, 2021. This application covers the use of CBD in improving outcomes in Covid-19 patients who suffer from or are at risk of developing cardiovascular problems.
Future Filings
Cardiol plans to file additional patent applications to protect ongoing research and development, including in the field of cannabidiol formulations and methods of using these formulations to treat or prevent heart conditions such as heart failure and myocarditis and to improve outcomes in Covid-19 patients with cardiovascular complications.
Trademarks and Domain Names
Cardiol has registered the domain cardiolrx.com and cortalex.com.
The following Canadian trademark applications were filed by the Corporation and are pending.
Country	TRADEMARK	APPLICATION SERIAL NUMBER	Effective Filing Date	Current Class(es): Goods / Services
Canada	CARDIOL (standard character mark)	1917764	August 31, 2018	Class 5: Pharmaceutical preparations containing cannabidiol (CBD); CBD oil 35: Sale of pharmaceuticals and supplements
Canada	CARDIOLRX (standard character mark)	1917765	August 31, 2018	Class 5: Pharmaceutical preparations containing

Country	TRADEMARK	APPLICATION SERIAL NUMBER	Effective Filing Date	Current Class(es): Goods / Services
				cannabidiol (CBD); CBD oil
Canada	CARDIOL THERAPEUTICS (standard character mark)	1917766	August 31, 2018	Class 5: Pharmaceutical preparations containing cannabidiol (CBD); CBD oil Class 35: Sale of pharmaceuticals and supplements
Canada	(design mark)	1917767	August 31, 2018	Class 5: Pharmaceutical preparations containing cannabidiol (CBD); CBD oil Class 35: Sale of pharmaceuticals and supplements
Canada	CORTALEX (word mark)	2014492	February 27, 2020	Class 5: Therapeutic products, namely, pharmaceutical preparations and natural health products, whether sold-over-the-counter or by prescription, and including therapeutic products containing cannabinoids.
Canada	(design mark)	2019187	March 25, 2020
Class 5: Therapeutic products, namely, pharmaceutical preparations and natural health products, whether sold-over-the-counter or by prescription, and including therapeutic products containing cannabinoids.

Cardiol has also registered CARDIOLRX in Mexico, and has pending applications for this trademark in Australia and New Zealand.
The corporation has registered CORTALEX in Switzerland, the United Kingdom, Europe, and New Zealand. Applications for this trademark are pending in Australia, Brazil, Mexico, United States, and Iceland.
The CARDIOLRX and CORTALEX trademark registrations and applications all relate to a pharmaceutical preparation and/or natural health product containing CBD.
Cardiol’s Intellectual Property Practices
Cardiol’s intellectual property practices include striving to keep all information relating to proprietary compounds, inventions, improvements, trade secrets, know-how, and continuing technological innovation confidential and, where practicable, preparing and filing patent and trademark applications.
Cardiol also will, where it deems practicable and commercially reasonable:
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perform surveillance of third-party patents and patent applications in order to identify any third-party patent or third-party patent application which, if granted, could be infringed by our activities, or could infringe our patents;

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file patent applications for any new and patentable invention, development, or improvement in the United States and in other countries;

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prosecute all pending patent applications in conformity with applicable patent laws and in a manner that efficiently covers our activities;

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identify and protect confidentiality of trade secrets;

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file trademark applications in countries of interest for our trademarks;

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register domain names whose addresses include our trademark names; and

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maintain our intellectual property rights by paying government fees as may be necessary to ensure such rights remain in force.

Regulatory Exclusivity
The regulatory regimes of certain countries, such as the United States and Canada, provide market exclusivity for a pharmaceutical product once approved. Data protection provides a person or entity with protection against third parties who may wish to commercialize a product similar to an approved product bridging to the data developed for the approved product.
In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, awards, in certain circumstances, non-patent marketing exclusivities to pioneer drug manufacturers. The Hatch-Waxman Act provides five years of non-patent marketing exclusivity within the United States to an applicant who gains approval of a new drug application under the FDA for a “new chemical entity,” a drug with the same active moiety which the FDA has not previously approved. This marketing exclusivity generally prevents the FDA from approving, in certain circumstances, any abbreviated new drug application (“ANDA”), for a generic drug or any 505(b)(2) NDA that references data from the pioneer drug product.
In Canada, the Food and Drug Regulations provide an 8-year market exclusivity period to a Notice of Compliance holder who markets an innovative drug in Canada. The Patented Medicines (Notice of Compliance) Regulations provide freedom from generic competition for patented drugs under certain conditions.
In Europe, when a marketing authorization for a product is issued by the European Medicines Agency (the “EMA”), the approved product (including a biological product) benefits from ten years of market exclusivity.
Scientific Advisory Board
To provide guidance and oversight to the Corporation’s ongoing research programs, Cardiol has constituted a world-class Scientific Advisory Board comprising thought leaders in cardiovascular medicine, drug delivery and formulation, basic science, and immunology. Their combined knowledge and insight will prove to be invaluable as Cardiol pursues the commercial development of breakthrough therapies for heart failure.
Cardiol’s Scientific Advisory Board includes:
James Young, MD
Dr. James Young is the Chief Academic Officer at the Cleveland Clinic. He is also the George and Linda Kaufman Endowed Chair in the Kaufman Center for Heart Failure, Heart & Vascular Institute. Dr. Young is Professor of Medicine and Vice Dean for Academic Affairs at the Cleveland Clinic Lerner College of Medicine of Case Western Reserve University. Dr. Young is certified by the American Board of Internal Medicine, as well as the subspecialty of Cardiovascular Disease, and holds active medical licensure from the states of California, Illinois, Ohio, Pennsylvania, and Texas. During his career, he has contributed substantially to the areas of heart failure and cardiac transplantation both clinically and through his extensive research career.
Dr. Young has participated in more than 150 clinical trials as an investigator, and served as the U.S. Principal or Co-Principal Investigator for the HOPE, RESOLVED, SPICE, VMAC, MIRACLE-ICD, RED-heart failure, ACCLAIM, ONTARGET, TRENSCEND and CHARM multi-centre clinical trials. He has published almost 600 manuscripts and several textbooks.
Afsaneh Lavasanifar, PharmD, PhD
Appointed pursuant to the Meros License Agreement, Dr. Afsaneh Lavasanifar’s area of expertise and interest is Pharmaceutics and drug delivery. She is a Professor in the Pharmaceutical Sciences division of the Faculty of Pharmacy and Pharmaceutical Sciences at the University of Alberta and has a joint appointment in the Department of Chemical and Medical Engineering at the Faculty of Engineering in the same university. She is also the Chief Scientific Officer and Vice-President of Meros Polymers Inc., a privately held Alberta corporation formed in 2009 to commercialize advanced drug delivery technologies developed within the Faculty of Pharmacy and Pharmaceutical Sciences, University of Alberta.
Dr. Lavasanifar’s research focuses on the design and development of polymer-based delivery systems that can increase solubility, modify the pharmacokinetic pattern, reduce toxicity, and increase the efficacy of different therapeutic agents. The ongoing research projects in her laboratory include the development of novel polymeric nano-carriers and stimulus-responsive gels for application in cancer, chemo, and immunotherapy or delivery of anti-inflammatory agents. Her research has been funded by grants from Natural Science and Engineering Council of Canada (NSERC), Canadian Institute of Health Research (CIHR), Canadian Foundation for Innovation (CFI); Alberta Innovates Health Solutions (AIHS) and Alberta Cancer Foundation (ACF).
Dr. Lavasanifar has more than 120 peer-reviewed published/in press manuscripts in highly ranked journals in pharmaceutical sciences, three book chapters, several abstracts and numerous conference presentations. Inventor on five patent/patent applications on novel polymer-based formulations for drug and siRNA delivery. She has been the recipient of the 2007 GlaxoSmithKline/CSPS Early Career Award; the 2009 Sanofi-Aventis/AFPC award in recognition of outstanding research in Pharmacy and the 2013 and 2016 TEC Edmonton Innovation Makes Sense prize. Dr. Lavasanifar is the Associate Editor of Journal of Pharmacy and Pharmaceutical Sciences and a member of the Editorial Board in Materials Sciences and Applications, and Iranian Polymer Journal. She has an active teaching program in both undergraduate and graduate levels in pharmaceutics and nanotechnology for drug delivery.
Jonathan Howlett, MD, FRCPC, FACC
Dr. Jonathan Howlett graduated from the University of Toronto Medical School in 1989 and received specialty certification for Cardiology at Dalhousie University in 1994. He pursued further training at the Toronto Centre for Congenital Cardiac Diseases for Adults until 1995 when he joined Faculty of Medicine at Dalhousie University.
In 2008, Dr. Howlett became Clinical Professor of Medicine and Staff Cardiologist at the Libin Cardiovascular Institute of Alberta / University of Calgary. Dr. Howlett’s current activities include clinical trial research in heart failure, end of life care, evaluation of health care delivery systems, healthcare outcomes, and knowledge translation.
Dr. Howlett serves on several international clinical trial steering and executive committees, as reviewer for numerous medical journals and national funding agencies, and serves or has served on several international consensus guideline committees, including the European Society for Cardiology, Heart Failure Society of America, Canadian Cardiovascular Society, the Canadian Heart Health Strategy and Action Plan, and the Heart Rhythm Society.
Dr. Howlett is currently a member and past Chair of the Canadian Cardiovascular Society Heart Failure Guidelines Committee, a member of the CCS Scientific Program Committee, Heart Failure Key Performance Indicator Working Group and the 2008 Canadian Heart Health Strategy initiative. He is a former President of the Canadian Heart Failure Society.

REGULATORY OVERVIEW
Drugs are evaluated for safety, efficacy, and manufacturing quality as a condition of market access, and promotional messages must adhere to approved product labelling. Drug prices also are regulated in most countries with national health insurance systems. Regulation of market access and promotion derives from uncertainty about the real-life value of drugs. Real-life product characteristics can only be determined from accumulated experience over large numbers of patients in carefully designed epidemiological trials or observational studies.
Government Regulation and Product Approval
As a biopharmaceutical company that intends to test, register, and commercialize products in Canada and the United States and other jurisdictions, we are subject to extensive regulation by various regulatory authorities. The primary regulatory agency in the United States is the FDA, in Canada it is Health Canada, and in Europe it is the EMA. Together with these three, there are other federal, state, and local regulatory agencies. In the United States, the Federal Food, Drug, and Cosmetic Act (the “FDCA”), and its implementing regulations set forth, among other things, requirements for the research, testing, development, manufacture, quality control, safety, effectiveness, approval, labeling, storage, record keeping, reporting, distribution, import, export, and advertising and promotion of our products. Although the discussion below focuses on regulation in the United States, we anticipate seeking approval for, and marketing of, our products in other countries.
Generally, our activities outside the United States will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Approval in the United States, Canada, or Europe does not assure approval by other regulatory agencies, although often test results from one country may be used in applications for regulatory approval in another country. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way through the EMA, but country-specific regulation remains essential in many respects. The April 2015 publication titled “Medicinal Products in the European Union, the legal framework for medicines for human use”11 from the European Parliamentary Research Service gives a general overview of several aspects of European Union legislation on human medicines. A major difference in Europe, when compared to Canada and the United States, is with the approval process. In Europe, there are different procedures that can be used to gain marketing authorization. The first procedure is referred to as the centralized procedure and requires that a single application be submitted to the EMA and, if approved, allows marketing in all countries of the European Union. The centralized procedure is mandatory for certain types of medicines and optional for others. The second procedure is the decentralized procedure which requires one member state to act as the reference member state conducting the review of the application which is simultaneously filed to the reference member state and to selected other member states. The third procedure is a state by state application.
The process of obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources and may not be successful. See “Risk Factors”.
The Corporation does not engage in any U.S. marijuana-related activities as defined in Canadian Securities Administrators Staff Notice 51-352 — Issuers with U.S. Marijuana-Related Activities. The Corporation has research and/or business relationships with Purisys and the Houston Methodist DeBakey Heart & Vascular Center, both of which are based in the U.S. and/or are U.S. based companies. The Houston Methodist DeBakey Heart & Vascular Center provides contract research services investigating the Corporation’s nanotechnology in experimental models of heart failure. Purisys is a manufacturer of controlled drug substance APIs and is registered with the DEA to manufacture pharmaceutically produced cannabidiol.
New Drug Submissions (NDS) — Health Canada
To obtain approval to market a drug in Canada, a sponsor usually requests a pre-submission meeting with the review division of Health Canada responsible for the therapeutic field. If the meeting is granted, the sponsor must submit a Pre-Submission Information package to Health Canada to meet with the review division. This process occurs prior to submitting the NDS application. The purpose of the pre-submission meeting is to review the evidence (non-clinical and clinical research, quality information, indication) that will be submitted in the NDS application.

During the drug development process, the sponsor prepares study reports. Once the sponsor releases the last study required for the submission, the sponsor completes the NDS application and submits it to Health Canada. Prior to submitting the NDS and if applicable based on the intended use of the product in the identified patient population, the sponsor may submit in advance a request for priority review status.
After submitting the NDS application, the file undergoes a screening process prior to being accepted for review. TPD has 45 calendar days from receipt to complete the screening review process. If granted a priority review, the screening period is reduced to 25 calendar days.
After a comprehensive review of an NDS application, Health Canada will issue a NOC if the product is approved or a NON if further questions remain. If a NOC is issued, a Drug Identification Number (DIN) is also issued that is required to be printed on each label of the product, as well as the final version of the Product Monograph that has been agreed to between Health Canada and the sponsor.
The average target time for reaching a first decision on an NDS is 300 calendar days, unless the submission has received a priority review in which case the time is 180 calendar days.
Fees are levied for a review of an NDS application.
U.S. Government Regulation
The FDA is the main regulatory body that controls pharmaceuticals in the United States, and its regulatory authority is based in the FDCA. Pharmaceutical products are also subject to other federal, state, and local statutes. A failure to comply explicitly with any requirements during the product development, approval, or post-approval periods, may lead to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an Investigational Review Board (“IRB”) of a hold on clinical trials, refusal to approve pending marketing applications or supplements, withdrawal of approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, or criminal prosecution. As presented on the section of the FDA’s website titled “Drug Review Process: Ensuring Drugs are Safe and Effective12”, the steps required before a new drug may be marketed in the United States generally include:
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completion of preclinical studies, animal studies, and formulation studies in compliance with the FDA’s Good Laboratory Practice, regulations;

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submission to the FDA of an Investigational New Drug (“IND”) application to support human clinical testing in the United States;

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approval by an IRB at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with federal regulations and with Good Clinical Practices (“GCP”), and regulations to establish the safety and efficacy of the investigational product candidate for each target indication;

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submission of an NDA to the FDA;

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satisfactory completion of an FDA Advisory Committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facilities at which the investigational product candidate is produced to assess compliance with cGMP regulations, and to assure that the facilities, methods, and controls are adequate; and

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FDA review and approval of the NDA.

Clinical Trials
An IND is a request for authorization from the FDA to administer an investigational product candidate to humans. This authorization is required before interstate shipping and administration of any new drug product to humans in the United States that is not the subject of an approved NDA. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational product candidate to healthy volunteers or patients with the disease under study, under the supervision of qualified investigators following GCPs, an international standard meant to protect the rights and health of patients with the disease under study and to define the roles of clinical trial sponsors, administrators, and monitors. Clinical trials are conducted under protocols that detail the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. Each protocol involving testing on patients in the United States and subsequent protocol amendments must be submitted to the FDA as part of the IND. Cardiol submitted an IND to study the prevention of cardiovascular complications due to COVID-19 infections, and have received a “Study May Proceed” letter from the FDA.
As set out in the July 1997 publication “ICH E8 Guideline — General Considerations for Clinical Trials13”, published by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, the three phases of clinical investigation are as follows:
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Phase I.   Phase I includes the initial introduction of an investigational product candidate into humans. Phase I clinical trials may be conducted in patients with the target disease or condition, or in healthy volunteers. These studies are designed to evaluate the safety, metabolism, PK, and pharmacologic actions of the investigational product candidate in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness. During Phase I clinical trials, sufficient information about the investigational product’s PK and pharmacological effects may be obtained to inform the design of Phase II clinical trials. The total number of participants included in Phase I clinical trials varies but is generally in the range of 20 to 80.

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Phase II.   Phase II includes the controlled clinical trials conducted to evaluate the effectiveness of the investigational product for a particular indication(s) in patients with the disease or condition under study, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks associated with the product candidate. Phase II clinical trials are typically well-controlled, closely monitored, conducted in a limited subject population, and usually involve no more than several hundred participants

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Phase III.   Phase III clinical trials are controlled clinical trials conducted in an expanded subject population at geographically dispersed clinical trial sites. They are performed after preliminary evidence suggesting effectiveness of the investigational product has been obtained, are intended to further evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the product candidate, and to provide an adequate basis for drug approval. Phase III clinical trials usually involve several hundred to several thousand participants. In most cases, the FDA requires two adequate and well-controlled Phase III clinical trials to demonstrate the efficacy of the drug.

The decision to terminate development of an investigational product may be made by either a health authority body, such as the FDA or IRB/ethics committees, or by a company for various reasons. The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. In some cases, clinical trials are overseen by an independent group of qualified experts organized by the trial sponsor or the clinical monitoring board. This group provides authorization for whether or not a trial may move forward at designated check points. These decisions are based on the limited access to data from the ongoing trial. The suspension or termination of development can occur during any phase of clinical trials if it is determined that the participants or patients are being exposed to an unacceptable health risk. In addition, there are requirements for the registration of ongoing clinical trials of products on public registries and the disclosure of certain information pertaining to the trials, as well as clinical trial results after completion.
New Drug Applications (NDA) — FDA
In order to obtain approval to market a drug in the United States, a marketing application must be submitted to the FDA that provides data establishing the safety and effectiveness of the product candidate for the proposed indication. The application includes all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results, as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational product candidate to the satisfaction of the FDA. In most cases, the NDA must be accompanied by a substantial user fee; there may be some instances in which the user fee is waived. The FDA will initially review the NDA for completeness before it accepts it for filing. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. After the NDA is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review products are reviewed within ten to twelve months. The FDA can extend this review by three months to consider certain late submitted information or information intended to clarify data already provided in the submission. The FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP. The FDA may refer applications for novel products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. Product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.
Disclosure of Clinical Trial Information
Sponsors of clinical trials of certain FDA-regulated products, including prescription drugs, are required to register and disclose certain clinical trial information (though not specifically required for Phase I trials) on a public website maintained by the U.S. National Institutes of Health (“NIH”). Information related to the product, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the design and progress of our development programs.
Advertising and Promotion
As set out in the FDA`s website discussion14 on the “The Prescription Drug Marketing Act of 1987”, the FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs through, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling (package insert) approved by the FDA. Healthcare providers are permitted to prescribe drugs for “off-label” uses — that is, uses not approved by the FDA and, therefore, not described in the drug’s labeling — because the FDA does not regulate the practice of medicine. However, FDA regulations impose stringent restrictions on manufacturers’ communications regarding off-label uses.

Post-Approval Regulations
As set out in the FDA`s website discussion15 on “Post Marketing Requirements and Commitments”, after regulatory approval of a drug is obtained, a company is required to comply with a number of post-approval requirements. For example, as a condition of approval of an NDA, the FDA may require post-marketing testing, including Phase IV clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, as a holder of an approved NDA, a company would be required to report adverse drug reactions and production problems to the FDA, to provide updated safety and efficacy information, and to comply with requirements concerning advertising and promotional labeling for any of its products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval to assure and preserve the long-term stability of the drug or biological product. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural and substantive record keeping requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon a company and any third-party manufacturers that a company may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
Controlled Substances
As described in Brian T. Yeh’s 2012 publication16 “The Controlled Substances Act: Regulatory Requirements”, the United States federal Controlled Substances Act of 1970 (“CSA”), and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation, and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.
Facilities that research, manufacture, distribute, import, or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies), and controlled substance schedule(s). For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. However, certain coincident activities are permitted without obtaining a separate DEA registration, such as distribution of controlled substances by the manufacturer that produces them.
The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV, or V — with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently “accepted medical use” in treatment in the United States, and lack accepted safety for use under medical supervision. They may be used only in federally-approved research programs and may not be marketed or sold for dispensing to patients in the United States. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV, or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence. The regulatory requirements are more restrictive for Schedule II substances than for Schedule III substances. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist in most situations, and cannot be refilled.
The DEA inspects all manufacturing facilities to review security, record keeping, reporting, and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Required security measures

15
https://www.fda.gov/drugs/guidancecomplianceregulatoryinformation/post-marketingphaseivcommitments/default.htm

16
Yeh, BT. The Controlled Substances Act: Regulatory Requirements. https://www.amazon.com/Controlled-Substances-Act-Regulatory-Requirements-ebook/dp/B00BUBS8FC commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes, and cages, and through use of alarm systems and surveillance cameras. Manufacturing facilities must maintain records documenting the manufacture, receipt, and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedule I and II substance or Schedule III, IV, and V narcotic, and submit import or export declarations for Schedule III, IV, and V non-narcotics.
For drugs manufactured in the United States, the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research, and industrial needs. The quotas apply equally to the manufacturing of the API, and production of dosage forms.
The states also maintain separate controlled substance laws and regulations, including licensing, record keeping, security, distribution, and dispensing requirements. State Authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations, and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.
Potential sources of API for our cannabinoid products are in the United States, Canada, and certain European countries. We may choose to conduct clinical trials for any of our drug candidates outside the United States subject to regulatory approval. We may decide to develop, manufacture, or commercialize our product candidates in additional countries. As a result, we may also be subject to controlled substance laws and regulations from the various other regulatory agencies in other countries where we develop, manufacture, or commercialize our cannabinoid products in the future.
Marketing Exclusivity
As discussed in the May 19, 2015 issue17 of the “FDA/CDER SBIA Chronicles” published by the FDA, upon NDA approval of a new chemical entity, which for this purpose is defined as a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which the FDA cannot approve any abbreviated new drug application seeking approval of a generic version of that drug. Certain changes to the scope of an approval for a drug, such as the addition of a new indication to the package insert, are associated with a three-year period of exclusivity during which the FDA cannot approve an ANDA for a generic drug that includes the change. A Section 505(b)(2) NDA may be eligible for three-year marketing exclusivity, assuming the NDA includes reports of new clinical studies (other than bioequivalence studies) essential to the approval of the NDA.
An ANDA may be submitted one year before marketing exclusivity expires if a Paragraph IV certification is filed. In this case, the 30 months stay, if applicable, runs from the end of the five-year marketing exclusivity period. If there is no listed patent in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period.
Additionally, six months of marketing exclusivity in the United States is available under Section 505A of the FDCA if, in response to a written request from the FDA, a sponsor submits and the agency accepts requested information relating to the use of the approved drug in the pediatric population. This six-month pediatric exclusivity period is not a stand-alone exclusivity period, but rather is added to any existing patent or non-patent exclusivity period for which the drug product is eligible.

17
SBIA Chronicles. Patents and Exclusivity. May 19, 2015. https://www.fda.gov/downloads/Drugs/DevelopmentApprovalProcess/SmallBusinessAssistance/UCM447307.pdf

Patent Term Extension
As set out in the FDA`s website discussion18 “Small Business Assistance: Frequently Asked Questions on the Patent Term Restoration Program”, the term of a patent that covers an FDA-approved drug may be eligible for patent-term extension, which provides patent-term restoration as compensation- for the patent term lost during the FDA regulatory review process. The United States Federal Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent-term extension of up to five years beyond the expiration of the patent. The length of the patent-term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Canada, Europe, and other foreign jurisdictions to extend the term of a patent that covers an approved drug.
European and Other International Government Regulation
In addition to regulations in the United States and Canada, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Some countries outside of the United States have a similar process that requires the submission of a clinical trial application (“CTA”) much like the IND prior to the commencement of human clinical trials. In Europe, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed.
To obtain regulatory approval to commercialize a new drug under European Union regulatory systems, we must submit a marketing authorization application (“MAA”). The MAA is similar to the NDA, with the exception of, among other things, country-specific document requirements.
For other countries outside of the European Union, such as countries in Latin America, or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary from country to country. Internationally, clinical trials are generally required to be conducted in accordance with GCP, applicable regulatory requirements of each jurisdiction, and the medical ethics principles that have their origin in the Declaration of Helsinki.
Compliance
During all phases of development (pre- and post-marketing), failure to comply with applicable regulatory requirements may result in administrative or judicial sanctions. These sanctions could include the FDA’s imposition of a clinical hold on trials, refusal to approve pending applications, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, product detention, or refusal to permit the import or export of products, injunctions, fines, civil penalties, or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect.
Other Special Regulatory Procedures
Fast Track Designation
According to the discussion19 on the FDA’s website on “Fast Track”, under the Fast Track program, the sponsor of an IND may request the FDA to designate the drug candidate as a Fast Track drug if it is intended to treat a serious condition and fulfill an unmet medical need. The FDA must determine if the drug candidate qualifies for Fast Track designation within 60 days of receipt of the sponsor’s request. Once the FDA designates a drug as a Fast Track candidate, it is required to facilitate the development and expedite the review of that drug by providing more frequent communication with and guidance to the sponsor.

18
https://www.fda.gov/drugs/cder-small-business-industry-assistance-sbia/small-business-assistance-frequently-asked-questions-patent-term-restoration-program

19
https://www.fda.gov/ForPatients/Approvals/Fast/ucm405399.htm

In addition to other benefits such as the ability to use surrogate endpoints and have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the FDA’s review period for filing and reviewing an application does not begin until the last section of the NDA has been submitted. Additionally, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.
Breakthrough Therapy Designation
According to discussion20 on the FDA’s website on “Breakthrough Therapy”, the FDA may provide the Breakthrough Therapy designation to drugs to expedite the development and review of a candidate that is planned for use to treat a serious or life-threatening disease or condition when preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. A Breakthrough Therapy designation includes all of the Fast Track program features, as well as more intensive FDA guidance on an efficient drug development program. The FDA also has an organizational commitment to involve senior management in such guidance.
Orphan Drug Designation
As set out in the FDA website discussion21 on “Designating an Orphan Product: Drugs and Biological Products”, the FDA may grant Orphan Drug Designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or, if the disease or condition affects more than 200,000 individuals in the United States, if there is no reasonable expectation that the cost of developing and making the drug would be recovered from sales in the United States. As set out in the EMA’s website discussion22 on “Orphan Designation”, in the European Union, the EMA’s Committee for Orphan Medicinal Products grants Orphan Drug Designation to promote the development of products that are intended for the diagnosis, prevention, or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union community. Additionally, the Orphan Drug Designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.
In the United States, Orphan Drug Designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax credits for certain research, and user fee waivers under certain circumstances. In addition, if a product receives the first FDA approval for the indication for which it has Orphan Drug Designation, the product is entitled to seven years of market exclusivity, which means the FDA may not approve any other application for the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. In the European Union, Orphan Drug Designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following drug approval. This period may be reduced to six years if the Orphan Drug Designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Orphan Drug Designation must be requested before submission of an application for marketing approval. Orphan Drug Designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
Priority Review (United States) and Accelerated Assessment (European Union)
Based on results of the Phase III clinical trial(s) submitted in an NDA, upon the request of an applicant, a priority review designation may be granted to a product by the FDA, which sets the target date for FDA

20
https://www.fda.gov/ForPatients/Approvals/Fast/ucm405397.htm

11
https://www.europarl.europa.eu/RegData/etudes/IDAN/2015/554174/EPRS_IDA(2015)554174_EN.pdf

22
http://www.ema.europa.eu/ema/index.jsp?curl=pages/regulation/general/general_content_000029.jsp&
mid=WC0b01ac0580b18a41

action on the application at six months from the FDA’s decision on priority review application, or eight months from the NDA filing. According to the FDA website discussion23 on “Priority Review”, this status is given where preliminary estimates indicate that a product, if approved, has the potential to provide a safe and effective therapy where no satisfactory alternative therapy exists, or a significant improvement compared to marketed products is possible. If criteria are not met for priority review, the standard FDA review period is ten months from the FDA’s decision on priority review application, or 12 months from the NDA filing. The priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.
According to the EMA website discussion24 on “Accelerated Assessment”, under the Centralised Procedure in the European Union, the maximum timeframe for the evaluation of a MAA is 210 days (excluding “clock stops,” when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use (“CHMP”). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, which takes into consideration: the seriousness of the disease (e.g., heavy-disabling or life-threatening diseases) to be treated; the absence or insufficiency of an appropriate alternative therapeutic approach; and anticipation of high therapeutic benefit. In this circumstance, EMA ensures that the opinion of the CHMP is given within 150 days.
Accelerated Approval
As set out in the FDA website discussion25 on “Accelerated Approval”, under the FDA’s accelerated approval regulations, the FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit. This approval mechanism is provided for under 21CRF314 Subpart H and Subpart E. In this case, clinical trials are conducted in which a surrogate endpoint is used as the primary outcome for approval. A surrogate endpoint is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. This surrogate endpoint substitutes for a direct measurement of how a patient feels, functions, or survives and is considered reasonably likely to predict clinical benefit. Such surrogate endpoints may be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. When the Phase 4 commitment is successfully completed, the biomarker is deemed to be a surrogate endpoint. Failure to conduct required post-approval studies or confirm a clinical benefit during post-marketing studies, could lead the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.
Regulatory Framework in Canada for Cannabis
The production, processing, and sale of the Corporation’s Cardiol Rx and Cortalex products are subject to regulation under Canada’s regulatory framework for cannabis.
Summary of the ACMPR
The “Access to Cannabis for Medical Purposes Regulation” (the “ACMPR”) which came into force on August 24, 2016, replaced the MMPR as the governing regulations in respect of the production, sale, and distribution of medical cannabis and related oil extracts. The ACMPR itself has now been replaced by the Cannabis Act and the Cannabis Regulations.

23
https://www.fda.gov/forpatients/approvals/fast/default.htm

24
http://www.ema.europa.eu/ema/index.jsp?curl=pages/regulation/general/general_content_000955.jsp&
mid=WC0b01ac05809f843a

25
https://www.fda.gov/ForPatients/Approvals/Fast/ucm405447.htm

Cannabis Act and Cannabis Regulations
On December 13, 2016, the Task Force on Cannabis Legalization and Regulation (the “Task Force”), which was established by the Canadian Federal Government to seek input on the design of a new system to legalize, regulate and restrict access to cannabis, published its report outlining its recommendations. On April 13, 2017, the Canadian Federal Government released Bill C 45, an Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts (the “Cannabis Act”), which proposed the enactment of the Cannabis Act (Canada) to regulate the production, distribution, and sale of cannabis for unqualified adult use. On November 27, 2017, the House of Commons passed Bill C 45. On June 20, 2018, the Senate approved Bill C 45 and the Act received Royal Assent on June 21, 2018. The Cannabis Act came into force on October 17, 2018.
On November 22, 2017, Health Canada released for public consultation its proposed approach to the regulation of cannabis (the “Cannabis Regulations”). The purpose of the consultation paper was to solicit public feedback on an initial set of regulatory proposals that Health Canada was considering and was focused on the regulations that would facilitate the coming into force of the proposed Cannabis Act. Health Canada’s consultation addressed licensing, security requirements for producers and their facilities, product standards, labelling and packaging, and the proposed cannabis tracking system. It also addressed cannabis for medical purposes and health products containing cannabis. Health Canada proposed a risk-based approach to regulation, balancing the protection of health and safety of Canadians while enabling a competitive legal industry made up of large and small enterprises in all regions of Canada producing quality-controlled cannabis. On July 11, 2018, Health Canada released the regulations of cannabis in Canada Gazette, Part II, Volume 152, Number 14 — SOR/2018 144.
In June 2019, amended Cannabis Regulations were published outlining changes to the Cannabis Act that came into force October 17, 2019. As of October 17, 2019, The Cannabis Act grants authorization to licenced organization, to produce and sell “edibles containing cannabis”, “topical cannabis” and “cannabis concentrates” no earlier than December 17, 2019. The regulations provide for the addition of three product classes: edibles, extracts and topicals.
The Regulations are divided into the following seven major categories:
1.
Licenses, Permits and Authorizations;

2.
Security Clearances;

3.
Reporting and Disclosure;

4.
Cannabis Products;

5.
Packaging and Labelling;

6.
Access to Cannabis for Medical Purposes; and

7.
Drugs Containing Cannabis.

On October 17, 2020, amendments were made to the Cannabis Act and Regulations including the removal of cannabis oil as a separate product class under Schedule 4 of the Cannabis Act. Oil products have been reclassified either as cannabis extracts, edibles, or topical products, depending on the intended use. Label requirements under the Regulations were amended during this period.
On June 19, 2019, Health Canada opened a consultation on a potential new market classification for cannabis health products (“CHP”) that would not require practitioner oversight. The contemplated regulatory pathway would allow for specific health claims that would need to be supported by scientific evidence. Provinces and territories would continue to have the flexibility to authorize CHP sellers operating at any physical location. This could allow for CHPs for human and veterinary uses to be sold at pharmacies, veterinary clinics, pet stores, or livestock medicine outlets under strict conditions that respect federal requirements. Strictly controlled online sales would also remain possible. This consultation closed on September 3, 2019.
On February 27, 2020, the Government of Canada announced a call for nomination of a new Science Advisory Committee for Health Products Containing Cannabis which will provide independent scientific and clinical advice to support the Department’s consideration of appropriate safety, efficacy, and quality standards for health products containing cannabis, including the conditions under which these products would be suitable to be used without practitioner oversight. Nominations for the Science Advisory Committee were to made by April 9, 2020. On November 18, 2020, Health Canada released the membership list and biographies of the science advisory committee on health products containing cannabis. The science advisory committee met on November 2 and 3, 2020 to review the current regulatory framework for cannabis and potential alternative available regulatory pathways for prescription drugs, non-prescription drugs, natural health products and veterinary drugs. On November 30, 2020 and December 2, 2020 the committee met to discuss the evidence for cannabis use in humans, adverse reactions of cannabis, potential products for human use (non-prescription) and veterinary use.
The Cannabis Act, which came into force on October 17, 2018, requires that the Minister of Health initiate a review of the Act by October 17, 2021, three years following the legalization of recreational cannabis for adult use.
The impact of any regulatory changes on the Corporation’s business is unknown. See “Risk Factors — Changes in laws and regulations”.
Licenses, Permits and Authorizations
The Regulations establish different types of authorizations based on the activity being undertaken and, in some cases, the scale of the activity. Rules and requirements for different categories of authorized activities are intended to be proportional to the public health and safety risks posed by each category of activity. The types of authorizations include: (i) cultivation; (ii) processing; (iii) sale to the public for medical purposes and non-medical purposes in provinces and territories that have not enacted a retail framework; (iv) analytical testing; (v) import/export; and (vi) research.
Security Clearances
Select personnel (including individuals occupying a “key position”, such as directors, officers, large shareholders, and individuals identified by the Minister of Health) associated with certain licenses issued under the Cannabis Act are obliged to hold a valid security clearance issued by the Minister of Health. The Regulations enable the Minister of Health to refuse to grant security clearances to individuals with associations to organized crime or with past convictions for, or an association with, drug trafficking, corruption, or violent offences.
Reporting and Disclosure
Under the Cannabis Act, the Minister of Health is authorized to establish and maintain a national cannabis tracking system. The purpose of this system is to track cannabis throughout the supply chain to help prevent diversion of cannabis into, and out of, the legal market. The Regulations provide the Minister of Health with the authority to make a ministerial order that would require certain persons named in such order to report specific information about their authorized activities with cannabis, in the form and manner specified by the Minister.
Cannabis Products
The Regulations permit the sale to the public by licensed entities of dried cannabis, cannabis oil, fresh cannabis, cannabis plants, cannabis seeds, edibles containing cannabis, topical cannabis and cannabis concentrates (extracts). The Regulations acknowledge that a range of product forms should be enabled to help the legal industry displace the illegal market.
A solution containing 100% pharmaceutically manufactured cannabidiol (CBD) and no tetrahydrocannabinol (THC) is classified as “Cannabis” under the Cannabis Act. Specifically, Schedule 1 of the Cannabis Act defines “Cannabis” to include “any substance that is identical to any phytocannabinoid produced by, or found in, such a plant [cannabis], regardless of how the substance was obtained.” Cannabidiol, pharmaceutically manufactured, is identical to cannabidiol found in the cannabis plant.

Packaging and Labeling
The Regulations set out requirements pertaining to the packaging and labelling of cannabis products. Such requirements promote informed consumer choice and allow for the safe handling and transportation of cannabis. Consistent with the requirements under the ACMPR, the Regulations require all cannabis products to be packaged in a manner that is tamper-evident and child-resistant.
While minor allowances for branding are permitted, Health Canada has mandated strict limits on the use of colours, graphics, and other special characteristics of packaging, and products are required to be labelled with specific information about the product, contain mandatory health warnings similar to tobacco products, and be marked with a clearly recognizable standardized cannabis symbol. All packaging is required to contain a standardized cannabis symbol for those products containing greater than 10 ppm of THC.
Access to Cannabis for Medical Purposes
The medical access regulatory framework has remained substantively the same as previously existed under the ACMPR, with adjustments to create consistency with rules for non-medical use, improve patient access, and reduce the risk of abuse within the medical access system.
Drugs Containing Cannabis
Health Canada is following a scientific, evidenced-based approach for the oversight of health products with cannabis that are approved with health claims, including prescription and non-prescription drugs, natural health products, veterinary drugs and veterinary health products, and medical devices. Health products can only be sold if they have been approved by Health Canada following a scientific review.
Provincial and Territorial Regulatory Regimes
While the Cannabis Act provides for the regulation of the commercial production of cannabis for recreational purposes and related matters by the federal government, the Cannabis Act states that the provinces and territories of Canada have authority to regulate other aspects of recreational cannabis (similar to what is currently the case for liquor and tobacco products), such as sale and distribution, minimum age requirements, pricing and promotion, places where cannabis can be consumed, and a range of other matters.
The government of each Canadian province and territory has in place regulatory regimes for the distribution and sale of cannabis for consumer purposes within those jurisdictions. The following chart outlines the current basic regulatory regime in each province and territory:
Province / Territory	Legal Age	Where it is Legal to Purchase
Alberta	18	Private licensed stores or government-operated online store
British Columbia	19	Government-operated in-person and online stores or private licensed in-person stores
Manitoba	19	Private licensed stores or online
New Brunswick	19	Government-operated stores or online
Newfoundland and Labrador	19	Private licensed in-person stores or government-operated online store
Northwest Territories	19	Government-operated stores or online
Nova Scotia	19	Government-operated stores or online
Nunavut	19	Government-operated stores or online or by phone
Ontario	19	Private licensed in-person stores or government-operated online store
Prince Edward Island	19	Government-operated stores or online
Quebec	21	Government-operated stores or online
Saskatchewan	19	Private licensed stores or online

Province / Territory	Legal Age	Where it is Legal to Purchase
Yukon	19	Private licensed in-person stores or government-operated online store
RISK FACTORS
Investing in our Common Shares involves significant risks. You should carefully consider the risks described below, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this AIF. The risks and uncertainties described below are those we currently believe to be material, but they are not the only ones we face. If any of the following risks, or any other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur, or become material risks, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.
The Corporation’s prospects depend on the success of our acute myocarditis and subcutaneous product candidates which are at early stages of development, the success of our Phase II/III trial in high-risk patients hospitalized with COVID-19, and from sales of our pharmaceutical cannabidiol products. We do not expect to generate revenue for several years, if at all, from the acute myocarditis and subcutaneous product candidates.
Given the early stage of development of our acute myocarditis and subcutaneous product candidates, and the uncertainty inherent in clinical trials, we can make no assurance that our research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, we, alone or with others, must successfully develop, gain regulatory approval, and market our future products. We currently have no products that have been approved by the FDA, Health Canada, or any similar regulatory authority. To obtain regulatory approvals for our product candidates being developed and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy.
Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Positive results of early pre-clinical research may not be indicative of the results that will be obtained in later stages of pre-clinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favorable outcomes in later-stage clinical trials. We can make no assurance that any future studies, if undertaken, will yield favorable results. The early stage of our acute myocarditis and subcutaneous product development makes it particularly uncertain whether any of these product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost, or be successfully marketed. If we are successful in developing our current and future product candidates into approved products, we will still experience many potential obstacles such as the need to develop or obtain manufacturing, marketing, and distribution capabilities. If we are unable to successfully commercialize any of our products, our financial condition and results of operations may be materially and adversely affected.
Our only current source of revenue is the sale of our pharmaceutical cannabidiol. As a result, we are only generating revenue from one product, and may never generate significant revenue from the sale or licensing of other products, or otherwise. Moreover, sales of our pharmaceutical cannabidiol are not expected to generate sufficient revenue during 2021 to fully fund our operations.
The Continued Development of the Corporation will Require Additional Financing
There is no guarantee that the Corporation will be able to execute on its strategy. The continued development of the Corporation will require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of current business strategy or the Corporation ceasing to carry on business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Corporation. If additional funds are raised through issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences, and privileges superior to those of holders of Common Shares. In addition, from time to time, the Corporation may enter into transactions to acquire assets or the shares of other Companies. These transactions may be financed wholly or partially with debt, which may temporarily increase the Corporation’s debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Corporation to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans and there is no assurance that the Corporation would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to such debt financing. The Corporation may require additional financing to fund its operations to the point where it is generating positive cash flows. Negative cash flow may restrict the Corporation’s ability to pursue its business objectives.
In the event of bankruptcy, liquidation, or reorganization of Cardiol, holders of its debt and its trade creditors will generally be entitled to payment of their claims from the assets of Cardiol before any assets are made available for distribution to Cardiol or its shareholders. The Common Shares are effectively subordinated to the debt and other obligations of Cardiol.
Negative Cash Flow from Operations
During the 2020 Fiscal Period, the Corporation had negative cash flow from operating activities. Although the Corporation anticipates it will have positive cash flow from operating activities in future periods, to the extent that the Corporation has negative cash flow in any future period, current working capital may be used to fund such negative cash flow from operating activities, if any.
We intend to expend our limited resources to pursue our current product candidates, and may fail to capitalize on other product candidates that may be more profitable or for which there is a greater likelihood of success
Because we have limited financial and managerial resources, we are focusing on research programs relating to our current product candidates, which concentrates the risk of product failure in the event that our current product candidates prove to be unsafe or ineffective or inadequate for clinical development or commercialization. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on proprietary research and development programs relating to our current product candidates may not yield any commercially viable products.
We have a history of operating losses and may never achieve or maintain profitability in the future
Cardiol’s net loss for the year ended December 31, 2020 was $20,627,735 and for the year ended December 31, 2019 was $13,684,023. We have recently started generating revenue and it is possible that we will never have sufficient product sales revenue to achieve profitability. We expect to continue to incur losses for at least the next several years as we or our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully market our pharmaceutical cannabidiol and develop, manufacture, and market our current product candidates, as well as continue to identify, develop, manufacture, and market new product candidates. It is possible that we will never have significant product sales revenue or receive royalties on our licensed product candidates. If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities, or respond to competitive pressures.
We currently do not earn any revenues from our drug candidates and are therefore considered to be in the development stage. The continuation of our research and development activities and the commercialization of the targeted therapeutic products are dependent upon our ability to successfully finance and complete our research and development programs through a combination of equity financing and payments from strategic partners. We have no current sources of significant payments from strategic partners.
We rely on Management and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business
The loss of David Elsley, our President and CEO, or other key members of our staff, could harm us. We also depend on our scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial, medical, clinical, and regulatory personnel, particularly as we expand our activities and seek regulatory approvals for clinical trials. We routinely enter into consulting agreements with our scientific and clinical collaborators and advisors, key opinion leaders, and academic partners in the ordinary course of our business. We also enter into contractual agreements with physicians and institutions who will recruit patients into our clinical trials on our behalf in the ordinary course of our business. Notwithstanding these arrangements, we face significant competition for these types of personnel from other companies, research and academic institutions, government entities, and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth. The loss of the services of any of our executive officers or other key personnel could potentially harm our business, operating results, or financial condition.
Clinical trials for our product candidates are expensive, time consuming, uncertain, and susceptible to change, delay or termination
Clinical trials are expensive, time consuming, and difficult to design and implement. Even if the results of our clinical trials are favorable, the clinical trials for a number of our product candidates are expected to continue for several years and may take significantly longer to complete. In addition, we, the FDA, Health Canada or other regulatory authorities, including state and local authorities, may suspend, delay, or terminate our clinical trials at any time, require us to conduct additional clinical trials, require a particular clinical trial to continue for a longer duration than originally planned, require a change to our development plans such that we conduct clinical trials for a product candidate in a different order, e.g., in a step-wise fashion rather than running two trials of the same product candidate in parallel. Any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.
Our Activities are Subject to Comprehensive Regulation, including under Healthcare Laws and Compliance Requirements
In the United States, our activities are potentially subject to additional regulation by various federal, state, and local authorities in addition to the FDA, including, among others, the Centers for Medicare and Medicaid Services, other divisions of Health and Human Services, or HHS, (for example, the Office of Inspector General), the Department of Justice, and individual U.S. Attorney offices within the Department of Justice, and state and local governments.
In Canada, our activities are potentially subject to additional regulation by various federal and provincial authorities in addition to Health Canada, including among others, and publicly-mandated organizations given a provincial sales license under the Cannabis Act.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into supply contracts, including government contracts, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct pre-clinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete, and has uncertain outcomes. The outcome of pre-clinical studies and early clinical trials may not predict the success of later clinical trials and interim results of a clinical trial do not necessarily predict final results.
A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk we face is the possibility that none of our product candidates under development will successfully gain market approval from the FDA, Health Canada, or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in multiple stages of pre-clinical and clinical testing.
If we experience delays in clinical testing, we will be delayed in commercializing our product candidates, and our business may be substantially harmed
We cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. Our product development costs will increase if we experience delays in clinical testing. Significant clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our product candidates and may harm our financial condition, results of operations, and prospects. The commencement and completion of clinical trials for our products may be delayed for a number of reasons, including delays related, but not limited, to:
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failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;

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difficulties obtaining institutional review board or ethics committee approval to conduct a clinical trial at a prospective site;

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import/export and research restrictions for cannabinoid-based pharmaceuticals delaying or preventing clinical trials in various geographical jurisdictions;

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patients failing to enroll or remain in our trials at the rate we expect;

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suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of our contract manufacturers to comply with cGMP requirements;

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delays or failure to obtain clinical supply from contract manufacturers of our products necessary to conduct clinical trials;

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product candidates demonstrating a lack of safety or efficacy during clinical trials;

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patients choosing an alternative treatment for the indications for which we are developing any of our product candidates or participating in competing clinical trials and/or scheduling conflicts with participating clinicians;

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patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

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reports of clinical testing on similar technologies and products raising safety and/or efficacy concerns;

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clinical investigators not performing our clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, and regulatory requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;

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failure of our CROs to satisfy their contractual duties or meet expected deadlines;

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inspections of clinical trial sites by regulatory authorities or Institutional Review Boards (“IRBs”), or ethics committees finding regulatory violations that require us to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;

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one or more IRBs or ethics committees rejecting, suspending, or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or

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failure to reach agreement on acceptable terms with prospective clinical trial sites.

In addition, a clinical trial may be suspended or terminated by us, the FDA, IRBs, ethics committees, data safety monitoring boards, or other foreign regulatory authorities overseeing the clinical trial at issue or other regulatory authorities due to a number of factors, including, among others:
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failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols;

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inspection of the clinical trial operations or clinical trial sites by the FDA, the DEA, the European Medicines Agency, or other foreign regulatory authorities that reveals deficiencies or violations that require us to undertake corrective action, including the imposition of a clinical hold;

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unforeseen safety issues, including any safety issues that could be identified in our ongoing pre-clinical studies;

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adverse side effects or lack of effectiveness; and

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changes in government regulations or administrative actions.

Our product development costs will increase if we experience delays in testing or approval or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to regulatory authorities, IRBs, or ethics committees for re-examination, which may impact the cost, timing, or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on our business, financial condition, and prospects.
Negative results from clinical trials or studies of others and adverse safety events involving the targets of our products may have an adverse impact on our future commercialization efforts
From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors, or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to our product candidates, or the therapeutic areas in which our product candidates compete, could adversely affect the price of the common shares and our ability to finance future development of our product candidates, and our business and financial results could be materially and adversely affected.
We may not achieve our projected development goals within the time frames and cost estimates we announce and expect
We set goals for, and make public statements regarding, the expected timing and costs of the accomplishment of objectives material to our success, the commencement and completion of clinical trials and the expected costs to develop our product candidates. The actual timing and costs of these events can vary dramatically due to factors within and beyond our control, such as delays or failures in our clinical trials, issues related to the manufacturing of drug supply, uncertainties inherent in the regulatory approval process, market conditions, and interest by partners in our product candidates among other things. We may not make regulatory submissions or receive regulatory approvals as planned; our clinical trials may not be completed; or we may not secure partnerships for any of our product candidates. Any failure to achieve one or more of these milestones as planned would have a material adverse effect on our business, financial condition, and results of operations.

Unpredictable and volatile market price for Common Shares
The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following:
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actual or anticipated fluctuations in our quarterly results of operations;

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recommendations by securities research analysts;

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changes in the economic performance or market valuations of companies in the industry in which we operate;

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addition or departure of our executive officers and other key personnel;

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sales or perceived sales of additional common shares;

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significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors;

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operating and share price performance of other companies that investors deem comparable to us

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fluctuations to the costs of vital production materials and services;

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changes in global financial markets and global economies and general market conditions, such as interest rates and pharmaceutical product price volatility;

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operating and share price performance of other companies that investors deem comparable to the Corporation or from a lack of market comparable companies; and

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news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values, or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which might result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, our operations could be adversely affected, and the trading price of the Common Shares might be materially adversely affected.
Securities or industry analysts may publish inaccurate or unfavorable research reports, stock price and volume could decline
The trading market for our Common Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Common Shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of our Corporation or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our share price and trading volume to decline.
If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish
Our success, competitive position, and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes, and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights, and to operate without infringing the proprietary rights of third parties.
To date, we have exclusive rights to certain Canadian, U.S., and other foreign intellectual property. We anticipate filing additional patent applications in Canada, the U.S., and in other countries, as appropriate. However, we cannot predict:
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the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

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if and when patents will issue;

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whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

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whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade-secret protection and confidentiality agreements. To this end, it is our policy generally to require our employees, consultants, advisors, and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries, and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how, or other proprietary information is disclosed, the value of our trade secrets, know-how, and other proprietary rights would be significantly impaired and our business and competitive position would suffer.
Owning a patent does not per se prevent competition. To stop third-party infringement, a patent owner and/or licensee must take steps to enforce the patent through court proceedings. This can be a very lengthy and costly process and the outcome may be uncertain.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements
The Canadian Intellectual Property Office (“CIPO”) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to CIPO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.
While a patent may be granted by a national patent office, there is no guarantee that the granted patent is valid. Options exist to challenge the validity of the patent which, depending upon the jurisdiction, may include re-examination, opposition proceedings before the patent office, and/or invalidation proceedings before the relevant court. Patent validity may also be the subject of a counterclaim to an allegation of patent infringement.
Pending patent applications may be challenged by third parties in protest or similar proceedings. Third parties can typically submit prior art material to patentability for review by the patent examiner. Regarding Patent Cooperation Treaty applications, a positive opinion regarding patentability issued by the International Searching Authority does not guarantee allowance of a national application derived from the Patent Cooperation Treaty application. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and the patent’s scope can be modified after issuance. It is also possible that the scope of claims granted may vary from jurisdiction to jurisdiction.
The grant of a patent does not have any bearing on whether the invention described in the patent application would infringe the rights of earlier filed patents. It is possible to both obtain patent protection for an invention and yet still infringe the rights of an earlier granted patent.

We may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property
Our commercial success depends upon our ability to develop, manufacture, market, and sell our product candidates, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before CIPO, United States Patent and Trademark Office, and other applicable patents offices in foreign jurisdictions. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.
We may not be able to protect our intellectual property rights throughout the world
Filing, prosecuting, and defending patents on all of our product candidates throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in key markets, such as the United States, Canada, and certain countries internationally. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and their products may compete with ours.
We rely and will continue to rely on third parties to conduct and monitor many of our pre-clinical studies and our clinical trials, and their failure to perform as required could cause substantial harm to our business
We rely and will continue to rely on third parties to conduct a significant portion of our pre-clinical and clinical development activities. Pre-clinical activities include in vivo studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management, contract manufacturing, and quality assurance. If there is any dispute or disruption in our relationship with third parties, or if they are unable to provide quality services in a timely manner and at a feasible cost, our active development programs will face delays. Further, if any of these third parties fails to perform as we expect or if their work fails to meet regulatory requirements, our testing could be delayed, cancelled, or rendered ineffective.
Our product candidates contain compounds that may be classified as “controlled substances” in jurisdictions outside of Canada and are classified as cannabis in Canada. Outside of Canada they may be subject to controlled substance laws and regulations; within Canada they will be subject to the Cannabis Act and the Cannabis Regulations. In all jurisdictions, failure to receive necessary approvals may delay the launch of our products and failure to comply with these laws and regulations may adversely affect the results of our business operations.
Our product candidates contain substances related to the cannabis plant and are subject to the Cannabis Act and the Cannabis Regulations in Canada. As a pharmaceutical product, cannabidiol will be subject to both the Food and Drugs Act and regulations issued under the Cannabis Act and Cannabis Regulations. This will include the need for an establishment licence, import and export permits, and extensive record keeping.
In addition, since our product candidates contain a cannabinoid, their regulatory approval may generate public controversy. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for our product candidates. These pressures could also limit or restrict the introduction and marketing of our product candidates. Adverse publicity from cannabis misuse or adverse side effects from cannabis or other cannabinoid products may adversely affect the commercial success or market penetration achievable for our product candidates. The nature of our business attracts a high level of public and media interest, and in the event of any resultant adverse publicity, our reputation may be harmed. Furthermore, if our product candidates are classified as “controlled substances”, they may be subject to import/export and research restrictions that could delay or prevent the development of Cardiol’s products in various geographical jurisdictions.
Our ability to research, develop, and commercialize products is dependent on our ability to obtain and maintain licenses relating to possession and supply of controlled substances
Our research and manufacturing facilities are located in Canada. In Canada, various licenses are required to produce pharmaceutical cannabinoids. Our continued ability to research, develop, and commercialize our product candidates is dependent on our ability to obtain, and subsequently maintain, licenses relating to possession and supply of controlled substances.
Controlled substance legislation differs between countries and legislation in certain countries may restrict or limit ability to sell products
Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis. Countries may interpret/implement their treaty obligations in a way that creates a legal obstacle to our obtaining marketing approval for our product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our product candidates to be marketed or achieving such amendments to the laws and regulations may take a prolonged period of time.
Changes in laws and regulations
The Corporation endeavours to comply with all relevant laws, regulations, and guidelines, including those relating to the production, distribution, sale, and possession of cannabis in Canada. To the Corporation’s knowledge, it is in compliance with all such laws, regulations, and guidelines as described elsewhere in this AIF.
On April 13, 2017, the federal government of Canada introduced the Cannabis Act. On June 20, 2018, the Senate approved the Cannabis Act and the Act received Royal Assent on June 21, 2018. The Cannabis Act came into effect on October 17, 2018. The Cannabis Act creates a strict legal framework for controlling the production, distribution, sale, and possession of recreational cannabis in Canada. The Cannabis Act lifts the ban on the recreational use of cannabis in Canada dating back to 1923. The impact of any such new legislative system on the medical cannabis industry and the Corporation’s business plan and operations is uncertain.
As of October 17, 2019, the Cannabis Act grants authorization to licensed producers who have been approved by Health Canada, to produce and sell “edibles containing cannabis” and “cannabis concentrates” no earlier than December 17, 2019. In June 2019, amended Cannabis Regulations were published outlining changes to the Cannabis Act that came into force October 17, 2019. The new rules stipulate the addition of three new product classes: edibles, extracts and topicals.
On June 19th, 2019, Health Canada opened a consultation on potential market for cannabis health products (CHP) that would not require practitioner oversight. The contemplated regulatory pathway would allow for specific health claims that would need to be supported by scientific evidence. Provinces and territories would continue to have the flexibility to authorize CHP sellers operating at any physical location. This could allow for CHPs for human and veterinary uses to be sold at pharmacies, veterinary clinics, pet stores, or livestock medicine outlets under strict conditions that respect federal requirements. Strictly controlled online sales would also remain possible. This consultation closed on September 3rd, 2019.
On February 27th, 2020, the Government of Canada announced a call for nomination of a new Science Advisory Committee for Health Products Containing Cannabis which will provide independent scientific and clinical advice to support the Department’s consideration of appropriate safety, efficacy, and quality standards for health products containing cannabis, including the conditions under which these products would be suitable to be used without practitioner oversight. On November 18, 2020, Health Canada released the names of the initial members of the Science Advisory Committee. The committee has a one year term with an option of renewal based on the Department’s needs.

The Cannabis Act provides provincial, territorial, and municipal governments with the authority to prescribe regulations regarding retail and distribution of recreational cannabis. As such, the distribution model for recreational cannabis is prescribed by provincial and territorial regulations and differs in each jurisdiction. Some provinces have government- run retailers, while others have government-licensed retailers, and some have a combination of the two.
On December 12, 2020, Health Canada opened up a consultation period on possible amendments to the regulations made under the Cannabis Act. Interested parties had until January 11, 2021 to provide comments on Health Canada’s cannabis research involving human participants and cannabis testing, and to provide feedback on additional regulatory issues. The key issues Health Canada has identified for discussion are cannabis research involving human participants, cannabis testing, public possession limits, product labelling requirements, micro-class and nursery licensing regime, and measures to support the industry during COVID-19.
Tax and accounting requirements may change in ways that are unforeseen to the Corporation and the Corporation may face difficulty or be unable to implement and/or comply with any such changes
The Corporation is subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on the Corporation’s financial results, the manner in which it conducts its business, or the marketability of any of its products. In the future, the geographic scope of the Corporation’s business may expand, and such expansion will require the Corporation to comply with the tax laws and regulations of multiple jurisdictions. Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject the Corporation to penalties and fees in the future if the Corporation were to inadvertently fail to comply. In the event the Corporation was to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on the business, results of operations, and financial condition of the Corporation.
Management may not be able to successfully implement adequate internal controls over financial reporting (“ICFR”)
Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. However, the Corporation does not expect that its Disclosure, Controls, and Procedures or ICFR will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If the Corporation cannot provide reliable financial reports or prevent fraud, its reputation and operating results could be materially adversely affected, which could cause investors to lose confidence in the Corporation’s reported financial information, which in turn could result in a reduction in the value of the common shares.
Medical research of cannabinoids remains in early stages
Research in Canada, the U.S., and internationally regarding the medical benefits, viability, safety, efficacy, and dosing of cannabinoids remains in early stages. There have been relatively few clinical trials conducted on the benefits of cannabinoids. The statements made in this AIF concerning the potential medical benefits of cannabinoids are based on published articles and reports with details of research studies and clinical trials. As a result, the statements made in this AIF are subject to the experimental parameters, qualifications, and limitations in the studies that have been completed.
Although the Corporation believes that the articles and reports with details of research studies and clinical trials referenced in this AIF reasonably support its beliefs regarding the medical benefits, viability, safety, efficacy, and dosing of cannabinoids as set out in this AIF, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding and perceptions relating to, cannabinoids. Given these risks, uncertainties and assumptions, undue reliance should not be placed on such articles and reports.

Future research studies and clinical trials may draw opposing conclusions to those stated in this AIF or reach negative conclusions regarding the viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabinoids, which could have a material adverse effect on the demand for the Corporation’s products and therefore materially impact the business, financial condition, and operating results of the Corporation.
Pharmaceutical cannabinoid and other product candidates, if approved, may be unable to achieve the expected market acceptance and, consequently, limit our ability to generate revenue from new products
Even when product development is successful and regulatory approval has been obtained, our ability to generate significant revenue depends on the acceptance of our products by physicians and patients. We cannot assure you that our pharmaceutical cannabinoid product candidates will achieve the expected market acceptance and revenue if and when they obtain the requisite regulatory approvals. The market acceptance of any product depends on a number of factors, including the indication statement and warnings approved by regulatory authorities on the product label, continued demonstration of efficacy and safety in commercial use, physicians’ willingness to prescribe the product, reimbursement from third-party payers such as government health care systems and insurance companies, the price of the product, the nature of any post-approval risk management plans mandated by regulatory authorities, competition, and marketing and distribution support. Any factors preventing or limiting the market acceptance of our products could have a material adverse effect on our business, results of operations, and financial condition.
We have only commercialized one product to date
Even if we obtain regulatory approval for a product, our future success will still depend on our ability to successfully commercialize our products, which depends on a number of factors beyond our control, including the willingness of physicians to prescribe our products to patients, payers’ willingness and ability to pay for the drug, the level of pricing achieved, patients’ response to our products, the ability of our marketing partners to generate sales, and our ability to manufacture products on a cost-effective and efficient basis. If we are not successful in the commercialization of our products, our business, results of operations, and financial condition may be harmed.
We rely on contract manufacturers over whom we have limited control. If we are subject to quality, cost, or delivery issues with the pre-clinical and clinical grade materials supplied by contract manufacturers, our business operations could suffer significant harm
We currently have no manufacturing experience and rely on Dalton and other contract manufacturing organizations (“CMOs”) to manufacture our product candidates for pre-clinical studies and clinical trials. We rely on CMOs for manufacturing, filling, packaging, storing, and shipping of drug products in compliance with current good manufacturing practice, or cGMP, regulations applicable to our products. The FDA ensures the quality of drug products by carefully monitoring drug manufacturers’ compliance with cGMP regulations. The cGMP regulations for drugs contain minimum requirements for the methods, facilities, and controls used in manufacturing, processing, and packing of a drug product. If our CMOs increase their prices or fail to meet our quality standards, or those of regulatory agencies such as the FDA, and cannot be replaced by other acceptable CMOs, our ability to obtain regulatory approval for and commercialize our product candidates may be materially adversely affected.
Business disruptions affecting our third-party suppliers, manufacturers, and CROs could harm our future revenues and financial condition and increase our costs and expenses
We rely on third parties to supply the materials for and manufacture our APIs for our pre-clinical and clinical trials. There are only a limited number of suppliers and manufacturers of our APIs and our ability to obtain these materials could be disrupted if the operations of these manufacturers are affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, and other natural or man-made disasters or business interruptions. We also rely on CROs, clinical data management organizations, and consultants to design, conduct, supervise, and monitor pre-clinical studies of our product candidates and will do the same for our planned clinical trials. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of our research and development programs may be harmed or delayed, and our operations and financial condition could suffer.
Our existing collaboration agreements and any entered into in the future may not be successful, which would have adverse consequences
We are a party to, and may seek additional, collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and potential product candidates. We may enter into new arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for each product candidate, both in Canada and internationally. To the extent that we decide to enter into collaboration agreements, we will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document, and implement. We may not be successful in our efforts to establish, implement, and maintain collaborations or other alternative arrangements if we choose to enter into such arrangements. The terms of any collaboration or other arrangements that we may establish may not be favorable to us.
Any existing or future collaboration that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.
Disagreements between parties to a collaboration arrangement regarding development, intellectual property, regulatory or commercialization matters, can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority.
Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.
Product shipment delays would have adverse effect on the business
The shipment, import, and export of our product candidates may require import and export licenses. In the United States, the FDA, U.S. Customs and Border Protection, and in other countries, similar regulatory authorities regulate the import and export of pharmaceutical products that contain controlled substances. Specifically, the import and export process requires the issuance of import and export licenses by the relevant controlled substance authority in both the importing and exporting country. Once we are in the production phase, we may not be granted, or if granted, maintain, such licenses from the authorities in certain countries. Even if we obtain the relevant licenses, shipments of our product candidates may be held up in transit, which could cause significant delays and may lead to product batches being stored outside required temperature ranges. Inappropriate storage may damage the product shipment resulting in a partial or total loss of revenue from one or more shipment of our other product candidates. A partial or total loss of revenue from one or more shipment of our product candidates could have a material adverse effect on our business, results of operations and financial condition.
Our ability to generate product revenues will be diminished if our pharmaceutical cannabinoid drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement
Our ability to commercialize our pharmaceutical cannabinoid, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:
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government and health administration authorities;

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private health maintenance organizations and health insurers; and

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other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA or Health Canada, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our pharmaceutical cannabinoid. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our pharmaceutical cannabinoid, once approved, market acceptance of such pharmaceutical cannabinoid could be reduced.
We do not have a history of selling, marketing, or distributing products
We cannot assure that we will be able to market, sell, and distribute our products successfully. Our future success may also depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development, and such collaborator’s ability to successfully market and sell any such products. Although we intend to pursue collaborative arrangements regarding the sale and marketing of our products, there can be no assurance that we will be able to establish or maintain our own sales operations or affect collaborative arrangements, or that if we are able to do so, our collaborators will have effective sales forces. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we will in the future depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products internationally.
Competition
The Corporation expects to face intense competition from other companies in the sale of cannabidiol, some of which can be expected to have more financial resources and manufacturing and marketing experience than the Corporation. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition, and results of operations of the Corporation.
The sale of cannabinoid products is regulated under the Cannabis Act and various provincial regimes in Canada. With the opening of the cannabinoids market under the Cannabis Act, the Corporation expects to face additional competition from new entrants. If the number of users of medical cannabis in Canada increases, the demand for products will increase and the Corporation expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Corporation will require a continued high level of investment in research and development, marketing, sales, and client support. The Corporation may not have sufficient resources to maintain research and development, marketing, sales, and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition, and operating results of the Corporation.
Research and development and product obsolescence
Rapidly changing markets, technology, emerging industry standards and frequent introduction of new products characterize the Corporation’s business. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render the Corporation’s products obsolete, less competitive, or less marketable. The process of developing the Corporation’s products is complex and requires significant continuing costs, development efforts, and third-party commitments. The Corporation’s failure to develop new technologies and products and the obsolescence of existing technologies could adversely affect the business, financial condition, and operating results of the Corporation. The Corporation may be unable to anticipate changes in its potential customer requirements that could make the Corporation’s existing technology obsolete. The Corporation’s success will depend, in part, on its ability to continue to enhance its existing technologies, develop new technology that addresses the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of the Corporation’s proprietary technology entails significant technical and business risks. The Corporation may not be successful in using its new technologies or exploiting its niche markets effectively or adapting its businesses to evolving customer or medical requirements or preferences or emerging industry standards.

We may be subject to unfavourable publicity or consumer perception
The Corporation believes the cannabinoid industry is highly dependent upon consumer perception regarding the safety, efficacy, and quality of the cannabinoid produced. Consumer perception of the Corporation’s pharmaceutical cannabinoid products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention, and other publicity regarding the consumption of cannabinoids. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favourable to the cannabinoid market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention, or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings, or publicity could have a material adverse effect on the demand for the Corporation’s pharmaceutical cannabinoids and the business, results of operations, financial condition, and cash flows of the Corporation. The Corporation’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention, or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Corporation, the demand for the Corporation’s pharmaceutical cannabinoids, and the business, results of operations, financial condition, and cash flows of the Corporation. Further, adverse publicity reports or other media attention regarding the safety, efficacy, and quality of cannabinoid in general, or the Corporation’s pharmaceutical cannabinoids specifically, or associating the consumption of cannabinoid with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products legally, appropriately, or as directed.
Product liability
As a manufacturer and distributor of products designed to be ingested by humans, the Corporation faces an inherent risk of exposure to product liability claims, regulatory action, and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. The Corporation may be subject to various product liability claims, including, among others, that the products produced by the Corporation caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Corporation could result in increased costs, could adversely affect the Corporation’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, financial condition, and operating results of the Corporation. There can be no assurances that the Corporation will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.
Manufacturers and distributors can be subject to product recalls
Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the products that the Corporation produces or intends to produce are recalled due to an alleged product defect or for any other reason, the Corporation could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Corporation may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant Management attention. Although the Corporation has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency, or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action, or lawsuits. Additionally, if one of the products produced by the Corporation were subject to recall, the image of that product and the Corporation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for products produced by the Corporation and could have a material adverse effect on the results of operations and financial condition of the Corporation. Additionally, product recalls may lead to increased scrutiny of the operations of the Corporation by Health Canada or other regulatory agencies, requiring further Management attention and potential legal fees and other expenses.
The presence or absence of one or more large new orders in a specific quarter, ability to process orders, or order cancellation could cause results of operations to fluctuate on a quarterly basis
We will supply products to our commercial partners in response to their purchase order schedules. The size of each purchase order may fluctuate. As a result, the presence or absence in a specific quarter of one or more large new orders or delays in our ability to process large orders or the cancellation of previous orders may cause our results of operations to fluctuate on a quarterly basis. These fluctuations may be significant from one quarter to the next. Any demands that require us to quickly increase production may create difficulties for us. In addition, our lack of commercial history and the characteristic of our orders in any quarterly period make it very difficult to accurately predict or forecast our future operating results.
The Corporation may seek to expand its business and operations into jurisdictions outside of Canada, and there are risks associated with doing so
The Corporation may in the future expand its operations and business into jurisdictions outside of Canada. There can be no assurance that any market for the Corporation’s products will develop in any such foreign jurisdiction. The Corporation may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit the Corporation’s capability to successfully expand its operations and may have a material adverse effect on the Corporation’s business, financial condition, and results of operations.
The Corporation may become subject to liability arising from any fraudulent or illegal activity by its employees, contractors, and consultants
The Corporation is exposed to the risk that its employees, independent contractors, and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Corporation that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete, and accurate reporting of financial information or data. It is not always possible for the Corporation to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Corporation to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Corporation from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Corporation, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Corporation’s operations, any of which could have a material adverse effect on the Corporation’s business, financial condition and results of operations.
Corporation’s business is dependent on key inputs
The Corporation’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water, and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, and operating results of the Corporation. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, and operating results of the Corporation.
Operating risk and insurance coverage
The Corporation has insurance to protect its assets, operations, and employees. While the Corporation believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which the Corporation is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Corporation’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Corporation were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Corporation were to incur such liability at a time when it is not able to obtain liability insurance, its business, results of operations, and financial condition could be materially adversely affected.
Management of growth
The Corporation may be subject to growth-related risks, including capacity constraints and pressure on its internal systems and controls. The ability of the Corporation to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. The inability of the Corporation to deal with this growth may have a material adverse effect on the Corporation’s business, financial condition, results of operations, and prospects.
Conflicts of interest
The Corporation may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. In addition, the Corporation’s executive officers and Directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Corporation. In some cases, the Corporation’s executive officers and Directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Corporation’s business and affairs and that could adversely affect the Corporation’s operations. These business interests could require significant time and attention of the Corporation’s executive officers and Directors. In addition, the Corporation’s executive officers and Directors control a large percentage of common shares and may have ability to control matters affecting the Corporation.
The Corporation may also become involved in other transactions which conflict with the interests of its Directors and the officers who may from time-to-time deal with persons, firms, institutions, or companies with which the Corporation may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Corporation. In addition, from time to time, these persons may be competing with the Corporation for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Corporation’s Directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the Directors of the Corporation are required to act honestly, in good faith, and in the best interests of the Corporation.
In certain circumstances, the Corporation’s reputation could be damaged
Damage to the Corporation’s reputation could be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish, and discuss user generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in respect to the Corporation and its activities, whether true or not. Although the Corporation believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Corporation does not ultimately have direct control over how it is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations, and an impediment to the Corporation’s overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows, and growth prospects.
Third-party reputational risk
The parties with which the Corporation does business may perceive that they are exposed to reputational risk as a result of the Corporation’s medical cannabis business activities. This may impact the Corporation’s ability to retain current partners, such as its banking relationship, or source future partners as required for growth or future expansion in Canada or internationally. Failure to establish or maintain business relationships could have a material adverse effect on the Corporation.
Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, and diminished profits and future earnings
Healthcare providers, physicians, and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell, and distribute our products for which we obtain marketing approval. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid, or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business.
Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including exclusions from government funded healthcare programs.
Also, the Corruption of Foreign Public Officials Act (Canada) and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-Canadian officials for the purpose of obtaining or retaining business. Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, licensees, or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties, or prosecution and have a negative impact on our business, results of operations, and reputation.
Information systems security threats
The Corporation has entered into agreements with third parties for hardware, software, telecommunications, and other information technology (“IT”) services in connection with its operations. The Corporation’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems, and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism, and theft. The Corporation’s operations also depend on the timely maintenance, upgrade, and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Corporation’s reputation and results of operations.
The Corporation has not experienced any material losses to date relating to cyberattacks or other information security breaches, but there can be no assurance that the Corporation will not incur such losses in the future. The Corporation’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes, and practices designed to protect systems, computers, software, data, and networks from attack, damage, or unauthorized access is a priority. As cyber threats continue to evolve, the Corporation may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

No dividends
Our current policy is to retain earnings to finance the development and enhancement of our products and to otherwise reinvest in the Corporation. Therefore, we do not anticipate paying cash dividends on the common shares in the foreseeable future. Our dividend policy will be reviewed from time to time by our Board of Directors in the context of our earnings, financial condition, and other relevant factors. Until the time that we do pay dividends, which we might never do, our shareholders will not be able to receive a return on their common shares unless they sell them.
Future sales of common shares by existing shareholders
Holders of options to purchase Common Shares will have an immediate income inclusion for tax purposes when they exercise their options (that is, tax is not deferred until they sell the underlying Common Shares). As a result, these holders may need to sell Common Shares purchased on the exercise of options in the same year that they exercise their options. This might result in a greater number of Common Shares being sold in the public market, and fewer long-term holds of Common Shares by Management and our employees.
Cardiol may be subject to securities litigation which is expensive and could divert Management’s attention
The market price of the common shares may be volatile, and in the past companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our Management’s attention from other business concerns, which could seriously harm our business.
COVID-19 pandemic
The recent novel coronavirus (COVID-19) pandemic has impacted and could further impact our expected timelines, operations, and the operations of our third-party suppliers, manufacturers, and CROs as a result of quarantines, facility closures, travel and logistics restrictions, and other limitations in connection with the outbreak. While we expect this to be temporary, there is uncertainty around its duration and its broader impact.
Common Shares are Subject to Market Price Volatility
The market price of Common Shares may be adversely affected by a variety of factors relating to the Corporation’s business, including fluctuations in the Corporation’s operating and financial results, the results of any public announcements made by the Corporation and its failure to meet analysts’ expectations. In addition, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of Common Shares for reasons unrelated to the Corporation’s performance. Additionally, the value of Common Shares is subject to market value fluctuations based upon factors that influence the Corporation’s operations, such as legislative or regulatory developments, competition, technological change, global capital market activity and changes in interest and currency rates. There can be no assurance that the market price of Common Shares will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation’s performance.
The market value of Common Shares may also be affected by the Corporation’s financial results and political, economic, financial, and other factors that can affect the capital markets generally, the stock exchanges on which Common Shares are traded and the market segments in which the Corporation is a part.
Potential Dilution
The Corporation’s articles of incorporation and by-laws allow it to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as established by the Corporation’s board of directors, in many cases, without shareholder approval. The Corporation may issue additional Common Shares in future offerings (including through the sale of securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. The Corporation cannot predict the size of future issuances of Common Shares or the effect that future issuances and sales of Common Shares will have on the market price of Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and may experience dilution in its earnings per share.
Forward-Looking Information May Prove to be Inaccurate
Investors should not place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. Additional information on the risks, assumptions and uncertainties can be found under the heading “Forward-Looking Information”.
Negative Operating Cash Flow
The Corporation is currently incurring expenditures related to its operating activities that have generated negative operating cash flows. Operating cash flows may decline in certain circumstances, many of which are beyond the Corporation’s control. There is no assurance that sufficient revenues will be generated in the near future and the Corporation may continue to incur negative operating cash flow.
Nasdaq Listing Application
The Corporation made application to list its common shares on The Nasdaq Capital Market® (the “Nasdaq”) on March 1, 2021. The listing of the Corporation’s common shares on the Nasdaq is subject to the approval of the Nasdaq and the satisfaction of all applicable listing criteria and requirements. No assurance can be given that such application will be approved or that such listing will be completed. If the Nasdaq listing occurs, the Corporation’s common shares would no longer be listed on the OTCQX exchange. The Corporation plans to maintain its current listing on the TSX.
The listing of the Corporation’s common shares on Nasdaq is subject to the Corporation’s satisfaction of a number of conditions, including registration of Corporation’s common shares with the U.S. Securities and Exchange Commission (the “SEC”) and a determination by the Nasdaq Listing Qualifications Staff that the Corporation satisfies all applicable criteria for initial listing.
Investors are cautioned that although the Corporation has submitted an application to list its common shares on Nasdaq, the successful completion of the Nasdaq listing process is subject to the Corporation’s receipt of certain regulatory approvals from Nasdaq and the SEC, and satisfaction of all applicable qualitative and quantitative criteria for initial listing on Nasdaq. There can be no assurance that a U.S. listing will be obtained. Furthermore, the Corporation believes that, if its common shares are accepted for listing on Nasdaq and are registered with the SEC, its ongoing financial reporting, listing, compliance, and insurance costs will increase as a result.
DIVIDENDS
We have not declared dividends on our Common Shares in the past. We currently intend to reinvest all future earnings in order to finance the development and growth of our business. As a result, we do not intend to pay dividends on our Common Shares in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of dividends, and any other factors that the Board of Directors deems relevant.
CAPITAL STRUCTURE
Common Shares
As of the date hereof, 36,590,594 Common Shares are issued and outstanding. Each Common Share entitles the holder to receive notice of and attend all meetings of the Shareholders. Each Common Share carries the right to one vote. The holders of Common Shares are entitled to receive any dividends declared by the

Corporation in respect of the Common Shares at such time and in such amount as may be determined by the Board, in its discretion. In the event of the liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, holders of Common Shares are also entitled to participate, rateably, in the distribution of the assets of the Corporation, subject to the rights of the holders of any other class of shares ranking in priority to the Common Shares.
Share Purchase Warrants
The following table reflects the share purchase warrants of the Corporation issued and outstanding, excluding 1,020,000 Meros Special Warrants convertible automatically into Common Shares for no additional consideration in accordance with the original escrow release terms as described in the Meros License Agreement:
Expiry date	Exercise price ($)	Warrants outstanding
June 4, 2022	3.25	1,090,048	Warrants
June 4, 2022	2.50	55,182	Compensation Warrants
August 31, 2022	4.00	824,000	CARO Compensation Warrants
Total		1,969,230
Warrants
Each Warrant entitles the holder to acquire, subject to acceleration and adjustment in certain circumstances, one Common Share at an exercise price of $3.25 until 4:00 p.m. (Eastern time) on the date that is the earlier of (i) June 4, 2022, and (ii) thirty days following the date of delivery of an Acceleration Notice (hereafter defined) delivered in accordance with the terms of a warrant indenture entered into between the Corporation and Computershare Trust dated June 4, 2020, as amended by Supplemental Indenture dated March 15, 2021 (the “Warrant Indenture”), after which time the Warrants will be void and of no value.
If, at any time, the volume-weighted average trading price of the Common Shares is at least $4.50 for a period of ten consecutive trading days, the Corporation may provide notice via the issuance of a press release (an “Acceleration Notice”) that the expiry time of the Warrants shall be accelerated to the date which is 30 days after the date of such Acceleration Notice.
The Warrant Indenture provides for adjustment in the number of Common Shares issuable upon the exercise of the Warrants and/or the exercise price per Common Share upon the occurrence of certain events, including:
i.
the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Warrants);

ii.
the subdivision, redivision or change of the Common Shares into a greater number of shares;

iii.
the reduction, combination, or consolidation of the Common Shares into a lesser number of shares;

iv.
the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

v.
the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares; rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares; of evidences of indebtedness, or any property or other assets.

The Warrant Indenture also provides for adjustments in the class and/or number of securities issuable upon exercise of the Warrants and/or exercise price per security in the event of the following additional events:

(a) reclassification or re-designation of the Common Shares or a capital reorganization of the Corporation (other than as described in clauses i or ii above), (b) consolidations, amalgamations, arrangements, mergers or other business combination of the Corporation with or into another entity, or (c) any sale, lease, exchange or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another entity, in which case each holder of a Warrant which is thereafter exercised will receive, in lieu of Common Shares, the kind and number or amount of other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the Warrants prior to the event.
The Corporation also covenants in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Common Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such events.
No fractional Common Shares will be issuable to any holder of Warrants upon the exercise thereof, and no cash or other consideration will be paid in lieu of fractional shares. The holding of Warrants or Broker Warrants will not make the holder thereof a shareholder of the Corporation or entitle such holder to any right or interest in respect of the Warrants except as expressly provided in the Warrant Indenture. Holders of Warrants will not have any voting or pre-emptive rights or any other rights of a holder of Common Shares.
The Warrant Indenture provides that, from time to time, Computershare Trust and the Corporation, without the consent of the holders of Warrants, may be able to amend or supplement the Warrant Indenture for certain purposes, including rectifying any ambiguities, defective provisions, clerical omissions or mistakes, or other errors contained in the Warrant Indenture or in any deed or indenture supplemental or ancillary to the Warrant Indenture, provided that, in the opinion of Computershare Trust, relying on counsel, the rights of the holders of Warrants are not prejudiced, as a group. Any amendment or supplement to the Warrant Indenture that is prejudicial to the interests of the holders of Warrants, as a group, will be subject to approval by an “Extraordinary Resolution”, which will be defined in the Warrant Indenture as a resolution either: (i) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66 2∕3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66 2∕3% of the number of all of the then outstanding Warrants.
The principal transfer office of Computershare Trust in Toronto, Ontario, is the location at which Warrants may be surrendered for exercise or transfer.
Compensation Warrants
Each Broker Warrant entitles the holder to acquire one Common Share and one-half of one Common Share purchase warrant at a price of $2.50. Each additional whole warrant is exercisable into one Common Share at the price of $3.25 per share until June 4, 2022.
CARO Compensation Warrants
See “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”.
Meros Special Warrants
See “Business of Cardiol — Commercialization Relationships — Meros”.
Stock Options and other Share-Based Awards
The Board of Directors has adopted an Equity Compensation Plan under which options to purchase Common Shares and other Share-Based Awards (as defined below) may be granted to the Corporation’s Directors, officers, employees, and consultants. See below “Summary of Equity Compensation Plan”. The following table sets out the current number of options outstanding and details, the expiry date, the grant date, the exercise price, and options exercisable:
Expiry date	Grant Date	Exercise price ($)	Options outstanding	Options exercisable
June 22, 2022	June 23, 2020	2.58	83,334	83,334
February 8, 2023	February 9, 2021	4.56	416,666	416,666
February 18, 2023	February 19, 2021	4.80	560,000	250,000
February 23, 2023	February 24, 2021	4.46	130,000	30,000
October 15, 2024	October 16, 2019	3.23	110,000	36,667
December 2, 2024	December 3, 2019	4.08	60,000	20,000
December 5, 2024	December 6, 2019	3.69	60,000	30,000
February 23,2025	February 24, 2020	3.54	86,300	86,300
August 16, 2025	August 16, 2018	5.00	200,000	200,000
August 19, 2025	August 20, 2020	2.12	100,000	—
August 30, 2025	September 5, 2018	5.00	580,000	423,330
October 7, 2025	October 8, 2020	2.90	35,000	—
December 2, 2025	December 3, 2020	2.59	210,000	—
January 2, 2026	January 3, 2019	4.30	150,000	150,000
January 24, 2026	January 24, 2019	5.34	60,000	40,000
March 29, 2026	March 30, 2021	4.51	400,000	—
April 1, 2026	April 2, 2019	5.77	140,000	46,667
April 4, 2026	April 5, 2019	5.42	60,000	20,000
Total			3,441,300	1,832,964
In addition to the options noted above, the following Share-Based Awards were granted in 2020: 6,914 on March 30, 2020 at a price of $3.00, 6,500 on November 2, 2020 at a price of $2.90, and 4,000 on December 17, 2020 at a price of $2.53. There are no restrictions on the Share-Based Awards granted during 2020.
Summary of the Equity Compensation Plan
The Equity Compensation Plan is designed to give individuals an interest in preserving and maximizing shareholder value in the longer term, to enable the Corporation to attract and retain individuals with experience and ability and to reward individuals for current performance and expected future performance. The Equity Compensation Plan amended and restated the Corporation’s stock option plan effective April 22, 2020, and was approved by the Corporation’s shareholders on June 1, 2020.
A description of the Equity Compensation Plan is set out below.
Eligible Participants:    Directors, Employees and Service Providers (as those terms are defined in the Equity Compensation Plan, and referred to as “Participants”) are eligible to be granted Awards under the Equity Compensation Plan and are Participants. “Award” is defined to mean, individually or collectively, a grant under the Equity Compensation Plan of Options or a grant or issue under the Equity Compensation Plan of Share-Based Awards. “Option” is defined to mean a stock option granted to a Director, Employee or Service Provider to purchase a Common Share. A Share-Based Award is defined to mean a Common Share award granted or issued to a Non-Executive Employee, an Independent Director, or a Service Provider (as those terms are defined in the Equity Compensation Plan).
Number of Shares Reserved:   The number of Common Shares which may be issued pursuant to the Equity Compensation Plan may not exceed 13% of the issued Common Shares from time to time. The number of Common Shares which may be issuable pursuant to exercise of Options shall not exceed 10% of issued Common Shares from time to time. The maximum number of Share-Based Awards granted or issued in any fiscal year shall not exceed 3% of the issued Common Shares, on the first day of such fiscal year. Common

Shares covered by an option that have been exercised, terminated, or expired shall again be available for an option grant. As of the date hereof, the total number of Common Shares issuable upon exercise of options granted under the Option Plan is 3,441,300 Common Shares (representing approximately 9.4% of the Common Shares issued and outstanding) and Common Shares available for issuance pursuant to future Option grants is 217,759 Common Shares (representing approximately 0.6% of the Common Shares outstanding). As of the date hereof, the total number of Common Shares issuable as Share-Based Awards for the remainder of 2021 is 812,388.
Limitations on Grants:   The aggregate number of Common Shares issuable to insiders of the Corporation within any one-year period under the Equity Compensation Plan, or when combined with all of the Corporation’s other security-based compensation arrangements, shall not exceed 10% of the Corporation’s total issued and outstanding Common Shares. The aggregate number of Common Shares reserved for issuance to insiders of the Corporation at any time under the Equity Compensation Plan, or when combined with all of the Corporation’s other security-based compensation arrangements, shall not exceed 10% of the Corporation’s total issued and outstanding Common Shares. Share-Based Awards cannot be granted to employees who are insiders of the Corporation.
Exercise Price:   The exercise price of the Common Shares covered by each Option is determined by the Board. While the Common Shares are listed on the TSX, the exercise price shall not be less than the “Market Price” of the Common Shares at the time the option is granted. “Market Price” is defined in the Equity Compensation Plan as the closing price of the Common Shares on the TSX, or another stock exchange where the majority of the trading volume and value of the Common Shares occurs, on the day immediately preceding the relevant date. If the Common Shares are listed on an exchange other than the TSX, the exercise price will be determined in accordance with the policies of such other exchange, or in the absence thereof, will be determined as the closing sales price of such Shares as quoted on such exchange for the market trading date immediately prior to the time of determination less any discount permitted by such exchange.
Vesting:   The Equity Compensation Plan provides that an option may be exercised (in each case to the nearest full share) during the term of the Option as follows unless determined otherwise by the Board by resolution: (a) one-third on the first anniversary of the date of the Option certificate relating to the options; (b) one-third on the second anniversary of the date of the Option certificate; and (c) the remaining one-third shall vest on the third anniversary of the date of the Option certificate.
Term of Options:   Subject to the termination and change of control provisions noted below, the term of any option granted under the Equity Compensation Plan is determined by the Board and may not exceed ten years from the date of grant. Should the expiry date for an option fall within a blackout period or within nine business days following the expiration of a blackout period, such expiry date shall be automatically extended without any further act or formality to that date which is the tenth business day after the end of the blackout period, such tenth business day to be considered the expiry date for such option for all purposes under the Equity Compensation Plan. A “blackout period” is a period during which designated persons cannot trade Common Shares of the Corporation pursuant to any policy of the Corporation respecting restrictions on trading.
Termination:   If the Participant is a director, Employee, or Service Provider of the Corporation and ceases to be such, other than by reason of death, then the expiry date of the Option is 90 days following the termination date, provided that, the Board has the discretion to waive the 90-day termination requirement, to permit the Participant to exercise any options for the full term of the Options, unless the Participant is terminated as a result of certain specified circumstances (including termination for cause for Employees and Service Providers) in which case the expiry date will be the date the Participant is terminated. The date that the Participant ceases to be an Employee or Service Provider of the Corporation for the purposes of the Equity Compensation Plan means the date designated by the Corporation as the effective date on which the Participant ceases, for any reason whatsoever, to perform services for or to be employed by the Corporation, as determined in the sole discretion of the Corporation.
In the event of the death of a Participant, the Participant’s Option may be exercised only within one year next succeeding such death and then only (i) by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or the laws of descent and distribution, and (ii) to the extent that the Participant was entitled to exercise the Option at the date of death. Each Share-Based Award agreement shall set forth the extent to which the Participant shall have the right to receive Share-Based Awards following termination of the Participant’s employment or other relationship wit the Corporation. Such provisions shall be determined at the sole discretion of the Administrator. The Administrator is any director or employee of the Corporation that has been delegated by the Board to administer the Equity Compensation Plan.
Change of Control:   In the event of an actual or potential change of control, the Board has the right to deal with any Awards in the manner it deems equitable and appropriate in the circumstances, including the right to: (i) determine that any Awards will remain in full force and effect in accordance with their terms after the change of control; (ii) cause any Awards to be converted or exchanged for options to acquire shares of another entity involved in the change of control, having the same value and terms and conditions as the Awards; (iii) accelerate the vesting of any unvested Awards; (iv) provide Participants with the right to surrender any Awards for an amount per underlying Common Share equal to the positive difference, if any, between the fair market value of the Common Share on the date of surrender and the Option exercise price of such Awards; and (v) accelerate the date by which any Awards must be exercised.
Assignability:   The benefits, rights, and Awards accruing to any Participant in accordance with the terms and conditions of the Equity Compensation Plan are not transferable or assignable. During the lifetime of a Participant any benefits, rights and Awards may only be exercised by the Participant.
Amendment Provisions:   The Equity Compensation Plan provides that the Board may from time to time amend the Equity Compensation Plan and the terms and conditions of any Award granted thereunder, provided that any such amendment, modification, or change to the provisions of the Equity Compensation Plan shall: (a) not adversely alter or impair any Award previously granted except as permitted by the adjustment provisions in the Equity Compensation Plan; (b) be subject to any regulatory approvals, where required, including the approval of the TSX, where necessary; (c) be subject to Shareholder approval in accordance with the rules of the TSX in circumstances where the amendment, modification or change to the Equity Compensation Plan would (i) reduce the exercise price of an option held by an insider of the Corporation; (ii) extend the term of an Option held by an insider of the Corporation beyond the original term of the Option (other than pursuant to the blackout period provisions); (iii) amend to remove or to exceed the insider participation limits in the Equity Compensation Plan; (iv) increase the fixed maximum percentage of issued and outstanding Common Shares which may be issued pursuant to the Equity Compensation Plan or change from a fixed maximum percentage of issued and outstanding Common Shares to a fixed maximum number of Common Shares; or (v) amend the amendment provisions and (d) not be subject to Shareholder approval in circumstances where the amendment, modification or change to the Equity Compensation Plan or Award would (i) be of a “housekeeping nature”; (ii) be necessary for Awards to qualify for favourable treatment under applicable tax laws; (iii) alter, extend or accelerate any vesting terms or condition in the Equity Compensation Plan or any option; (iv) introduce, amend or modify any mechanics for exercising any Option (including relating to a cashless exercise feature or an automatic exercise feature); (v) change the term of an Option or change any termination provision in the Equity Compensation or any Award (for example, relating to termination of employment, resignation, retirement or death), provided that such change does not entail an extension beyond the original term of such Award (other than such period being extended by virtue of the blackout provisions); (vi) introduce a share appreciation right feature payable in cash or Common Shares, provided that such feature provides for a full deduction of the number of underlying Common Shares from the Equity Compensation Plan maximum as applicable; (vii) change the application of the adjustment or change of control provisions; (viii) add a form of financial assistance or amend a financial assistance provision which is adopted; or (ix) change the eligible participants under the Equity Compensation Plan.
Financial Assistance:   The Equity Compensation Plan does not provide for the Corporation to give financial assistance to facilitate the purchase of Common Shares under the Equity Compensation Plan.
Taxes and Source Deductions:   The Equity Compensation Plan provides that the Corporation or any subsidiary may take such reasonable steps for the deduction and withholding of any taxes and other required source deductions that the Corporation or the subsidiary, as the case may be, is required by any law or regulation of any governmental authority whatsoever to withhold, deduct or remit in connection with the Equity Compensation Plan, any exercise or surrender of any option, or a portion thereof, by an Participant or any issuance of Common Shares to an Participant.

In addition, the delivery of any Common Shares to be issued to an Participant on the exercise or termination of options by the Participant, may be made conditional upon the Participant (or other person) reimbursing or compensating the Corporation or making arrangements satisfactory to the Corporation for the payment to it in a timely manner of all taxes required to be remitted for the account of the Participant.
MARKET FOR SECURITIES
Common Shares
The Common Shares currently trade under the symbol “CRDL” on the TSX. The Common Shares commenced trading on the TSX on December 20, 2018. The following table sets out the price range and trading volume of the Common Shares, as reported by the TSX, for each month traded in Cardiol’s financial year ended December 31, 2020, and the current fiscal year to date:
	Common Shares Price Range
Month	High ($)	Low ($)	Total Volume
January 2020	5.00	3.80	966,523
February 2020	4.35	2.70	535,262
March 2020	3.69	1.87	1,427,500
April 2020	3.25	2.32	1,639,880
May 2020	3.50	2.35	2,434,072
June 2020	3.05	2.26	1,960,604
July 2020	2.62	2.21	830,535
August 2020	3.01	1.98	1,479,773
September 2020	3.63	2.48	2,049,616
October 2020	3.75	2.70	2,282,457
November 2020	3.15	2.41	2,045,283
December 2020	2.98	2.32	1,619,214
January 2021	3.66	2.61	3,321,624
February 2021	5.32	3.05	6,092,761
March 2021	5.06	3.45	5,123,100
ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER
As at December 31, 2020, no outstanding Common Shares or other securities of Cardiol were held in escrow or subject to contractual restrictions on transfer, other than as described under “Capital Structure — Stock Options and other Share-Based Awards.
DIRECTORS AND MANAGEMENT
The following table sets out, for each of our directors and executive officers, the person’s name, province or state, and country of residence, position with us, principal occupation and, if a director, the date on which the person became a director. Our directors are expected to hold office until our next annual general meeting of Shareholders. Our directors are elected annually and, unless re-elected, retire from office at the end of the next annual general meeting of Shareholders. As a group, the Directors and executive officers beneficially own, or control or direct, directly or indirectly, a total of 3,935,872 Common Shares, representing 10.76% of the Common Shares outstanding.

Directors and Executive Officers
Name and Province or State and Country of Residence	Position with the Corporation	Since	Principal Occupation
David Elsley Ontario, Canada	Director, President, and Chief Executive Officer	January 19, 2017	President, Chief Executive Officer, and Secretary of Cardiol since January 19, 2017. Self-employed, investigated drug formulations that are the foundation of Cardiol’s business (from 2013 to 2017).
Chris Waddick Ontario, Canada	Chief Financial Officer and Corporate Secretary	August 16, 2018	Chief Financial Officer and Corporate Secretary of Cardiol since August 16, 2018. Executive Vice President and CFO of Active Energy Inc., a private energy company, since January 2013 and President of NRJ Consulting Inc., a consulting company, since November 2009.
Bernard Lim Ontario, Canada	Chief Operating Officer	December 3, 2020	Chief Operating Officer of Cardiol since December 3, 2020. Chair of the Board and interim CEO of AndersDx (UK) a technology company since 2009. Chair of the Board for Altus Assessments Inc. a technology company focused on professional screening for academic institutions since 2014. Chair of the Board of Front Line Medical, a vascular trauma medical device company since 2020. Director of Aventamed (Ireland) a medical device company since 2015.
Dr. Andrew Hamer Nelson, New Zealand	Chief Medical Officer (CMO)	March 29, 2021	Chief Medical Officer of Cardiol since March 29, 2021. Served as Executive Director, Global Development — Cardiometabolic at California-based Amgen Inc.
Dr. Eldon R. Smith Alberta, Canada	Chairman, Director, and Former CMO(6)	Chairman since August 21, 2018, Director since January 19, 2017	President & CEO, Eldon R. Smith and Associates Ltd., a consulting company, and professor emeritus at the University of Calgary, Faculty of Medicine. Served as Chief Medical Officer of Cardiol from January 19, 2017 to March 29, 2021.
Deborah Brown(1)(2)(3)(5) Ontario, Canada	Director	August 20, 2018	Managing Partner of Accelera Canada Ltd., a specialty consultancy firm that assists emerging international biopharma ventures with the development and implementation of Canadian market

Name and Province or State and Country of Residence	Position with the Corporation	Since	Principal Occupation
entry approaches; formerly with EMD Serono, an affiliate of Merck KGaA, from 2000 to 2014, including serving as Executive Vice-President of Neuroimmunology for the company’s U.S. operations and President and Managing Director of the company’s Canadian operations.
Iain Chalmers(2)(4) Ontario, Canada	Director	August 20, 2018	Professor of Marketing and Alcohol Business Management, Centennial College, Toronto. Previously, Vice-President of Marketing and Innovation for Diageo Canada (from 2000 to 2016).
Thomas Moffatt Ontario, Canada	Chief Commercial Officer	March 1, 2019	Chief Commercial Officer of Cardiol. Previously Chief Operating Officer and Vice President Operations at Rx Drug Mart Inc.
Peter Pekos(2) Ontario, Canada	Director	December 15, 2017	President and Chief Executive Officer of Dalton Pharma Services.
Dr. Guillermo Torre-Amione(1)(5) Monterrey, Mexico	Director	August 20, 2018	President of TecSalud. Previously, Chief of Heart Failure Division and Medical Director of Cardiac Transplantation, Houston Methodist DeBakey Heart & Vascular Center.
Colin Stott(1)(5) Southport, United Kingdom	Director	December 3, 2019	Chief Operating Officer of Alinova Biosciences Ltd. Previously Scientific Affairs Director, International and R&D Operations Director for GW Pharmaceuticals plc

Notes:
(1)
Member of the Audit Committee

(2)
Member of the Corporate Governance and Compensation Committee (“CG&C Committee”)

(3)
Chair of the Audit Committee

(4)
Chair of the CG&C Committee

(5)
Independent

(6)
Dr. Eldon Smith resigned as Chief Medical Officer of the Corporation effective March 29, 2021, but remains with Cardiol as Chairman of the Board of Directors. Dr. Andrew Hamer took over as Chief Medical Officer on March 29, 2021.

Biographies of Directors and Executive Officers
The following are brief profiles of our executive officers and directors, including a description of each individual’s principal occupation within the past five years.
David Elsley, MBA — President, Chief Executive Officer, and Director
Mr. David Elsley is a business leader with a proven track record of developing, financing, and managing all aspects of corporate development in biotechnology and high-growth organizations. In 1990, Mr. Elsley founded Vasogen Inc., a biotechnology company focused on the research and commercial development of novel therapeutics for the treatment of heart failure and other inflammatory conditions. Mr. Elsley assembled a team of management, directors, and scientific advisors comprising industry professionals and thought leaders from North America and Europe. He managed and directed Vasogen’s growth from start-up to an organization employing over 250 people with operations and R&D programs in Canada, the United States, and Europe. Mr. Elsley established the research and development infrastructure, partnerships, manufacturing capability, and corporate quality systems necessary to advance two anti-inflammatory therapies from concept to completion of international multi-center pivotal phase III clinical trials involving 2,500 patients. Vasogen went public on the TSX and the Nasdaq, raising over $200 million to support corporate development and reached a market capitalization of over USD $1 billion. Mr. Elsley holds a Master of Business Administration from the Ivey School of Business, University of Western Ontario.
Andrew Hamer, MB, ChB — Chief Medical Officer
Dr. Andrew Hamer brings 30 years of experience in the global life sciences industry, medical affairs, and cardiology practice to the Company. Most recently he served as Executive Director, Global Development-Cardiometabolic at California-based Amgen Inc., where he led the Global Development group for Repatha®, the LDL cholesterol lowering PCSK9 inhibitor evolocumab, which generated revenues of almost USD $900 million in 2020. As development lead, Dr. Hamer headed the Repatha® global evidence generation team collaborating with safety, regulatory, health economics, observational research, scientific communications, publications, medical affairs, and clinical operations teams to design and execute several multi-center clinical trials in support of FDA and international regulatory filings. Prior to his five-year tenure with Amgen, Dr. Hamer served for two years as VP Medical Affairs at Capricor Therapeutics Inc., where he was responsible for the development of novel therapeutics for heart disease and for the supervision of the clinical operations of the company, including clinical trial design and execution.
Prior to joining the life sciences industry, Dr. Hamer practiced cardiology and internal medicine in New Zealand for 19 years. His distinguished career in cardiology culminated as Chief Cardiologist at Nelson Hospital, Nelson Marlborough District Health Board, Nelson, while concurrently leading cardiac services nationally in New Zealand. Dr. Hamer graduated with a medical degree (MB, ChB) from the University of Otago, New Zealand, an internationally recognized medical school which recently ranked among the top twenty universities in the world in several medical subject categories. His clinical research training took place at various centres in New Zealand and London, UK, followed by a cardiology fellowship at Deaconess Hospital, Harvard Medical School, Boston. Dr. Hamer has co-authored many high-quality peer-reviewed scientific publications reflecting his considerable experience as a clinical trialist, having served as a principal or co-investigator for 40 multi-centre clinical trials in therapies for acute coronary syndrome, heart failure, hypertension, cholesterol disorders, atrial fibrillation, and diabetes.
Eldon R. Smith, OC, LLD (Hon), MD, FCAHS, FCCS, FRCPC — Chairman and Former Chief Medical Officer
Dr. Eldon Smith received his medical degree cum laude from Dalhousie University. Following Internal Medicine and Cardiology training in Canada, the UK, and the USA, he joined the Faculty at Dalhousie in 1973. In 1980, Dr. Smith became Head of Cardiology at the University of Calgary and the Foothills Hospital in Calgary; subsequently becoming Chairman of Medicine, Associate Dean for Clinical Affairs, and from 1992 to 1997, Dean of Medicine. From 1997 to 2010, he was Editor-in-Chief of the Canadian Journal of Cardiology. Dr. Smith has published more than 250 papers and has contributed to many organizations, including being President of the Canadian Cardiovascular Society and the Association of Canadian Medical Colleges. In 2006, the Federal government appointed him to Chair the Steering Committee for the Canadian Heart Health Strategy. Dr. Smith became an Officer of the Order of Canada in 2005 and in 2014 received an Honorary Doctor of Laws Degree from Dalhousie University. Over the past 20 years, Dr. Smith has been a Director of more than ten public companies focused on the biotech sector; among his roles are Chairman and Lead Director.
Chris Waddick, MBA, CPA, CA — Chief Financial Officer and Corporate Secretary
Mr. Chris Waddick has thirty years of experience in financial and executive roles in the biotechnology and energy industries, with substantial knowledge of public company management and corporate governance, and in designing, building, and managing financial processes, procedures, and infrastructure. Mr. Waddick most recently served as Executive Vice President and Chief Financial Officer for a private Ontario energy company where he was retained by the shareholders to refinance the company and establish a new strategic direction, as well as the appropriate financial infrastructure. During his tenure, he implemented two corporate restructurings, drove substantial earnings growth, and significantly reduced both cost of capital and debt levels. Mr. Waddick spent more than twelve years at Vasogen Inc., a biotechnology company focused on the research and commercial development of novel therapeutics for the treatment of heart failure and other inflammatory conditions. While serving as Chief Financial Officer and Chief Operating Officer, the company grew from start up to an organization employing over 250 employees that established the necessary systems and infrastructure to advance an anti-inflammatory therapy through to the completion of an international multi-center pivotal trial involving 2,500 patients. Vasogen went public on the TSX and the NASDAQ, raising over $200 million to support corporate development and reached a market capitalization of over US$ 1 billion. Prior to Vasogen, he held progressively senior financial positions at Magna International Inc. and Union Gas Limited. Mr. Waddick is a CPA and earned a business degree from Wilfrid Laurier University and a Master of Business Administration from York University.
Bernard Lim, BSc, PgDip, CEng (UK) — Chief Operating Officer
Mr. Lim is a senior executive with a proven track record of over thirty years in the life sciences industry spanning biotechnology, diagnostics, medical devices, and high-technology companies in North America and Europe. He was founder and CEO of a highly successful drug delivery company that he led from R&D through to commercialization and its eventual acquisition by Eli Lily. As Chair of the Board of Altus Assessments, he guided the company’s spinout from the university and its subsequent rapid growth to become market leader in the US and Canada. As Chair of the Board and CEO of AndersDx, a private UK-based technology company, he led its growth to a profitable enterprise. He is currently Chair of the Board of Front Line Medical Technologies, a vascular trauma company and board director of Aventamed (Ireland). Previously, Bernard was Senior Vice President, Operations for Vasogen, as well as head of UK operations for a technology multinational where he scaled its operations exponentially and delivered multifold improvements in quality and financial performance. He was also CEO of a glaucoma, Alzheimer’s and an in-vitro diagnostics company and prior to that was head of R&D for a leading neonatology and paediatrics company.
Guillermo Torre-Amione, MD, PhD — Director
Board certified in Cardiovascular Disease and Advanced Heart Failure/Transplant Cardiology, Dr. Guillermo Torre-Amione is former chief of the Heart Failure Division and former medical director of Cardiac Transplantation at the Houston Methodist DeBakey Heart & Vascular Center. He is a senior member at The Methodist Hospital Research Institute, full professor of medicine at the Weill Cornell Medical College of Cornell University, New York, and, more recently, became President of TecSalud, an academic medical center and medical school of the Instituto Tecnológico y de Estudios Superiores de Monterrey (ITESM) in Mexico. Dr. Torre-Amione spearheads the Gene and Judy Campbell Laboratory for Cardiac Transplant Research, where his primary areas of research include heart failure, cardiac transplantation, and the role of the immune response in modulating the progression of heart failure. He initiated a series of clinical studies that led to an FDA-approved phase II clinical trial of neurostimulation in heart failure, a novel approach to the treatment of patients with advanced heart failure. Dr. Torre-Amione received his medical degree from the ITESM and a doctorate degree in immunology from the University of Chicago. He has published more than 170 manuscripts in peer-reviewed journals. He currently divides his time between his clinical and academic activities at The Methodist Hospital and ITESM. Prior to being appointed to Cardiol’s Board of Directors, Dr. Torre-Amione was a member of the Corporation’s Scientific Advisory Board.
Iain Chalmers, MBA, BA, Bed, CAAP — Director
Mr. Iain Chalmers is currently a professor of Marketing and Alcohol Business Management at Centennial College in Toronto, Ontario as well as part owner of Niagara Falls Craft Distillery. He recently transitioned to teaching after spending nearly thirty years in the Consumer Packaged Goods business, where for over eight years, he was the Vice President of Marketing & Innovation for Diageo Canada, the world’s largest alcohol spirits company. Prior to this, he spent eleven years at Gillette/Procter & Gamble in various senior positions, including General Sales and Marketing Director for the Gillette Grooming Division. Iain is a

seasoned marketer and brand builder with experience in Canada and the U.S. He led the Business Development and Sales Planning function for Braun USA and worked in marketing and sales positions at Unilever and Wrigley Canada. While at Diageo Canada, he was recognized by Marketing Magazine as one of the top four Marketers in Canada, based on the strong creative output of his team and consistent business performance for global brands, including Guinness, Smirnoff, Crown Royal, and Captain Morgan. Working in the alcohol industry has given Iain extensive experience building brands in a highly government-regulated environment. He is a past member of the Association of Canadian Advertisers, Advertising Standards Canada (ASC) and was a member of the Judicial Committee for ASC. Iain holds a BA in Political Science from University of Western Ontario, a Graduate Certificate in Management from Harvard University, a Bachelor of Education and an MBA from Charles Sturt University, and is a Certified Advertising Agency Practitioner (CAAP) from the Institute of Canadian Advertising.
Peter Pekos, BSc, MSc — Director
Mr. Peter Pekos, is a veteran of the pharmaceutical services industry. In 1986, he was a founder of Dalton Pharma Services (Dalton). Over a period of 30 years, he directed Dalton’s growth based on strong client relationships. Dalton provides pharma and biotech clients with an array of integrated services in a world-class 42,000 square foot facility, with more than 110 employees, in the heart of one of North America’s largest biomedical clusters. This includes premium contract chemistry research, a full range of analytical support, medicinal chemistry, formulation, cGMP manufacture of solid dosage forms, and cGMP aseptic fill-in vials and syringes. Mr. Pekos is currently President and CEO of Dalton, guiding the evolution of the company to best serve the changing needs of its clients throughout the major global economies, including the world’s largest pharmaceutical companies. In 1983, he obtained a Chemistry/Biochemistry Double Specialist Degree with a Minor in Biology from the University of Toronto. In 1986, he completed a Master’s Degree in synthetic chemistry at York University, and with his Professor, Doug Butler, founded Dalton with a very modest amount of capital. The company used incubator facilities at York University, and initially manufactured and sold specialty chemical compounds. Mr. Pekos also founded Ashbury Biologicals. Inc., a phyto-pharmaceutical company, Jupiter Consumer Products, a company that targeted the development of adult-focused confections, and several other technology-based companies focused on advanced materials and pharmaceutical development tools. Mr. Pekos is currently on the board and was founding Chairman of ventureLAB, a Regional Innovation Center located at IBM’s York Region campus. VentureLAB guides government program delivery to support the innovation ecosystem for biotechnology and related industries in southern Ontario.
Deborah M. Brown, BSc, MBA, ICD.D — Director
Ms. Deborah Brown is Managing Partner of Accelera Canada Ltd., a specialty consultancy firm that assists emerging biopharma ventures with the development and implementation of their Canadian market strategy. She has extensive North American leadership experience, having held progressively senior roles at EMD Serono (a division of Merck KGaA, Merck Serono) from 2000 to 2014, including Executive Vice President of Neuroimmunology for the company’s U.S. operations, and President and General Manager of the company’s Canadian operations. During her 15 years at EMD Serono Canada, Ms. Brown led the organization through a period of unprecedented growth from a small $10-million affiliate to a mid-sized pharma business with a diversified portfolio generating $150 million in revenue. She led the successful and most critical product launch in Serono’s company history in the United States, resulting in a blockbuster product. In 2009, Ms. Brown was inducted into the Canadian Healthcare Marketing Hall of Fame and in 2012, she chaired the National Pharmaceutical Organization (now Innovative Medicines Canada) and served on its Board of Directors from 2007 to 2014. Currently, she sits on the boards of Oncolytics Biotech Inc., Sernova Corp., Cardiol Therapeutics, and the Hamilton-Burlington SPCA. Ms. Brown holds an MBA from University of Western Ontario’s Ivey School of Business, a B.Sc. (Hons) from the University of Guelph, and completed the Merck Executive MBA Program at the University of Hong Kong, INSEAD, and Northwestern University’s Kellogg School of Management. Most recently she completed and was awarded the Institute of Corporate Directors ICD.D designation from the Rotman School of Business (University of Toronto).
Thomas Moffatt, BBA — Chief Commercial Officer
Mr. Thomas (Tom) Moffatt is a senior operations and retailing executive with an extensive background in corporate mergers and acquisitions, franchise, corporate retail and consulting, particularly in the pharmaceutical environment. Mr. Moffatt gained extensive experience in franchise and corporate retailing during his tenure of more than 20 years at Shoppers, where he honed his analytical skills, specifically in the area of finance, marketing, communications, P&L, merchandising, and corporate strategy. He rose through the ranks from Director Operations Ontario West, to National Vice-President Operations and Strategy where he was charged with the repositioning of Shoppers in the Canadian market. Following his wide-ranging career at Shoppers, Tom joined World Vintners Inc. where he was Senior Vice-President Retail and Corporate Development, Corporate Secretary, and President Retail. From 2010 to 2015, he was Senior Director of Mergers and Acquisitions/Pharmacy Operations at Loblaw Companies Ltd. and participated in the successful acquisition of Shoppers. Prior to the Shoppers acquisition by Loblaw, he headed the analysis, negotiation, acquisition, and integration of the Zellers Pharmacy unit into the Loblaw pharmacy group. Mr. Moffatt was most recently the Chief Operating Officer and Vice President Operations at Rx Drug Mart Inc., where he was responsible for the growth, marketing, and development of all operations for more than 45 stores, including marketing, personnel, and strategic activities. Tom graduated from the Humber Institute of Technology and Applied Learning with a Bachelor of Business Administration and has completed the Executive Development Program at York University’s Schulich School of Business.
Colin G. Stott, BSc (Hons) — Director
Mr. Colin Stott is a veteran of the pharmaceutical and biotech industries, having almost 30 years’ experience in pre-clinical and clinical development, with specific expertise in the development of cannabinoid-based medicines, and 19 years’ experience in the field. Currently Chief Operating Officer of Alinova Biosciences Ltd, Mr. Stott is the former Scientific Affairs Director, International and R&D Operations Director for GW Pharmaceuticals plc (“GW Pharma”), a world leader in the development of cannabinoid therapeutics. As R&D Operations Director at GW Pharma for over 16 years, he was a key player in the development of their discovery and development pipeline, and was closely involved in the Marketing Authorization Application submission and approval of Sativex® and the New Drug Application submission of Epidiolex®, which was approved by the U.S. Food and Drug Administration as an orphan drug for the treatment of rare forms of paediatric epilepsy in June 2018, and the European Medicines Agency in September 2019 (as Epidyolex®). More recently, as Scientific Affairs Director, International, he was part of the Medical Affairs team responsible for the preparation of the international launch of Epidiolex®. Mr. Stott holds a BSc (Hons) in Medicinal & Pharmaceutical Chemistry and a Diploma in Industrial Studies from Loughborough University of Technology, U.K., as well as a Post Graduate Diploma in Clinical Research from the Welsh School of Pharmacy, Cardiff University, U.K. He has published over 20 research papers and is a named inventor on 17 international patent applications.
Corporate Cease-Trade Orders
None of our Directors or executive officers has, within the ten years prior to the date of this AIF, been a director, chief executive officer, or chief financial officer of any company (including Cardiol) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity) was the subject of a cease-trade order, an order similar to a cease-trade order, or an order that denied the company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days.
Corporate Bankruptcies
None of our Directors or executive officers has, within the ten years prior to the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold its assets, been a director or executive officer of any company, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold its assets.
Penalties or Sanctions
No Director or executive officer of the Corporation or Shareholder holding sufficient securities of the Corporation to affect materially the control of the Corporation has:

•
been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

•
been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest
Other than as described below, to the best of our knowledge, there are no known existing or potential conflicts of interest among us and our Directors, officers, or other members of Management as a result of their outside business interests except that certain of our Directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.
Peter Pekos, one of our Directors, founded Dalton in 1986 and continues to serve as its President and CEO. Cardiol and Dalton are parties to the Dalton Services Agreement pursuant to which Cardiol has subcontracted the manufacturing of its drug product candidates to Dalton. See “Commercialization Relationships — Dalton”.
AUDIT COMMITTEE INFORMATION
Charter of the Audit Committee
The full text of the current Terms of Reference for the Audit Committee is attached as Schedule A to this AIF.
Composition of the Audit Committee
The Corporation’s Audit Committee consists of three directors, all of whom are independent. They are also all financially literate in accordance with NI 52-110. The members of the Audit Committee are Deborah Brown (Chair), Guillermo Torre-Amione, and Colin Stott.
Relevant Education and Experience
See the respective biographies of each member of the Audit Committee in “Directors and Management — Biographies of Directors and Executive Officers” for a description of the experience that is relevant to the performance of their responsibilities as Audit Committee members.
Reliance on Certain Exemptions
At no time since the commencement of Cardiol’s most recently completed financial year has the Corporation relied on any of the exemptions provided in NI 52-110.
Audit Committee Oversight
At no time since the commencement of the Corporation’s most recently completed financial year have any recommendations by the Audit Committee respecting the appointment and/or compensation of the Corporation’s external auditors not been adopted by the board of directors of Cardiol.
Pre-Approval Policies and Procedures
The policy and procedures relating to the pre-approval of non-audit services provided to the Corporation are described in the Terms of Reference for the Audit Committee attached as Schedule A to this AIF.
External Auditor Service Fees
The aggregate fees billed by Cardiol’s external auditors in each of the last two fiscal years for audit fees are as follows:

Fee Category	Year Ended December 31, 2020		Year Ended December 31, 2019
Audit Fees		$90,000		$70,000
Audit-Related Fees		$40,000		$45,000
Tax Fees	$	nil	$	nil
All Other Fees		$20,000		$5,000
Total		$150,000		$120,000
“Audit Fees” are the aggregate fees billed by the Corporation’s external auditor for services provided for the audit of Cardiol’s annual financial statements.
“Audit-Related Fees” are the aggregate fees billed for assurance and related services by the Corporation’s external auditor that are reasonably related to the performance of the audit or review of the Corporation’s financial statements.
“Tax Fees” are the aggregate fees billed by Cardiol’s external auditor for tax compliance, tax advice and tax planning services.
“All Other Fees” are the aggregate fees billed by Cardiol’s external auditor for products and services not included in the other categories of fees described above such as work associated with the filing of prospectuses by the Corporation.
PROMOTERS
Mr. David Elsley and Dr. Eldon Smith may each be considered to be a promoter of the Corporation within the meaning of applicable securities legislation. As of the date hereof: Mr. Elsley owns 1,969,500 Common Shares, representing 5.38% of the outstanding Common Shares of the Corporation; and Dr. Smith owns 1,274,000 Common Shares, representing 3.48% of the outstanding Common Shares of the Corporation.
Effective as of the closing of the IPO, the Corporation began paying Mr. Elsley an annual salary of $450,000 pursuant to the terms of Mr. Elsley’s employment agreement with the Corporation. Dr. Smith, as a non-employee director and consultant of the Corporation, receives an annual fee of $300,000.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS
Cardiol was not involved in any legal proceedings during the year ended December 31, 2020 that had, or could have, a material adverse effect on Cardiol. Moreover, to the knowledge of Cardiol’s management, Cardiol is not currently involved in any outstanding, threatened or pending litigation that could have a material adverse effect on Cardiol.
To the knowledge of Cardiol, during the financial year ended December 31, 2020, there were no: (i) penalties or sanctions imposed against Cardiol by a court relating to securities legislation or by a securities regulatory authority; (ii) any other penalties or sanctions imposed by a court or regulatory body against Cardiol that would likely be considered important to a reasonable investor in making an investment decision; or (iii) settlement agreements Cardiol entered into before a court relating to securities legislation or with a securities regulatory authority.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
Except as described elsewhere in this AIF, there have been no related-party transactions in the three most recently completed financial years of Cardiol that required disclosure under any applicable Canadian securities laws other than disclosed in note 16 to Corporation’s 2020 audited consolidated financial statements, in note 15 to Corporation’s 2019 audited consolidated financial statements and note 14 to the Corporation’s 2018 audited financial statements, copies of which are available on SEDAR at www.sedar.com.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. and the register of transfers of the Common Shares is located in Toronto, Ontario. The warrant agent for the warrants is Computershare Trust Company of Canada and the register of transfers of the Warrants is located in Vancouver, British Columbia.
MATERIAL CONTRACTS
The following are material contracts of Cardiol required to be filed on SEDAR pursuant to NI 51-102:
1.
the Meros License Agreement (See “Business of Cardiol — Commercialization Relationships — Meros”),

2.
the Dalton Services Agreement (See “Business of Cardiol — Commercialization Relationships — Dalton”),

3.
the Purisys Exclusive Supply Agreement (See “Business of Cardiol — Commercialization Relationships — Purisys”),

4.
the CARO Development Agreement (See “Business of Cardiol — Commercialization Relationships — TecSalud (CARO Development Agreement)”), and

5.
the Warrant Indenture (See “Capital Structure — Share Purchase Warrants” for details regarding the Warrant Indenture.

Copies of the material contracts set out above are available under our profile on SEDAR at www.sedar.com.
INTERESTS OF EXPERTS
BDO is independent with respect to the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.
ADDITIONAL INFORMATION
Additional information relating to Cardiol may be found on SEDAR at www.sedar.com. Additional financial information is provided in Cardiol’s audited financial statements and management’s discussion and analysis for Cardiol’s most recently completed financial year, copies of which have been filed on SEDAR and are available at www.sedar.com.

SCHEDULE A
CARDIOL THERAPEUTICS INC.
(THE “CORPORATION”)
AUDIT COMMITTEE CHARTER
1.
POLICY STATEMENT

It is the policy of the Corporation to establish and maintain an Audit Committee (the “Committee”) to assist the directors (individually a “Director” and collectively the “Board”) of the Corporation in carrying out the Board’s oversight responsibility for the accounting, internal controls, financial reporting, audits of financial statements, and risk management processes of the Corporation.
The Committee shall be provided with resources commensurate with the duties and responsibilities assigned to it by the Board including appropriate administrative support. Without limiting the generality of the foregoing, the Corporation shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of: (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation; (b) compensation to any advisors engaged by the Committee under Section 4(c)(iii) of this charter; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
If determined appropriate by the Committee, it shall have the discretion to institute investigations of improprieties, or suspected improprieties, within the scope of its responsibilities, including the standing authority to retain special counsel or other experts. The Committee shall have unrestricted access to the Corporation’s External Auditors, is authorized to seek any information that it requires from any employee and all employees are directed to co-operate with any request made by the Committee.
2.
COMPOSITION OF COMMITTEE

(a)
The Committee shall be established by a resolution of the Board. The Committee shall consist of a minimum of three Directors. The Board shall appoint the members of the Committee and may seek the advice and assistance of the Corporate Governance Committee in identifying qualified candidates. The Board shall appoint one member of the Committee to be the chair of the Committee (the “Chair”). A description of the duties and responsibilities of the Chair are included in Schedule A.

(b)
All of the members of the Committee shall be Directors who are independent within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”), and the rules of any stock exchange or market on which the Corporation’s shares are listed or posted for trading (collectively, “Applicable Governance Rules”). In this charter, the term “independent” includes the meanings given to similar terms by Applicable Governance Rules, including the terms “non-executive”, “outside” and “unrelated” to the extent such terms are applicable under Applicable Governance Rules. No member of the Committee shall have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years.

(c)
All members of the Committee must be able to read and understand fundamental financial statements (including a balance sheet, income statement and cash flow statement) and read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

(d)
A Director appointed by the Board to the Committee shall be a member of the Committee until replaced by the Board or until his or her resignation.

3.
MEETINGS OF THE COMMITTEE

(a)
The Committee shall convene a minimum of four times each year at such times and places as may be determined by the Chair of the Committee and whenever a meeting is requested by the Board,

a member of the Committee, the auditors or senior management of the Corporation. Scheduled meetings of the Committee shall correspond with the review of the quarterly and year-end financial statements and management discussion and analysis.
(b)
Notice of each meeting of the Committee shall be given to each member of the Committee.

(c)
Notice of a meeting of the Committee shall:

   (i)
be in writing, which includes electronic communication facilities;

   (ii)
state the nature of the business to be transacted at the meeting in reasonable detail;

   (iii)
to the extent practicable, be accompanied by a copy of any documentation to be considered at the meeting; and

   (iv)
be given at least two business days prior to the time stipulated for the meeting or such shorter period as the members of the Committee may permit.

(d)
A quorum for the transaction of business at a meeting of the Committee shall consist of a majority of the members of the Committee. However, it shall be the practice of the Committee to require review, and, if necessary, approval of important matters by all members of the Committee.

(e)
A member or members of the Committee may participate in a meeting of the Committee by means of such telephonic, electronic, or other communication facilities as permits all persons participating in the meeting to communicate with each other. A member participating in such a meeting by any such means is deemed to be present at the meeting.

(f)
In the absence of the Chair of the Committee, the members of the Committee shall choose one of the members present to chair the meeting. In addition, the members of the Committee shall choose one of the persons present to be the secretary of the meeting.

(g)
The Committee may invite such persons to attend meetings of the Committee as the Committee considers appropriate, except to the extent exclusion of certain persons is required pursuant to this charter or by applicable laws.

(h)
The Committee may invite the External Auditors to be present at any meeting of the Committee and to comment on any financial statements, or on any of the financial aspects, of the Corporation.

(i)
The Committee (A) shall meet with the External Auditors separately from individuals other than the Committee, and (B) may meet separately with management of the Corporation.

(j)
Minutes shall be kept of all meetings of the Committee and shall be signed by the chair and the secretary of the meeting. The Chair of the Committee shall circulate the minutes of the meetings of the Committee to all members of the Board.

4.
DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

(a)
The Committee, in its capacity as a committee of the Board, is directly responsible for recommending to the Board the public accounting firm to be nominated for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (the “External Auditor”) as well as the compensation of the External Auditor. The Committee shall also be directly responsible for the oversight of the work of the External Auditor (including resolution of disagreements between management and the auditor regarding financial reporting) and each such External Auditor must report directly to the Committee.

(b)
The other primary duties and responsibilities of the Committee are to:

   (i)
identify and monitor the management of the principal risks that could impact the financial reporting of the Corporation;

(ii)
monitor the integrity of the Corporation’s financial reporting process and system of internal controls regarding financial reporting and accounting compliance;

(iii)
monitor the independence, objectivity, and performance of the External Auditors, including, without limitation: (A) ensuring the Committee’s receipt from the External Auditors at least annually of a formal written statement delineating all relationships between the External Auditors and the Corporation; (B) actively engaging in dialogue with the External Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor; and (C) taking, or recommending that the Board take, appropriate action to oversee the independence of the External Auditors;

(iv)
evaluate the performance of the External Auditors at least annually; deal directly with the External Auditors to approve external audit plans, other services (if any), and fees;

(v)
directly oversee the external audit process and results (in addition to items described in Section 4(e) below);

(vi)
provide an avenue of communication between the External Auditors, management, and the Board;

(vii)
review annually with management of the Corporation the anti-fraud, anti-bribery, anti-corruption, and risk assessment programs of the Corporation;

(viii)
carry out a review designed to ensure that an effective “whistle blowing” procedure exists to permit stakeholders to express any concerns regarding accounting or financial matters to an appropriately independent individual; and

(ix)
oversee all pension and retirement benefit plans if and when established.

(c)
The Committee shall have the authority to:

(i)
inspect any and all of the books and records of the Corporation and its subsidiaries;

(ii)
discuss with the management of the Corporation and its subsidiaries, any affected party and the External Auditors, such accounts, records, and other matters as any member of the Committee considers appropriate;

(iii)
engage independent counsel and other advisors as it determines necessary to carry out its duties; and

(iv)
set and pay the compensation for any advisors engaged by the Committee.

Relationship with the Board
(d)
The Committee shall, at the earliest opportunity after each meeting, report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board as considered appropriate.

Relationship with External Auditors
(e)
The Committee shall:

(i)
review the audit plan with the External Auditors and with management;

(ii)
review with the External Auditors the critical accounting policies and practices used by the Corporation, all alternative treatments of financial information within IFRS that the External Auditors have discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the External Auditors;

(iii)
discuss with management and the External Auditors any proposed changes in major accounting policies or principles, the presentation and impact of material risks and uncertainties and key estimates and judgments of management that may be material to financial reporting;

(iv)
review with management and with the External Auditors material financial reporting issues arising during the most recent financial period and the resolution or proposed resolution of such issues;

(v)
review any problems experienced or concerns expressed by the External Auditors in performing any audit, including any restrictions imposed by management or any material accounting issues on which there was a disagreement with management;

(vi)
review with the External Auditors any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the External Auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the External Auditors to the Corporation, or any other material written communication provided by the External Auditors to the Corporation’s management;

(vii)
review with senior management the process of identifying, monitoring, and reporting the principal risks affecting financial reporting;

(viii)
review and discuss with management and the External Auditors any off-balance sheet transactions or structures and their effect on the Corporation’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Corporation’s public filings;

(ix)
review the audited annual financial statements (including management discussion and analysis) and related documents in conjunction with the report of the External Auditors and obtain an explanation from management of all material variances between comparative reporting periods;

(x)
consider and review with management the internal control memorandum or management letter containing the recommendations of the External Auditors and management’s response, if any, including an evaluation of the adequacy and effectiveness of the internal financial controls and procedures for financial reporting of the Corporation and subsequent follow-up to any identified weaknesses;

(xi)
review with financial management and the External Auditors the quarterly unaudited financial statements and management discussion and analysis before release to the public;

(xii)
periodically meet separately with management and the External Auditors;

(xiii)
oversee the financial affairs of the Corporation and its subsidiaries and, if deemed appropriate, make recommendations to the Board, External Auditors, or management;

(xiv)
discuss with management and the External Auditors any correspondence with regulatory or governmental agencies that raise material issues regarding the Corporation’s financial statements or accounting policies;

(xv)
consider the recommendations of management in respect of the appointment and terms of engagement of the External Auditor;

(xvi)
pre-approve all audit and non-audit services to be provided to the Corporation or its subsidiaries by its External Auditors, or the External Auditors of subsidiaries of the Corporation, subject to the overriding principle that the External Auditors not be permitted to be retained by the Corporation to perform internal audit outsourcing services or financial information systems services; provided that notwithstanding the above, the foregoing pre-approval of non-audit services may be delegated to a member of the Committee, with any decisions of the member with the delegated authority reporting to the Committee at the next scheduled meeting;

(xvii)
approve the engagement letter for non-audit services to be provided by the External Auditors or affiliates of External Auditors, together with estimated fees, and consider the potential impact of such services on the independence of the External Auditors;
(xviii)
when there is to be a change of External Auditors, review all issues and provide documentation related to the change, including the information to be included in the notice of change of auditors and documentation required pursuant to the then current legislation, rules, policies and instruments of applicable regulatory authorities and the planned steps for an orderly transition period; and

(xix)
review all reportable events, including disagreements, unresolved issues and consultations, as defined by applicable laws, on a routine basis, whether or not there is to be a change of the External Auditors.

(f)
In connection with the public disclosure of financial information and other public disclosure, the Committee shall:

(i)
review the Corporation’s financial statements, management discussion and analysis, and annual and interim profit or loss press releases before the Corporation publicly discloses this information;

(ii)
review with management its evaluation of the Corporation’s procedures and controls designed to assure that information required to be disclosed in the Corporation’s periodic public reports is recorded, processed, summarized, and reported in such reports within the time periods specified by applicable securities laws for the filing of such reports (“Disclosure Controls”) and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls;

(iii)
establish a policy, which may include delegation to an appropriate member or members of management, for release of earnings press releases, as well as for the release of financial information and earnings guidance provided to analysts and rating agencies;

(iv)
satisfy itself that adequate procedures are in place for the review of the Corporation’s public information extracted from the Corporation’s financial statements, other than the public information reviewed in accordance with Section 4(f)(i), and periodically assess the adequacy of those procedures;

(v)
to the extent deemed appropriate, review and supervise the preparation by management of:

   (A)
the annual information forms, management information circulars, and annual and interim financial statements of the Corporation and any other information of the Corporation filed by the Corporation with the applicable securities regulators;

   (B)
press releases of the Corporation containing financial information, earnings guidance, forward- looking statements, information about operations, or any other material information;

   (C)
correspondence broadly disseminated to shareholders of the Corporation; and

   (D)
other relevant written and oral communications or presentations;

(vi)
before release, review and if appropriate, recommend for approval by the Board, all public disclosure documents containing audited or unaudited financial information, including any prospectuses, annual reports, annual information forms, management discussion and analysis, and press releases, focusing particularly on:

   (A)
any changes in accounting policies and practices;

   (B)
any important areas where judgment must be exercised;

   (C)
significant adjustments resulting from the audit;

   (D)
the going concern assumption, if any;

   (E)
compliance with accounting standards; and

   (F)
compliance with stock exchange and legal requirements.

(g)
The Committee shall enquire into and determine the appropriate resolution of any conflict of interest in respect of audit or financial matters which are directed to the Committee by any member of the Board, a shareholder of the Corporation, the External Auditors, or senior management.

(h)
The Committee shall periodically review with management the need for an internal audit function.

(i)
The Committee shall review the accounting and reporting of costs, liabilities, and contingencies of the Corporation.

(j)
The Committee shall periodically discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(k)
The Committee shall establish, monitor, and review policies and procedures for internal accounting, financial control, and management information.

(l)
The Committee shall periodically discuss with management the Corporation’s process for performing its quarterly certifications pursuant to Multilateral Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings.

(m)
The Committee shall review with the Chief Executive Officer and Chief Financial Officer of the Corporation any report on significant deficiencies in the design or operation of the internal controls that could adversely affect the Corporation’s ability to record, process, summarize, or report financial data, any material weaknesses in internal controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

(n)
The Committee shall establish and maintain procedures for:

   (i)
the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters;

   (ii)
the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

   (iii)
reviewing arrangements by which staff of the Corporation may, in confidence, raise concerns about possible improprieties in matters of financial reporting and ensuring that arrangements are in place for proportionate and independent investigation and follow-up action.

(o)
At each meeting of the Committee, the Committee shall review any complaints or concerns of employees of the Corporation regarding accounting, internal accounting controls, or auditing matters relating to the Corporation and violations of the Code of Business Conduct and Ethics of the Corporation and of any applicable law, rule, or regulation and shall follow the procedures established under the Corporation’s Whistleblower Policy regarding such concerns and complaints.

(p)
The Committee shall review all related-party transactions and discuss the business rationale for these transactions and determine whether appropriate disclosures have been made. For this purpose, the term “related-party transactions” includes any “material transaction” required to be disclosed under Item 13 of Form 51-102F2 under National Instrument 51-102 — Continuous Disclosure Obligations.

(q)
The Committee shall review the Corporation’s compliance and ethics programs, including consideration of legal and regulatory requirements, and shall review with management its periodic evaluation of the effectiveness of such programs.

(r)
The Committee shall, in consultation with the Corporate Governance Committee, review the Code of Business Conduct and Ethics and programs that management has established to monitor compliance with such code, and periodically, after consultation with the Corporate Governance Committee, make recommendations to the Board regarding the Code of Business Conduct and Ethics that the Committee shall deem appropriate.
(s)
The Committee shall review and approve the Corporation’s hiring policies regarding partners, employees, and former partners and employees of the present and former External Auditors.

(t)
The Committee shall receive any reports from legal counsel of evidence of a material violation of securities laws or breaches of fiduciary duty by the Corporation.

(u)
The Committee shall review with the Corporation’s legal counsel, on no less than an annual basis, any legal matter that could have a material impact on the Corporation’s financial statements and any enquiries received from regulators or government agencies.

(v)
The Committee shall assess, on an annual basis, the adequacy of this charter and the performance of the Committee.